Filed Pursuant to Rule 424(b)(3)
Registration No. 333-105855

The information in this prospectus supplement and the attached prospectus is not complete and may be changed. This prospectus supplement and the attached prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Before you purchase any of these securities, be sure you read this prospectus supplement and the attached prospectus, especially the risk factors beginning on page S-8 of this prospectus supplement and on page 9 of the prospectus.

A security is not a deposit and neither the securities nor the underlying motor vehicle loans are insured or guaranteed by the FDIC or any other governmental authority.

These securities are issued by the trust. The securities are obligations of the trust only and are not the obligation of any other person or entity.

No one may use this prospectus supplement to offer and sell these securities unless it is accompanied by the prospectus.

Subject to completion, dated May 28, 2004

Prospectus Supplement to Prospectus Dated May 28, 2004

$718,125,000

Fifth Third Auto Trust 2004-A

Fifth Third Bank, a Michigan banking corporation

Transferor

Fifth Third Bank, an Ohio banking corporation

Servicer

Fifth Third Auto Financing LLC

Seller

Citigroup Vehicle Securities Inc.

Depositor

The underwriters are offering the following notes by this prospectus supplement:

	Principal Amount	Interest Rate	Final Scheduled Distribution Date	Initial Public Offering Price(1)	Underwriting Discount		Proceeds to Depositor(1)(2)
Class A-1 Notes		$141,000,000%	June 2005%			%		%
Class A-2 Notes		$296,000,000%	March 2007%			%		%
Class A-3 Notes		$140,000,000%	February 2008%			%		%
Class A-4 Notes		$141,125,000%	October 2011%			%		%

Total		$718,125,000		$	$		$

(1)	Plus accrued interest, if any, from June , 2004.
(2)	Before deducting other expenses estimated at $ .

•	In addition to the offered notes described in the table above, the trust will also issue $20,625,000 aggregate principal amount of Class B % asset backed notes and a class of asset backed certificates, which are not being offered by this prospectus supplement.
•	The notes are secured by the assets of the trust, which consist primarily of motor vehicle retail installment sales contracts and retail installment loans secured by new and used automobiles and light–duty trucks.
•	The trust will pay interest and principal on the securities on the 20th day of each month, or if such day is not a business day, the next business day. The first distribution date will be July 20, 2004.

After the initial distribution of the offered notes, this prospectus and prospectus supplement may be used, to the extent required by law, by Fifth Third Securities, Inc., an affiliate of the transferor, the seller and the servicer, in connection with market making transactions in the offered notes. Fifth Third Securities, Inc. may act as principal or agent in these transactions. These transactions will be at market prices at the time of sale, not at the prices of the initial offering.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Citigroup
Fifth Third Securities	Morgan Stanley

The date of this prospectus supplement is June         , 2004.

i

READING THESE DOCUMENTS

We provide information on the offered notes in two documents that offer varying levels of detail:

1.	Prospectus – provides general information, some of which may not apply to the offered notes.

2.	Prospectus Supplement – provides a summary of the specific terms of the offered notes.

We suggest you read this prospectus supplement and the prospectus in their entirety. The prospectus supplement pages begin with “S”. If the terms of the offered notes described in this prospectus supplement vary from the accompanying prospectus, you should rely on the information in this prospectus supplement.

We include cross-references to sections in these documents where you can find further related discussions. Refer to the table of contents on page i in this document and on page 2 in the prospectus to locate the referenced sections.

The Glossary of Terms on page S-52 of this prospectus supplement and the Glossary of Terms on page 71 in the prospectus list definitions of certain terms used in this prospectus supplement or the prospectus.

We only intend the prospectus supplement to be an offer to sell or a solicitation of an offer to buy the offered notes if:

•	used in a jurisdiction in which such offer or solicitation is authorized,

•	the person making such offer or solicitation is qualified to do so, and

•	such offer or solicitation is made to anyone to whom it is lawful to make such offer or solicitation.

You should rely only on information on the offered notes provided in this prospectus supplement and the prospectus. We have not authorized anyone to provide you with different information.

In this prospectus supplement, the terms “we”, “us” and “our” refer to Citigroup Vehicle Securities Inc.

ii

SUMMARY OF TERMS OF THE SECURITIES

The following summary is a short description of the main terms of the offering of the securities. For that reason, this summary does not contain all of the information that may be important to you. To fully understand the terms of the offering of the securities, you will need to read both this prospectus supplement and the attached prospectus in their entirety.

Issuer

Fifth Third Auto Trust 2004-A, a Delaware statutory trust, will purchase from the depositor a pool of motor vehicle retail installment sales contracts and motor vehicle retail installment loans secured by new and used automobiles and light-duty trucks, which constitute the receivables. The receivables were originated by or though licensed dealers. The trust will rely upon collections on the receivables and the funds on deposit in certain accounts to make distributions on the securities. The trust will be solely liable for payment of the securities.

Depositor

Citigroup Vehicle Securities Inc., a Delaware corporation and an affiliate of Citigroup Global Markets Inc., will form the trust and transfer its right, title and interest in the receivables to the trust.

Offered Notes

The following notes are being offered by this prospectus supplement:

$141,000,000 Class A-1	% Asset Backed Notes
$296,000,000 Class A-2	% Asset Backed Notes
$140,000,000 Class A-3	% Asset Backed Notes
$141,125,000 Class A-4	% Asset Backed Notes

The Class A-1 Notes, Class A-2 Notes, Class A-3 Notes and Class A-4 Notes are collectively referred to as the “Class A Notes”. The Class A Notes are also referred to as the “offered notes”.

The offered notes will be book-entry securities clearing through DTC (in the United States) or Clearstream or Euroclear (in Europe) in minimum denominations of $1,000 and in greater whole-dollar denominations.

In addition to the offered notes, the trust will also issue $20,625,000 aggregate principal amount of Class B     % asset backed notes and asset backed certificates, which are not being offered by this prospectus supplement or the prospectus. The certificates will be entitled only to certain amounts remaining after payments on the notes and payment of trust expenses and other required amounts. The seller will initially hold the Class B Notes and the certificates.

Closing Date

The trust expects to issue the securities on June         , 2004.

Cutoff Date

The close of business on May 31, 2004.

Statistical Cutoff Date

The statistical information on the receivables to be transferred to the trust was prepared as of the close of business on April 30, 2004.

Transferor

Fifth Third Bank, a Michigan banking corporation (“Fifth Third (Michigan)”), will sell the receivables to the seller. The receivables were either originated through or purchased from licensed dealers by Fifth Third (Michigan) and its affiliates. See “Fifth Third’s Motor Vehicle Lending Business” in this prospectus supplement.

Seller

Fifth Third Auto Funding LLC, a Delaware limited liability company.

Servicer

Fifth Third Bank, an Ohio banking corporation (“Fifth Third (Ohio)”). See “The Servicer” in this prospectus supplement.

Owner Trustee

Wilmington Trust Company, a Delaware banking corporation.

Trust Administrator

Fifth Third (Ohio).

Custodian

Fifth Third (Ohio).

Indenture Trustee

The Bank of New York, a New York banking corporation.

Distribution Dates

On the 20th day of each month (or if the 20th day is not a business day, the next business day), the trust will pay interest and principal on the notes and make any required distributions on the certificates. For any distribution date, the related “collection period” is the calendar month preceding the calendar month in which that distribution date occurs.

First Distribution Date

The first distribution date will be July 20, 2004.

Record Dates

On each distribution date, the trust will pay interest and principal to the holders of the notes as of the related record date. The record date for the notes will be the day immediately preceding the distribution date. However, if definitive securities are issued for the notes, the record date will be the last day of the month immediately preceding the distribution date.

Interest Rates

The trust will pay interest on the offered notes at the respective fixed per annum rates specified on the cover of this prospectus supplement.

Interest Accrual

Class A-1 Notes

“Actual/360”, accrued from and including the prior distribution date (or the closing date, in the case of the first distribution date) to and excluding the current distribution date.

Class A-2 Notes, Class A-3 Notes, Class A-4 Notes and Class B Notes

“30/360”, accrued from and including the 20th day of the previous month (or the closing date, in the case of the first distribution date) to and excluding the 20th day of the current month.

This means that, if there are no outstanding shortfalls in the distribution of interest, the interest due on each distribution date for each class of notes will be the product of:

•	the outstanding principal amount of that class before any principal distributions are made on that distribution date;

•	the interest rate for that class; and

•	in the case of the Class A-1 Notes:

the actual number of days from and including the prior distribution date (or the closing date, in the case of the first distribution date) to and excluding the current distribution date, divided by 360; and

•	in the case of the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes and the Class B Notes:

30 (or in the case of the first distribution date,     ) divided by 360.

For a more detailed description of the distribution of interest, refer to the section of this prospectus supplement entitled “Description of the Notes—Distributions of Interest”.

Priority of Payments

From collections on the receivables received during the prior calendar month, amounts received in connection with receivable repurchases and amounts required to be withdrawn from the reserve account, the trust will pay the following amounts on each distribution date in the following order of priority:

1.	Servicing Fee—the servicing fee payable to the servicer;

2.	Other Trust Fees—the fees payable to the indenture trustee and the owner trustee, ratably (to the extent not previously paid by the trust administrator);

3.	Class A Note Interest—accrued and unpaid interest due on the Class A Notes for distribution ratably to the Class A Noteholders;

4.	First Allocation of Principal—to the principal distribution account an amount equal to the excess, if any, of (x) the outstanding principal amount of the Class A Notes over (y) the aggregate principal balance of the receivables;

5.	Class B Note Interest—accrued and unpaid interest due on the Class B Notes;

6.	Second Allocation of Principal—to the principal distribution account an amount equal to (1) the excess, if any, of (x) the outstanding principal amount of the Class A Notes and the Class B Notes over (y) the aggregate principal balance of the receivables minus (2) any amount deposited into the principal distribution account pursuant to the fourth item above;

7.	Reserve Account—to the reserve account, the amount, if any, necessary to reinstate the balance of the reserve account up to its required amount;

8.	Regular Principal Allocation—to the principal distribution account an amount equal to (1) the excess, if any, of (x) the outstanding principal amount of the Class A Notes and Class B Notes over (y) (A) the aggregate principal balance of the receivables, minus (B) the overcollateralization target amount with respect to such distribution date, minus (2) any amounts deposited into the principal distribution account pursuant to the fourth and sixth items above;

9.	Miscellaneous Expenses—to pay any accrued and unpaid fees, expenses and indemnification expenses of the indenture trustee and owner trustee, to the extent not otherwise paid, ratably; and

10.	Residual—any remaining funds to the certificateholders.

For a more detailed description of the priority of payments and the allocation of funds on each distribution date, you should refer to “Application of the Total Distribution Amount” in this prospectus supplement.

Principal Distributions

The aggregate amount of principal distributions to be made on all outstanding classes of notes on each distribution date from the principal distribution account will generally be allocated among the notes, concurrently, in a manner intended generally to maintain credit support, not including amounts on deposit in the reserve account, for each such class (after giving effect to such allocation) in an amount equal to the greater of (i) the overcollateralization target amount and (ii) the following respective approximate percentages of the pool balance (as of the end of the related collection period): 9.50% for the Class A Notes and 3.00% for the Class B Notes. As a result of this allocation, after the credit support for each class is met, the most subordinate class of outstanding notes may receive a disproportionately larger percentage of principal distributions than more senior classes of outstanding notes.

The amount of principal distributions allocated to the Class A Notes on each distribution date will generally be applied in the following order of priority:

(i)	to the Class A-1 Notes, until paid in full;

(ii)	to the Class A-2 Notes, until paid in full;

(iii)	to the Class A-3 Notes, until paid in full; and

(iv)	to the Class A-4 Notes, until paid in full.

However, the following exceptions to these general rules will apply:

•	No principal distributions will be made on the Class B Notes or any other subclass of Class A Notes on any distribution date until the Class A-1 Notes have been paid in full.

•	Any shortfall in the amount of funds available for principal distributions on any distribution date will reduce the principal distribution on the Class B Notes (up to the full amount allocable to the Class B Notes) before the principal distribution on the Class A Notes is reduced.

•	If the distribution date is a final scheduled distribution date for one or more classes of notes, all principal distributions will be made first to the most senior outstanding class of notes with that final scheduled distribution date until that class is paid in full.

•	If the notes are accelerated after an event of default (but prior to any liquidation of the receivables),

•	except if the event of default is a covenant default, principal distributions will be made first to the holders of the Class A-1 Notes until the Class A-1 Notes have been paid in full and second, to the holders of the Class A-2 Notes, Class A-3 Notes and Class A-4 Notes, ratably, until the outstanding principal amount of each of those subclasses of Class A Notes has been paid in full (and those distributions will be prior to any distributions of interest on the Class B Notes). Principal distributions will then be made to the holders of the Class B Notes until the outstanding principal amount of the Class B Notes has been paid in full; and

•	if the event of default is a covenant default, allocations of principal distributions among the Class A Notes and Class B Notes will be in the order and priority described in “—Priority of Payments” above and the first paragraph of “—Principal Distributions” above, but principal distributions will be allocated first to the holders of the Class A-1 Notes until the Class A-1 Notes have been paid in full and second, ratably among the holders of the Class A-2 Notes, Class A-3 Notes and Class A-4 Notes, rather than sequentially.

•	If, following an acceleration of the notes as a result of an event of default, the receivables are sold or the indenture trustee exercises certain other post-acceleration remedies (as outlined in this prospectus supplement and the prospectus), the money or property collected as a result of such sale or other exercise of remedies will be allocated in the order and priority described in “Description of the Notes—The Indenture—Priority of Payments Will Change upon Acceleration of Notes Following an Event of Default”.

For additional detail on some of the calculations described above and the special priority rules that would apply in a default situation, see “Description of the Notes—Distributions of Interest”, “— Distributions of Principal”, “—The Indenture” and “Application of the Total Distribution Amount—Priority of Payments—Priority of Payments Will Change upon Acceleration of the Notes after an Event of Default under the Indenture”.

Credit Enhancement

The credit enhancement for the securities will be as follows:

Subordination of Principal and Interest

As long as the Class A Notes remain outstanding,

•	distributions of interest on the Class B Notes are subordinated to distributions of interest and, under certain circumstances, principal on the Class A Notes and

•	distributions of principal on the Class B Notes are subordinated to distributions of interest and principal on the Class A Notes and distributions of interest on the Class B Notes.

As long as the notes remain outstanding, distributions on the certificates are subordinated to distributions of interest and principal on the notes.

For a more detailed discussion of the subordination of the securities and the priority of payments, including changes to the priority after certain events of default, you should read “Description of the Notes—Distributions of Interest” and “—Distributions of Principal” in this prospectus supplement.

Overcollateralization

On the closing date, the aggregate principal balance of the receivables as of the cutoff date will exceed the initial principal amount of the notes by approximately 1.50% of the aggregate principal balance of the receivables as of the cutoff date. This excess is called “overcollateralization.”

On any distribution date, the overcollateralization target amount will be equal to the greater of:

•	3.00% of the aggregate principal balance of the receivables on the last day of the prior calendar month; and

•	0.75% of the aggregate principal balance of the receivables as of the cutoff date.

Collections on the receivables will be applied to distributions of principal on the notes in a manner that is intended to increase the level of overcollateralization to the overcollateralization target amount, until the overcollateralization target amount is reached. After the first distribution date, the target amount of overcollateralization will decrease as the aggregate principal balance of the receivables decreases, until that target has been reduced to the floor set forth in the second bullet point above.

On any distribution date, the amount of overcollateralization, if any, will be available to absorb the notes’ share of losses from liquidated receivables, if those losses are not otherwise covered by excess collections from the receivables, if any. There can be no assurance, however, that the overcollateralization target amount will be achieved or, if achieved, that it will be sufficient to absorb any or all losses on liquidated receivables.

For a more detailed discussion of overcollateralization and the overcollateralization target amount, you should read “Application of the Total Distribution Amount—Overcollateralization” in this prospectus supplement.

Reserve Account

On the closing date, the trust will deposit an amount equal to 0.25% of the aggregate principal balance of the receivables as of the cutoff date into the reserve account.

On each distribution date, if collections on the receivables are insufficient to pay the first six items listed in “Priority of Payments” above, the indenture trustee will withdraw funds from the reserve account to pay such amounts. In addition, if the notes are accelerated after an event of default, the indenture trustee will withdraw all funds on deposit in the reserve account to make the payments described in “Description of the Notes—The Indenture—Priority of Payments Will Change upon Acceleration of Notes Following an Event of Default”.

The balance required to be on deposit in the reserve account on the closing date and on each distribution date thereafter will be 0.25% of the aggregate principal balance of the receivables as of the cutoff date.

On each distribution date, the indenture trustee will deposit into the reserve account, to the extent necessary to reinstate the required balance of the reserve account, any funds remaining after the first six items listed in “Priority of Payments” above are satisfied.

In addition, if the amount on deposit in the reserve account on any distribution date is equal to or greater than the aggregate outstanding principal amount of the notes – after giving effect to all distributions on that distribution date – the indenture trustee will withdraw from the reserve account the amount necessary to reduce the aggregate outstanding principal amount of the notes to zero.

For a more detailed description of the deposits to and withdrawals from the reserve account, you should refer to “Description of the Sale and Servicing Agreement—Reserve Account” in this prospectus supplement.

Optional Prepayment

The servicer has the option to purchase the outstanding receivables on any distribution date as of which the aggregate principal balance of the receivables is 10% or less of the aggregate principal balance of the receivables as of the cutoff date. The purchase price will equal the lesser of the fair market value of the receivables and the outstanding principal balance of the receivables plus interest accrued thereon. The servicer may exercise its purchase option only if the purchase price is sufficient to pay the full amount of unpaid principal and accrued and unpaid interest (including interest on any past due interest, to the extent lawful) in respect of all the notes and to pay any amounts due to the indenture trustee and the owner trustee. Upon such purchase, your notes will be prepaid in full.

Final Scheduled Distribution Dates

The trust is required to pay the entire principal amount of each class of offered notes, to the extent not previously paid, on the respective final scheduled distribution dates specified on the cover page of this prospectus supplement.

Property of the Trust

The property of the trust will include, among other items, the following:

•	the receivables and the collections on the receivables after the cutoff date;

•	security interests in the vehicles financed by the receivables;

•	bank accounts established for the trust; and

•	rights to proceeds under insurance policies that cover the receivables, the obligors under the receivables or the vehicles financed by the receivables.

Statistical Information

The statistical information in this prospectus supplement on the receivables to be transferred to the trust on the closing date is presented as of April 30, 2004. Additional receivables may be added to the pool of receivables to be transferred to the trust after the statistical cutoff date. In addition, certain receivables included in the statistical information may not be included in the receivables transferred to the trust on the closing date. As a result of this potential variation in the receivables to be transferred to the trust and the amortization of the receivables between the statistical cutoff date and the cutoff date, the statistical distribution of the characteristics of the receivables as of the cutoff date may vary from the statistical distribution of those characteristics as of April 30, 2004, although that variance will not be material. The aggregate principal balance of the receivables as of the statistical cutoff date was $767,696,833.80, and it is expected that the aggregate principal balance of the receivables as of the cutoff date will be at least $750,000,000.

The composition of the receivables as of the statistical cutoff date was as follows:

• Aggregate Principal Balance	$767,696,833.80
• Number of Receivables	52,799
• Average Principal Balance	$14,539.99
(Range)	$501.79 to $121,817.54
• Average Original Amount Financed	$18,608.34
(Range)	$5,000.00 to $127,183.59
• Weighted Average Contract Rate	6.031%
(Range)	5.498% to 12.500%
• Weighted Average Original Term	64 Months
(Range)	12 Months to 84 Months
• Weighted Average Remaining Term	51 Months
(Range)	2 Months to 84 Months
• Percentage of Aggregate Principal Balance of Receivables for New/Used Vehicles	48.2% / 51.7%

Servicer of the Receivables

The trust will pay the servicer a servicing fee on each distribution date for the previous month equal to  1/12 of 1.00% of the principal balance of the receivables at the beginning of the previous month; provided, that the servicing fee to be paid to the servicer on the first distribution date shall be an amount equal to 1.00% of the principal balance of the receivables as of the cutoff date, multiplied by a fraction, the numerator of which is the number of days from but not including the cutoff date to and including

June 30, 2004 and the denominator of which is 360. In addition to the servicing fee, the servicer will also be entitled to receive the net investment earnings on amounts on deposit in the trust’s bank accounts and generally will be entitled to retain any late fees, prepayment charges, extension fees, non-sufficient funds charges and other administrative fees or similar charges collected during each month.

Ratings

It is a condition to the issuance of the offered notes that:

•	Class A-1 Notes be rated in the highest short-term category by at least two nationally recognized rating agencies;

•	the Class A-2 Notes, Class A-3 Notes and Class A-4 Notes be rated in the highest long-term rating category by at least two nationally recognized rating agencies; and

•	the Class B Notes be rated “A” or its equivalent by at least one nationally recognized rating agency.

A rating is not a recommendation to purchase, hold or sell the offered notes, inasmuch as such rating does not comment as to market price or suitability for a particular investor. The ratings of the offered notes address the likelihood of the ultimate payment of principal and the timely payment of interest on the offered notes according to their terms. A rating agency rating the offered notes may lower or withdraw its rating in the future, in its discretion, as to any class of the offered notes.

Tax Status

Opinion of Counsel

Sidley Austin Brown & Wood LLP will deliver its opinion that for federal income tax purposes:

•	the offered notes will be characterized as debt to a noteholder (other than a noteholder who holds any of the asset backed certificates); and

•	the trust will not be characterized as an association (or a publicly traded partnership) taxable as a corporation.

Investor Representations

If you purchase the offered notes, you agree by your purchase that you will treat the notes as indebtedness for federal income tax purposes.

If you are considering purchasing the offered notes, you should refer to “Material Federal Income Tax Consequences” in this prospectus supplement and in the prospectus and “Certain State Tax Consequences” in this prospectus supplement for more details.

ERISA Considerations

The offered notes are generally eligible for purchase by employee benefit and other plans subject to the Employee Retirement Income Security Act of 1974, as amended, or to Section 4975 of the Internal Revenue Code, subject to the considerations discussed under “ERISA Considerations” in this prospectus supplement and the prospectus.

Legal Investment

The Class A-1 Notes will be eligible securities for purchase by money market funds under paragraph (a)(10) of Rule 2a-7 under the Investment Company Act of 1940, as amended.

Investor Information — Mailing Address and Telephone Number

The mailing address of the principal executive offices of Citigroup Vehicle Securities Inc., is 390 Greenwich Street, New York, New York 10013. Its telephone number is (212) 816-6000.

RISK FACTORS

You should consider the following risk factors in deciding whether to purchase any of the offered notes as well as the risk factors set forth in the prospectus.

Your Yield to Maturity May Be Reduced by Prepayments	The pre-tax yield to maturity is uncertain and will depend on a number of factors, including the following:

•       The rate of return of principal is uncertain. The amount of distributions of principal on the offered notes and the time when you receive those distributions depends on the amount and the times at which obligors make principal payments on the receivables. Each receivable provides that it is prepayable in full, by the obligor at any time. The rate of prepayments of the receivables may be influenced by a variety of economic, social and other factors. In addition, the transferor or the servicer may be obligated to repurchase receivables from the trust if a representation, warranty or covenant is breached. A higher than anticipated rate of prepayments of the receivables or repurchases by the transferor or the servicer will reduce the aggregate principal amount of the offered notes more quickly than expected and thereby reduce anticipated aggregate interest distributions on the offered notes.

You should consider that in the case of offered notes purchased at a discount, a slower than anticipated rate of principal payments on the receivables could occur and could result in an actual yield that is less than the anticipated yield.

You should also consider that in the case of offered notes purchased at a premium, a faster than anticipated rate of principal payments on the receivables could occur and could result in an actual yield that is less than the anticipated yield.

•       You may be unable to reinvest distributions in comparable investments. You alone will bear any reinvestment risks resulting from a faster or slower incidence of repayment of the offered notes. Such reinvestment risks include the risk that interest rates may be lower at the time you received distributions from the trust than interest rates would otherwise have been had such prepayments not been made or had such prepayments been made at a different time.

•       An early termination will shorten the life of your investment, which may reduce your yield to maturity. If the receivables are sold upon exercise of the servicer’s option to purchase the receivables, you will receive the principal amount of your notes plus accrued interest through the related interest accrual period. Because your notes will no longer be outstanding, you will not receive the additional interest distributions that you would have received had your notes remained outstanding. If you bought your notes at a premium, your yield to maturity will be lower than it would have been if the servicer’s option to purchase the receivables had not been exercised.

We Cannot Assure You That Your Notes Will Be Repaid on the Related Final Scheduled Distribution Date	It is expected that final payment of each class of offered notes will occur on or prior to the respective final scheduled distribution dates. Failure to make final payment of any class of notes by the respective final scheduled distribution dates will constitute an Event of Default under the indenture. See “Description of the Notes—The Indenture—Events of Default” in this prospectus supplement and “The Indenture—Rights upon Event of Default” in the prospectus. However, we cannot assure you that sufficient funds will be available to pay each class of offered notes in full on or prior to the respective final scheduled distribution dates. If sufficient funds are not available, final payment of any class of offered notes could occur later than such dates.

The Transferor’s Obligations are Limited	The transferor is not obligated to make any distributions of principal or interest on the offered notes. The transferor’s only obligation to make any payment in respect of the receivables is its obligation to repurchase from the trust those receivables with respect to which it breached certain representations, warranties or covenants. See “Description of the Sale and Servicing Agreement—Sale and Assignment of the Receivables” in this prospectus supplement. There is no guarantee, however, that the transferor will have the financial ability to repurchase any of those receivables.

Prepayments and Losses on Your Notes May Result from an Event of Default under the Indenture

An event of default under the indenture may result in

•       losses on your notes if the receivables are sold and the sale proceeds, together with any other assets of the trust, are insufficient to pay the amounts owed on the notes; and

• your notes being repaid earlier than scheduled, which may reduce your anticipated yield on your notes and require you to reinvest your principal at a lower rate of return.

	See “Description of the Notes—The Indenture” in this prospectus supplement and “The Indenture” in the prospectus.

Geographic Concentration May Result in More Risk to You	The servicer’s records indicate that the billing addresses of the obligors of the receivables as of the statistical cutoff date were in the following states:
		Percentage of Aggregate Principal Balance
	Michigan	35.68%
	Indiana	19.63%
	Illinois	12.61%
	Kentucky	8.14%
	Ohio	7.27%

	No other state, by those billing addresses, constituted more than 5% of the balance of the receivables as of the cutoff date. Economic conditions or other factors affecting these states in particular could adversely affect the delinquency, credit loss or repossession experience of the trust.

Your Receipt of Distributions on the Offered Notes Depends on the Servicer’s Ability to Make Collections on the Receivables	The trust’s receipt of collections in respect of the receivables, which will be used to make distributions on your offered notes, will depend on the skill and diligence of the servicer in making collections. If the servicer fails adequately to make collections for any reason, then payments to the trust in respect of the receivables may be delayed or reduced. In that event, it is likely that delays or reductions in the amounts distributed on your offered notes would result.

A Change in Servicer May Adversely Affect Collections on the Receivables	If Fifth Third (Ohio) is terminated as servicer pursuant to provisions in the sale and servicing agreement, or if Fifth Third (Ohio) resigns as servicer, a replacement servicer will have to be appointed to service the receivables on behalf of the trust. See “Description of the Sale and Servicing Agreement—Servicer Termination Events” for a description of such events.

Typically, a change in servicer results in a temporary disruption of servicing and may result in delays or losses in collections, which might cause delays in payments or losses on your notes.

Adverse Events with respect to Fifth Third (Ohio), Fifth Third (Michigan) or Their Affiliates Could Adversely Affect Your Notes	Adverse events with respect to Fifth Third (Ohio), Fifth Third (Michigan) or any of their affiliates may reduce the market value of your notes. In addition, certain adverse events with respect to Fifth Third (Ohio), Fifth Third (Michigan) or any of their affiliates could result in servicing disruptions or an inability on the part of Fifth Third (Ohio) or Fifth Third (Michigan) to perform their obligations under the transaction documents. If this were to occur, you may experience delays in payments or losses on your notes.

Insolvency of Fifth Third (Michigan) or Fifth Third (Ohio) Could Result in Delays in Distributions or Losses on Your Securities	Fifth Third (Ohio) intends that the transfer of receivables by it to Fifth Third (Michigan) will constitute a sale without recourse of all of its right, title and interest in and to the receivables to Fifth Third (Michigan). Fifth Third (Michigan) intends that the transfer of receivables by it to Fifth Third Auto Funding LLC will constitute a sale without recourse of all of its right, title and interest in and to the receivables to Fifth Third Auto Funding LLC. If Fifth Third (Ohio) or Fifth Third (Michigan) were to become insolvent, a conservator or receiver may be appointed which may be the FDIC. The FDIC, as conservator or receiver of Fifth Third (Ohio), might, in the case of the transfer by Fifth Third (Ohio) to Fifth Third (Michigan), take the position that the transfer of receivables did not constitute a “sale,” but rather was a borrowing by Fifth Third (Ohio) from Fifth Third (Michigan) secured by the receivables. The FDIC, as conservator or receiver of Fifth Third (Michigan), might, in the case of a transfer by Fifth Third (Michigan) to Fifth Third Auto Funding LLC, take the position that the transfer of receivables did not constitute a “sale,” but rather was a borrowing by Fifth Third (Michigan) from Fifth Third Auto Funding LLC secured by the receivables or an interest in the receivables.

Under the FDIA, the FDIC, as conservator or receiver of Fifth Third (Michigan) and Fifth Third (Ohio), would have the power to repudiate contracts and (as conservator) to request a stay of up to 45 days and (as receiver) to request a stay of up to 90 days, of any judicial action or proceeding involving an insolvent depository institution. This power to repudiate contracts could be interpreted by the FDIC to permit it to repudiate the transfers of the receivables described above.

Effective September 11, 2000, the FDIC adopted a rule that provides that if a bank’s transfer of receivables satisfies certain requirements then, notwithstanding the FDIC’s rights described above, the FDIC would not seek to reclaim, recover or recharacterize the receivables as property of the bank or of the bank’s receivership. Each of Fifth Third (Ohio) and Fifth Third (Michigan) has represented that its transfer of the receivables will comply in all material respects with the rule’s requirements. Nevertheless, under the rule, the FDIC, as conservator or receiver of Fifth Third (Ohio) or Fifth Third (Michigan), would still retain the right to take certain actions with respect to the receivables, including (i) to enforce the transfer and sale agreement and the other documents to which such bank is a party notwithstanding any provision thereof providing for termination, default, acceleration or exercise of rights upon, or solely by reason of, insolvency or the appointment of a conservator or receiver or (ii) to disaffirm or repudiate any such documents that imposes continuing obligations or duties on such bank in conservatorship or receivership.

If a requirement of the FDIC rule were found not to have been satisfied with respect to the transfer of receivables from Fifth Third (Ohio) to Fifth Third (Michigan), the FDIC, as conservator or receiver of Fifth Third (Ohio), might refuse to recognize that transfer. If a requirement of the FDIC rule were found not to have been satisfied with respect to the transfer of receivables from Fifth Third (Michigan) to Fifth Third Auto Funding LLC, the FDIC, as conservator or receiver of Fifth Third (Michigan), might refuse to recognize that transfer. If the FDIC were to refuse to recognize either such transfer, payments of principal and interest on your offered notes could be delayed or significantly reduced and you could experience significant losses on your notes.

In addition, in the event of a servicer termination event relating to the insolvency of the servicer, if no servicer termination event other than such conservatorship or receivership or insolvency exists, the conservator or receiver for the servicer may have the power to prevent the appointment of a successor servicer.

See “Important Regulatory Matters Relating to the Receivables” in this prospectus supplement.

Insolvency Could Cause Delays or Reductions in Distributions on the Notes

The transfer of the receivables from the seller to the depositor and from the depositor to the trust will be treated by the seller, the depositor and the trust as a sale of the receivables. In the event of an insolvency of the seller or the depositor, the trustee-in-bankruptcy of that entity may attempt to recharacterize the sale of the receivables by that entity for certain non-tax purposes as a borrowing by that entity secured by a pledge of the receivables. If the trustee-in-bankruptcy decided to legally challenge that transfer, delays in distributions on the notes and possible reductions in the amount payable under the receivables could occur. That attempt, even if unsuccessful, could result in delays in distributions to you.

In addition, if the servicer were terminated solely because a trustee-in-bankruptcy is appointed for the servicer, the trustee-in-bankruptcy might have the power to prevent either the indenture trustee or the trust from appointing a new servicer under the sale and servicing agreement.

Decreases in Market Value of the Financed Vehicles Will Increase Your Risk of Loss	Since the market value of a motor vehicle generally declines over time at a rate which does not directly correspond to the amortization of the related loan, the servicer may not recover the entire amount owing under a defaulted receivable. In such a case, the noteholders may suffer a corresponding loss. The market value of the financed vehicles could be or could become lower than the outstanding contract values of the receivables that they secure. Sufficiently high liquidation losses on the receivables will have the effect of reducing, and could eliminate, the protection against loss afforded to holders of the offered notes by the subordination of the Class B Notes and overcollateralization. Holders of the notes will bear the risk of loss resulting from default by obligors and will have to look primarily to the value of the related financed vehicles for recovery of the outstanding principal and unpaid interest on the defaulted receivables.

Possibility of Losses Because Neither the Servicer nor the Custodian Will Cause the Certificates of Title to be Amended or Reissued	The servicer initially will act as custodian of the receivables. The servicer, as custodian, will not cause the certificates of title of the financed vehicles securing the receivables to be amended or reissued. In the absence of amendments to the certificates of title, the trust may not have perfected security interests in the financed vehicles securing the receivables originated in some states. The trust’s not having a first priority perfected security interest in some of the financed vehicles may affect the trust’s ability to realize on the collateral securing the receivables and thus may reduce the proceeds to be distributed to noteholders. See “Certain Legal Aspects of the Receivables” in the prospectus.

You May Experience a Greater Risk of Loss On Your Securities as the Result of Recent or Threatened Terrorist Attacks or Outbreak of War	The effect of the conflict in and occupation of Iraq, risk of future terrorist attacks, and the rising tensions in other regions, such as Korea, on the performance of motor vehicle receivables is unclear, but there has been an adverse effect on general economic conditions, consumer confidence and general market liquidity. You should consider the possible effect of these events on the delinquency, default and prepayment experience of the receivables. In particular, under the Servicemembers Civil Relief Act, members of the military on active duty, including reservists, who have entered into a motor vehicle loan before entering into military service or, in the case of reservists, before being placed on active duty, may be entitled to reductions in interest rates (including certain fees and charges) to an annual rate of 6% and a stay of foreclosure and similar actions. In addition to adjusting the rate of interest, any interest in excess of the annual rate of 6% is forgiven. Because the Servicemembers Civil Relief Act covers obligors who enter military service (including reservists who are called to active duty) after origination of the motor vehicle loan, no information can be provided as to the number of receivables that may be affected. If an obligor’s obligation to repay a receivable is reduced, adjusted or extended, the servicer will not be required to cover such amounts. Any resulting shortfalls in interest or principal collections on the receivables will reduce the amount available to make distributions on your notes.

THE TRUST

Limited Purpose and Limited Assets

Fifth Third Auto Trust 2004-A is a statutory trust formed under the laws of the State of Delaware by a trust agreement, as amended and restated as of June 1, 2004 between the depositor and Wilmington Trust Company, as the owner trustee. The trust will be permitted to engage in only a limited number of activities, including:

•	acquiring and holding the assets of the trust, including the receivables, and the proceeds of those assets;

•	issuing and selling the notes and the certificates;

•	making distributions on the notes and the certificates; and

•	engaging in other activities that are necessary, suitable or convenient to accomplish any of the other purposes listed above or are in any way connected with those activities.

The trust will be capitalized by the issuance of the notes and the certificates. The trust will transfer the notes and certificates in accordance with the depositor’s instructions and in consideration of such transfer will receive (1) the depositor’s right, title and interest in the receivables under a sale and servicing agreement to be dated as of June 1, 2004 among the trust, the depositor, the indenture trustee, the seller, the trust administrator, the custodian and the servicer, and (2) the initial deposit in the Reserve Account. The servicer will service and administer the receivables under the sale and servicing agreement and will be compensated for acting as servicer. See “Description of the Sale and Servicing Agreement—Servicing Compensation and Expenses” in this prospectus supplement. Under the sale and servicing agreement, the servicer will also act as custodian of the receivables for the trust.

The trust property will also include:

•	the receivables and all monies received on the receivables after the cutoff date;

•	security interests in the financed vehicles;

•	the rights to any Liquidation Proceeds and any other proceeds, if any, from claims on certain extended warranty, theft and physical damage, credit life, disability or other insurance policies, if any, covering the receivables, the financed vehicles or the obligors, including any vendor’s single interest or other collateral protection insurance policy and Fifth Third GAP protection;

•	any property that shall have secured a receivable and that shall have been acquired by or on behalf of the Banks, the seller, the depositor, the servicer or the trust;

•	all documents and other items contained in the related receivable files;

•	all proceeds from any receivable purchased or repurchased by a dealer pursuant to a dealer agreement;

•	all of the seller’s and the depositor’s rights (but none of their respective obligations) under the transfer and sale agreement;

•	all of the depositor’s rights (but none of its obligations) under the receivables purchase agreement;

•	all funds on deposit from time to time held in the accounts maintained for the trust;

•	all accounts, money, chattel paper, securities, instruments, documents, deposit accounts, certificates of deposit, letters of credit, advices of credit, banker’s acceptances, uncertificated securities, general intangibles, contract rights, goods and other property consisting of, arising from or relating to any and all of the foregoing; and

•	any proceeds of the above items.

If the protection provided to the noteholders by the subordination of the Class B Notes, the intended overcollateralization and the Reserve Account is insufficient, the trust will have to look solely to payments contractually due from the obligors on the receivables and the proceeds from the repossession and sale of the financed vehicles that secure defaulted receivables in order to make distributions on the notes. In that event, various factors, such as the trust not having perfected security interests in the financed vehicles securing the receivables in all states, may affect the servicer’s ability to repossess and sell the collateral securing the receivables, and thus may reduce the proceeds that the trust can distribute to the noteholders and the certificateholders. See “Application of the Total Distribution Amount—Priority of Payments” and “Description of the Sale and Servicing Agreement—Reserve Account” in this prospectus supplement and “Some Important Legal Issues Relating to the Receivables” in the prospectus.

The obligations of the trust will not be guaranteed by, and you will have no recourse for those obligations against, the transferor, the seller, the depositor, the servicer, the owner trustee, the indenture trustee, any of their respective affiliates or any other person.

Capitalization of the Trust

The following table illustrates the capitalization of the trust as of the closing date, as if the issuance and sale of the offered notes had taken place on such date:

Class A-1 Notes	$141,000,000
Class A-2 Notes	$296,000,000
Class A-3 Notes	$140,000,000
Class A-4 Notes	$141,125,000
Class B Notes	$20,625,000

Total	$738,750,000

The Owner Trustee

Wilmington Trust Company will be the owner trustee under the trust agreement. Wilmington Trust Company is a Delaware banking corporation and its principal offices are located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. The owner trustee and its affiliates may maintain normal commercial banking relations with the depositor, the trust administrator, the indenture trustee, the servicer and their respective affiliates. The owner trustee will perform limited administrative functions under the trust agreement. The owner trustee’s liability in connection with the issuance and sale of the notes is limited solely to the express obligations of the owner trustee set forth in the trust agreement.

THE SELLER

Fifth Third Auto Funding, LLC, a wholly owned special purpose subsidiary of Fifth Third (Michigan), was formed on May 18, 2004 as a Delaware limited liability company. The principal place of business of the seller is at 1850 East Paris Avenue, SE, Kentwood, Michigan 49546. You may also reach the seller by telephone at (800) 972-3030.

THE TRANSFEROR

Fifth Third (Michigan) is a banking association chartered under the laws of the State of Michigan with its principal executive offices at 111 Lyon Street NW, Grand Rapids, Michigan, 45903. Its telephone number is (800) 972-3030. The transferor is subject to regulation and supervision by the State of Michigan Office of Financial and Insurance Services, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the FDIC.

The transferor is a wholly-owned subsidiary of Fifth Third Bancorp (“Bancorp”), an Ohio corporation headquartered in Cincinnati, Ohio.

THE RECEIVABLES POOL

The trust will own a pool of receivables consisting of motor vehicle retail installment sales contracts and motor vehicle installment loans secured by new and used automobiles and light-duty trucks. The pool will consist of the receivables that the transferor will sell to the seller, that the seller will in turn sell to the depositor on the closing date, and that the depositor will simultaneously transfer to the trust on the closing date. The receivables will include payments on the receivables that are made after the cutoff date.

Criteria Applicable to Selection of Receivables

The receivables were selected for inclusion in the pool by several criteria. These criteria include, among other things, the requirement that each receivable:

•	has a remaining term to maturity, as of the cutoff date, of at least 2 months and not more than 84 months;

•	an original maturity of not less than 12 months and not more than 84 months;

•	was originated after January 5, 1999;

•	is a fully-amortizing, fixed rate simple interest receivable that provides for level scheduled monthly payments (except for the last payment, which may be minimally different from the level payments) over its remaining term and, as of the cutoff date, had a contract rate of not less than 5.498% per annum or more than 12.500% per annum;

•	is secured by a financed vehicle that, as of the cutoff date, had not been repossessed without reinstatement of such receivable;

•	has not been identified in the records of the servicer as relating to an obligor who was in bankruptcy proceedings as of the cutoff date;

•	has no payment more than 30 days past due as of the cutoff date; and

•	has a remaining principal balance, as of the cutoff date, of at least $501.79 and not greater than $121,817.54.

The receivables were selected from the portfolio of retail installment loans for new and used vehicles acquired by Fifth Third from dealers or originated through dealers and serviced by the servicer, in each case meeting the criteria described above and in the prospectus. No selection procedures believed by the transferor to be materially adverse to the noteholders have been utilized in selecting the receivables. As of the statistical cutoff date, no receivable has a scheduled maturity later than April 29, 2011.

The aggregate principal balance of the receivables to be transferred to the trust on the closing date will be less than the aggregate principal balance of those receivables as of the statistical cutoff date because of the amortization of those receivables between the statistical cutoff date and the cutoff date. In addition, certain receivables included in the statistical information may not be included in the receivables transferred to the trust on the closing date. Receivables initially selected for transfer to the trust will not be included if they do not satisfy the eligibility criteria as of the cutoff date or the closing date, as applicable. Receivables may prepay in full between the statistical cutoff date and the cutoff date. In addition, the transferor may delete certain of the receivables from the final pool of receivables to be transferred to the trust and/or may select additional receivables to be transferred to the trust after the statistical cutoff date. As a result of these changes in the receivables to be transferred to the trust, the statistical distribution of the characteristics of the receivables as of the cutoff date may vary from the statistical distribution of those characteristics as of the statistical cutoff date, although that variance will not be material.

The geographical distribution, distribution by outstanding principal balance, distribution by contract rate, distribution by remaining term to maturity and distribution by original term to maturity of the receivables as of the statistical cutoff date are set forth in the following tables.

Geographic Distribution of the Receivables as of the Statistical Cutoff Date

State (1)	Number of Receivables	Principal Balance	Percentage of Aggregate Principal Balance (2)
Michigan	19,931	$273,881,636.30	35.68%
Indiana	11,011	150,710,873.92	19.63
Illinois	6,986	96,794,870.17	12.61
Kentucky	4,468	62,458,179.79	8.14
Ohio	3,411	55,801,322.85	7.27
Tennessee	1,568	29,585,114.02	3.85
North Carolina	1,160	22,183,615.95	2.89
Florida	800	14,846,915.33	1.93
Georgia	579	11,658,693.52	1.52
Kansas	620	11,219,868.45	1.46
South Carolina	583	11,188,149.57	1.46
Missouri	662	10,596,181.76	1.38
Other (3)	1,020	16,771,412.17	2.18

TOTALS	52,799	$767,696,833.80	100.00%

(1)	Based on the billing addresses of the obligors as of the statistical cutoff date.
(2)	May not add to 100.00% due to rounding.
(3)	Includes states with concentrations less than 1.00% by principal balance.

Distribution by Outstanding Principal Balance of the Receivables as of the Statistical Cutoff Date

Range of Principal Balance	Number of Receivables	Principal Balance	Percentage of Aggregate Principal Balance (1)
$ 0.00 – $5,000.00	2,221	$8,095,070.55	1.05%
$ 5,000.01 – $10,000.00	12,611	99,314,230.56	12.94
$10,000.01 – $15,000.00	17,252	214,290,128.73	27.91
$15,000.01 – $20,000.00	10,697	184,380,243.56	24.02
$20,000.01 – $25,000.00	5,480	121,836,477.42	15.87
$25,000.01 – $30,000.00	2,631	71,541,803.12	9.32
$30,000.01 – $35,000.00	1,102	35,375,767.66	4.61
$35,000.01 – $40,000.00	477	17,676,481.42	2.30
$40,000.01 – $45,000.00	200	8,394,138.64	1.09
$45,000.01 – $50,000.00	74	3,490,236.68	0.45
$50,000.01 – $121,817.54	54	3,302,255.46	0.43

TOTALS	52,799	$767,696,833.80	100.00%

(1)	May not add to 100.00% due to rounding.

Distribution by Contract Rate of the Receivables as of the Statistical Cutoff Date

Range of Contract Rates	Number of Receivables	Principal Balance	Percentage of Aggregate Principal Balance (1)
5.498 to 5.999%	29,472	$432,595,064.41	56.35%
6.000 to 6.499%	19,066	277,707,827.84	36.17
6.500 to 6.999%	4,224	56,914,594.92	7.41
7.000 to 7.499%	20	249,924.12	0.03
7.500 to 7.999%	8	80,200.87	0.01
8.000 to 12.500%	9	149,221.64	0.02

TOTALS	52,799	$767,696,833.80	100.00%

(1)	May not add to 100.00% due to rounding.

Distribution by Remaining Term to Maturity of the Receivables as of the Statistical Cutoff Date

Remaining Term to Maturity (in months)	Number of Receivables	Principal Balance	Percentage of Aggregate Principal Balance (1)
2 – 12	658	$1,998,144.54	0.26%
13 – 24	2,283	14,695,440.50	1.91
25 – 36	7,839	81,091,687.86	10.56
37 – 48	19,240	249,369,150.41	32.48
49 – 60	14,819	234,370,531.76	30.53
61 – 72	6,842	152,781,597.02	19.90
73 – 84	1,118	33,390,281.71	4.35

TOTALS	52,799	$767,696,833.80	100.00%

(1)	May not add to 100.00% due to rounding.

Distribution of Receivables by Original Term to Maturity as of the Statistical Cutoff Date

Original Term (in months)	Number of Receivables	Principal Balance	Percentage of Aggregate Principal Balance (1)
12 – 12	4	$11,901.37	0.00%
13 – 24	217	1,034,758.05	0.13
25 – 36	2,371	16,025,249.31	2.09
37 – 48	4,650	42,392,990.00	5.52
49 – 60	26,366	336,588,387.74	43.84
61 – 72	17,628	327,703,365.22	42.69
73 – 84	1,563	43,940,182.11	5.72

TOTALS	52,799	$767,696,833.80	100.00%

(1)	May not add to 100.00% due to rounding.

Delinquency, Loss and Repossession Information

The tables below summarize the delinquency, repossession and loss experience of the portfolio of indirect automobile receivables owned by Fifth Third (Michigan), Fifth Third (Ohio) and their respective affiliates and serviced by Fifth Third (Ohio). The data includes all automobile receivables currently owned by Fifth Third (Michigan), Fifth Third (Ohio) and their respective affiliates, whether originated, purchased or acquired as the result of bank mergers and reflects automobile receivables that were originated or underwritten under criteria that may be different from the receivables held by the trust. Accordingly, the delinquency and loss figures presented below may not be representative of the receivables included in the trust. The information should not be considered as a basis for assessing the likelihood, amount or severity of delinquency or losses on the receivables and no assurances can be given that the repossession, delinquency and loss experience presented in the following tables will be indicative of the actual experience on the receivables included in the trust.

Delinquency Experience (1)

	As of March 31,						As of December 31,
	2004		2003		2002		2003		2002
	Dollars	Percent	Dollars	Percent	Dollars	Percent	Dollars	Percent	Dollars	Percent
Principal Amount of Receivables Outstanding	$6,663,679,578	100.00%	$4,791,636,571	100.00%	$3,111,015,391	100.00%	$6,664,873,397	100.00%	$4,390,207,696	100.00%
Period of Delinquency
31-60 Days	$30,819,705	0.46%	$23,134,797	0.48%	$25,444,958	0.82%	$40,766,871	0.61%	$25,067,437	0.57%
61-90 Days	$10,977,141	0.17%	$6,275,403	0.13%	$5,858,929	0.19%	$15,302,604	0.23%	$7,067,955	0.16%
Over 90 Days	$8,530,713	0.13%	$4,480,308	0.09%	$3,727,147	0.12%	$9,347,787	0.14%	$5,460,276	0.12%
Total Delinquencies	$50,327,559	0.76%	$33,890,508	0.71%	$35,031,034	1.13%	$65,417,262	0.98%	$37,595,668	0.86%

(1)	Delinquencies include repossessions.

Net Credit Loss Experience

(Dollars in thousands)

	As of or for the Three Months Ended March 31, (1)			As of or for the Year Ended December 31,
	2004	2003	2002	2003	2002
Principal Amount of Receivables Outstanding	$6,663,679,578	$4,791,636,571	$3,111,015,391	$6,664,873,397	$4,390,207,696
Number of Receivables Outstanding	469,916	361,593	273,912	464,376	338,601
Average Month End Principal Amount of Receivables Outstanding	$6,666,715,394	4,652,786,343	3,021,335,105	$5,699,502,268	$3,684,844,187
Gross Charge-Offs	$11,813,543	$8,032,907	$8,166,884	$32,328,192	$30,586,691
Gross Charge-Offs as a percentage of the Principal Amount of Receivables Outstanding at Period End	0.71%	0.67%	1.05%	0.49%	0.70%
Gross Charge-Offs as a percentage of the Principal Amount of the Average Receivables Outstanding	0.71%	0.69%	1.08%	0.57%	0.83%
Recoveries	$3,356,440	$2,780,654	$4,746,336	$10,213,998	$14,975,618
Net Charge-Offs	$8,457,103	$5,252,253	$3,420,548	$22,114,194	$15,611,073
Net Charge-Offs as a percentage of the Principal Amount of Receivables Outstanding at Period End	0.51%	0.44%	0.44%	0.33%	0.36%
Net Charge-Offs as a percentage of the Principal Amount of the Average Receivables Outstanding	0.51%	0.45%	0.45%	0.39%	0.42%

(1)	Percentages reflected for three month periods ended March 31, 2004, March 31, 2003 and March 31, 2002 are annualized figures.

The data presented in the foregoing tables are for illustrative purposes only. Delinquency and loan loss experience may be influenced by a variety of economic, social and other factors. The mix of the credit quality of the obligors will vary from time to time and will affect losses and delinquencies. It cannot be assured whether the delinquency and loan loss information of Fifth Third (Michigan), Fifth Third (Ohio) and their respective affiliates, or that of the trust with respect to its receivables, in the future will be similar to that set forth above.

THE SERVICER

Fifth Third (Ohio) is a banking association chartered under the laws of the State of Ohio with its principal executive offices at 38 Fountain Square Plaza, Cincinnati, Ohio 45263. Its telephone number is (513) 579-5300. The servicer is subject to regulation and supervision by the Ohio Department of Commerce, Division of Financial Institutions, the Federal Reserve Board and the FDIC.

The servicer is a wholly-owned subsidiary of Bancorp. Bancorp is a financial holding company with assets totaling $94 billion as of March 31, 2004, making it among the 15 largest bank holding companies in the United States. As a registered financial holding company, Bancorp is subject to the supervision of the Federal Reserve Board. Bancorp is required to file with the Federal Reserve Board reports and other information regarding its business operations and the business operations of its subsidiaries.

Along with its affiliated companies, the servicer provides retail and commercial financial products and services through 960 banking offices in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, West Virginia and Tennessee.

Recent Events Concerning Fifth Third Bancorp

During 2003, eight putative class action complaints were filed in the United States District Court for the Southern District of Ohio against Bancorp and certain of its officers alleging violations of federal securities laws related to disclosures made by Bancorp regarding its integration of Old Kent Financial Corporation and its effect on Bancorp’s infrastructure, including internal controls, prospects and related matters. The complaints seek unquantified damages on behalf of putative classes of persons who purchased Bancorp’s common stock, attorneys’ fees and other expenses. Bancorp’s management believes there are substantial defenses to these lawsuits and intends to defend them vigorously. The impact of the final disposition of these lawsuits cannot be assessed at this time.

Bancorp and its subsidiaries are not parties to any other material litigation other than those arising in the normal course of business. While it is impossible to ascertain the ultimate resolution or range of financial liability with respect to these contingent matters, Bancorp’s management believes any resulting liability from these other actions would not have a material effect upon Bancorp’s consolidated financial position or results of operations.

On March 27, 2003, Bancorp announced that it and Fifth Third (Ohio) had entered into a Written Agreement with the Federal Reserve Bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions which outlined a series of steps to address and strengthen Bancorp’s risk management processes and internal controls. These steps included independent third-party reviews and the submission of written plans in a number of areas. These areas included Bancorp’s management, corporate governance, internal audit, account reconciliation procedures and policies, information technology and strategic planning. On April 7, 2004, Bancorp announced that the Federal Reserve Bank of Cleveland and the Ohio Department of Commerce, Division of Financial Institutions, have terminated the Written Agreement.

On November 12, 2002, Bancorp was informed by a letter from the SEC that the SEC was conducting an informal investigation regarding the after-tax charge of $54 million reported in Bancorp’s Form 8-K dated September 10, 2002 and the existence or effects of weaknesses in financial controls in Bancorp’s Treasury and/or Trust operations. Bancorp has responded to all of the SEC’s requests.

FIFTH THIRD’S MOTOR VEHICLE LENDING BUSINESS

General

The servicer and the transferor together have 17 separate divisions (collectively, “Fifth Third”) which purchase motor vehicle retail installment sales contracts from and originate motor vehicle installment loan notes through motor vehicle dealers (“dealers”). Such motor vehicle retail installment contracts and motor vehicle installment loan notes are referred to as “contracts”. Each contract is secured by a financed vehicle. Dealers generally originate contracts for Fifth Third and/or sell contracts to Fifth Third pursuant to agreements with dealers. Each dealer is required to meet certain minimum standards, and are periodically monitored by Fifth Third. Fifth Third provides vehicle and dealer financing to more than 465,000 customers through a network of more than 5,300 dealers.

Each dealer that originates contracts for Fifth Third has made representations and warranties with respect to the contracts and the security interests in the motor vehicles relating thereto. These representations and warranties do not relate to the creditworthiness of the obligors or the collectibility of the contracts. Upon breach of any representation or warranty made by a dealer with respect to a contract, Fifth Third has the right to require the dealer to purchase the contract. Generally, the dealer agreements do not provide for recourse against the dealer in the event of a default by the obligor.

Underwriting

Each application generated by a dealer is underwritten by Fifth Third in accordance with a single set of uniform underwriting policies established by Fifth Third (Ohio) for use by all of the Fifth Third originating divisions. These underwriting policies are intended to assess the applicant’s ability and willingness to repay the amounts due on the contract and to establish the adequacy of the financed vehicle as collateral. Each individual Fifth Third division is required to apply these centrally established underwriting policies to all of its originations of motor vehicle loans.

Fifth Third requires each applicant to complete an application form providing various items of general demographic information, financial information and employment history. In addition, specific information with respect to the motor vehicle to be financed is required. Fifth Third uses an automated decision algorithm for each application submitted. The results of the algorithm fall into four categories: Automated-Approval, Automated-Decline, Recommend-Approve or Recommend-Deny. The decisioning algorithm takes into account a number of factors, including FICO score, credit bureau report, a custom credit score, past vehicle borrowing experience, employment and residence stability, income level, total debt-to-income ratio and the proposed payment-to-income ratio. Fifth Third may conduct additional verification investigations as it deems necessary.

Fifth Third then analyzes each application for which an automatic decision was not made. Each application is reviewed, and a decision is made, by an underwriter based on Fifth Third (Ohio)’s uniform underwriting policies.

With respect to those applications that are approved, either by automatic decision or by an underwriter, the amount and terms of the financing to be offered are determined. Fifth Third will advance up to 115% of the asset value plus dealer additions based on the applicable FICO score. The available term for a contract is a function of the age of the motor vehicle and the applicable FICO score. Acceptable terms generally range from 24 to 84 months in length, but Fifth Third may occasionally approve loans with shorter terms.

Fifth Third (Ohio)’s single set of centrally established underwriting policies are intended to provide a consistent basis for lending decisions, but do not completely supersede all judgmental aspects of the credit granting process. Accordingly, certain contracts may not comply with all of these policies. Exceptions to Fifth Third (Ohio)’s uniform underwriting policies are made at the discretion of the credit underwriters with appropriate approval authority. Higher levels of authority are required for certain exceptions to established policies. Underwriting exceptions are monitored by senior management of Fifth Third (Ohio).

Servicing

Fifth Third (Ohio), as the servicer, will be responsible for managing, administering, servicing and making collections on the Receivables held by the Trust. Collection activities with respect to delinquent accounts are divided into the following areas: early-stage collections, mid-stage collections and late-stage collections. Under the servicer’s credit and collection policies, an account is past due when payments are not received by the due date. Using different variables such as loan balance, payment history, or late charges assessed, the servicer establishes calling campaign strategies for the automated dialing system (the “Autodialer”) in its collection of loans.

Depending on the perceived risk level of an obligor (based on the most recent FICO score) early-stage collection efforts can begin as early as 6 days past due or as late as 15 days past due. Since January 2004, accounts of obligors who have not made payment arrangements and that do not involve a dispute or other situation prohibiting placement generally have been outsourced to one of several outside collection agencies generally at or before the 38th to 40th day of delinquency. This outsourcing arrangement applies to all consumer loans and leases serviced by the servicer. Collection agencies and their performance are regularly reviewed and monitored by the servicer. The assigned collection agency is given 20 days to collect the total amount past due plus any late fees. Accounts not cured during this period are returned systematically to the internal collection unit for additional collection efforts.

Under the servicer’s current policy, accounts that are between 61 and 89 days past due are considered mid-stage collections where efforts are continued to contact the obligor and obtain payment arrangements by telephone and/or letters tailored to specific variables based on the term of delinquency and the history of the account.

Accounts that are 90 days or more past due are considered late-stage collections. A demand letter is sent on all accounts at approximately 90 days past due requesting the customer to send payment within 10 days. Repossession procedures usually begin when all other collection efforts are exhausted, and accounts are currently automatically assigned for repossession at 90 days past due.

Repossessions are carried out pursuant to applicable state law. The servicer uses unaffiliated independent contractors to perform repossessions. Some state laws provide an obligor with a right to redeem the repossessed motor vehicle. Motor vehicles that are not redeemed are remarketed through auction sales.

The current policy of the servicer is to charge-off all delinquent motor vehicle loans at the end of the month in which the account becomes 120 days delinquent unless the related motor vehicle has been repossessed, in which case the account would be charged down to the value of the vehicle if it has not been sold. If the servicer receives verifiable proof that a customer has filed for bankruptcy, then the account is referred to the servicer’s internal Bankruptcy Unit for special handling. Deficiency balances generally are pursued to the extent permitted by applicable law. Notwithstanding the foregoing, under certain circumstances a Receivable may not be deemed to be a “Liquidated Receivable” under the transaction documents until it is 180 days past due.

The servicer is currently in advanced negotiations to enter into an agreement with an established outsourcing company with offshore call center capabilities to handle calls relating to collections currently being made or received by the servicer. If negotiations reach a successful conclusion, then it is expected that beginning around August 2004 many, and by January 2005 all, outbound telephone calls for delinquent accounts between one and 59 days past due and all inbound calls relating to collections will be serviced by the outsourcing company, however, all notes and all activity will be input directly by service representatives into the servicer’s systems. This outsourcing arrangement will apply not only to auto loans but to the entire consumer loan and lease portfolio serviced by the servicer. All other servicing activities on accounts that are 60 or fewer days past due and all servicing of accounts that are more than 60 days past due will continue to be performed under the servicer’s customary practices. Although it is anticipated that any agreement with an outsourcing company will include the terms described above, because the servicer’s discussions have not been concluded, the final terms of any agreement with the outsourcing company are uncertain and may differ from the expected terms. All management and administration of collection strategies will remain with the servicer. As part of the company’s ongoing evaluation of opportunities to enhance its servicing and collection practices, the servicer may from time to time consider outsourcing additional responsibilities to third-party service providers.

Extension Policy

Contract extensions are considered an acceptable means of bringing a delinquent account into current status. The servicer follows specific procedures with respect to contract extensions, which are subject to revision from time to time. Where the servicer believes there has been a temporary interruption of the customer’s ability to make payments but the servicer believes there is also a renewed willingness and ability to repay, the servicer may grant an extension. Although the criteria for granting extensions is modified periodically, the servicer generally requires that (i) the account has been opened for a minimum of nine months, (ii) the account has not been previously extended in the last 12 months, (iii) the account has not been extended more than twice within the last five years and (iv) the account has made a minimum of three consecutive monthly payments or lump sum equivalent and such payments are not the result of an advance or loan from Fifth Third for this purpose. Delinquent accounts are generally extended automatically under the following circumstances: (i) there is a verified billing address error, (ii) the obligor has reaffirmed the contract in a bankruptcy proceeding, (iii) the contract has been confirmed as part of a Chapter 13 repayment plan, (iv) the obligor has made a minimum payment of a specified percentage of the regular minimum monthly payment or (v) the account is delinquent by a de minimis amount (currently, less than $10).

Extensions are considered to be single events and may extend multiple payments, but generally will not exceed more than three months. Extensions will not be granted if the related loan is deemed to be uncollectible or if the obligor is more than 90 days past due. All multiple-month extensions and extensions exceeding the policy require the approval of senior management within the collection center.

Prepayment Fees

Certain of the receivables provide for prepayment fees of at least $150 in the event of full prepayments greater than six months prior to term. Any such prepayment fee will be retained by the servicer as a Supplemental Servicing Fee. There are no prepayment fees imposed in the event of partial prepayments.

Physical Damage and Liability Insurance

The contract for each motor vehicle loan requires the obligor to keep the financed vehicle fully insured against theft, collision and comprehensive losses until the loan is paid in full or the servicer sells the vehicle. The amount of such insurance must be at least equal to the outstanding indebtedness of the loan or the replacement cost of the vehicle, whichever is less.

If an obligor fails to maintain the required physical loss and damage insurance, the servicer may at its option obtain physical loss and damage insurance covering the related financed vehicle. Insurance obtained by a servicer is commonly referred to as “force-placed insurance” or “collateral protection insurance”, and the obligor is required to pay the premium for the insurance coverage. The servicer will be required to administer its collateral protection insurance program in accordance with all applicable law and in accordance with the terms of the related contracts. However, the servicer is not obligated to obtain collateral protection insurance. Consequently, there can be no assurance that each financed vehicle will continue to be covered by physical damage insurance provided by the obligor or obtained by the servicer during the entire term during which the related contract is outstanding.

Debt Cancellation Insurance

Fifth Third offers to obligors the opportunity to purchase an insurance policy or debt cancellation agreement which provides for the cancellation or payment of all or a portion of the remaining Principal Balance of the relevant contract in the event of a casualty with respect to the related Financed Vehicle after application of any casualty insurance proceeds to the amount due on the contract. The premium for this debt cancellation agreement is generally included in the amount financed under the contract. The servicer will deposit any amounts paid or cancelled under a debt cancellation agreement in respect of any of the Receivables into the Collection Account for distribution on the related distribution date.

THE DEPOSITOR

The depositor, Citigroup Vehicle Securities Inc., is a bankruptcy-remote, special purpose Delaware corporation. The depositor was incorporated in the State of Delaware on April 9, 2003. The principal executive offices of the depositor are located at 390 Greenwich Street, New York, New York 10013; telephone (212) 816-6000.

USE OF PROCEEDS

The net proceeds to be received by the depositor from the sale of the offered notes to the underwriters will be applied by the depositor to purchase the receivables from the seller and to cause the funding of the initial deposit in the Reserve Account. The trust will transfer the notes and certificates in accordance with the depositor’s instructions and in consideration of such transfer will receive (1) the depositor’s right, title and interest in the receivables under the sale and servicing agreement and (2) the initial deposit in the Reserve Account.

HOW YOU CAN COMPUTE YOUR PORTION OF THE AMOUNT OUTSTANDING ON THE NOTES

The indenture trustee will provide to you in each report that it will deliver to you a factor that you can use to compute your portion of the principal amount outstanding on your class of notes.

Notes

How the Servicer Computes the Factor For Your Class of Notes. The servicer will compute a separate factor for each class of notes. The factor for each class of notes will be a seven-digit decimal which the servicer will compute prior to each distribution with respect to such class of notes indicating the remaining outstanding principal amount of such class of notes, as of the applicable distribution date. The servicer will compute the factor after giving effect to distributions to be made on such distribution date, as a fraction of the initial outstanding amount of such class of notes.

Your Portion of the Outstanding Amount of the Notes. For each note you own, your portion of the principal amount outstanding of that class of notes is the product of —

•	the original denomination of your note; and

•	the factor relating to your class of notes computed by the servicer in the manner described above.

The Factors Described Above Will Decline as the Trust Makes Distributions on the Notes

Each of the factors described above will initially be 1.0000000. They will then decline to reflect reductions in the outstanding principal amount of the applicable class of notes.

These amounts will be reduced over time as a result of scheduled payments, prepayments, purchases of the receivables by the transferor or the servicer and liquidations of the receivables.

MATURITY AND PREPAYMENT CONSIDERATIONS

Additional information regarding certain maturity and prepayment considerations with respect to the securities is set forth under “Maturity and Prepayment Considerations” in the prospectus.

No principal will be paid on any other class of notes until the Class A-1 Notes are paid in full. After the Class A-1 Notes have been paid in full, amounts on deposit in the Principal Distribution Account on any distribution date will be divided among the Class A Notes and Class B Notes according to the payment priority provisions described under “Description of the Notes—Distributions of Principal” in this prospectus supplement. In addition, no principal distributions will be made

•	on the Class A-3 Notes until the Class A-2 Notes have been paid in full;

•	on the Class A-4 Notes until the Class A-3 Notes have been paid in full.

Consequently, a portion of the principal of the Class B Notes may be paid before payment in full of the Class A-2 Notes, Class A-3 Notes and Class A-4 Notes. See “Description of the Notes—Distributions of Principal”. However, if the notes are accelerated after an Event of Default, principal distributions will be applied first to the payment of the Class A-1 Notes until the outstanding principal amount of the Class A-1 Notes is reduced to zero, and then ratably (rather than sequentially) to the Class A-2 Notes, Class A-3 Notes and Class A-4 Notes, on the basis of the respective outstanding principal amounts of each of those subclasses of Class A Notes. In addition, if the notes are accelerated after an Event of Default other than a covenant default, the Class A noteholders must be paid in full before any distributions of interest or principal may be made on the Class B Notes. See “Application of the Total Distribution Amount” and “Description of the Notes—The Indenture—Priority of Payments Will Change upon Acceleration of Notes Following an Event of Default” in this prospectus supplement.

Since the rate of payment of principal of each class of notes depends on the rate of payment (including prepayments) of the principal balance of the receivables, final payment of any class of offered notes could occur significantly earlier than the respective final scheduled distribution dates.

Risks of Slower or Faster Repayments. Holders of the offered notes should consider —

•	in the case of notes purchased at a discount, the risk that a slower than anticipated rate of principal payments on the receivables could result in an actual yield that is less than the anticipated yield; and

•	in the case of notes purchased at a premium, the risk that a faster than anticipated rate of principal payments on the receivables could result in an actual yield that is less than the anticipated yield.

Weighted Average Life of the Offered Notes

The following information is given solely to illustrate the effect of prepayments of the receivables on the weighted average life of the offered notes under the stated assumptions and is not a prediction of the prepayment rate that might actually be experienced by the receivables.

Prepayments on motor vehicle receivables can be measured relative to a prepayment standard or model. The model used in this prospectus supplement, the Absolute Prepayment Model (“ABS”), represents an assumed rate of prepayment each month relative to the original number of receivables in a pool of receivables. ABS further assumes that all the receivables are the same size and amortize at the same rate and that each receivable in each month of its life will either be paid as scheduled or be prepaid in full. For example, in a pool of receivables originally containing 10,000 receivables, a 1% ABS rate means that 100 receivables prepay each month. ABS does not purport to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of assets, including the receivables.

The rate of payment of principal of each class of offered notes will depend on the rate of payment (including prepayments) of the principal balance of the receivables. For this reason, final payment of any class of offered notes could occur significantly earlier than their respective final scheduled distribution dates. The holders of the offered notes will exclusively bear any reinvestment risk associated with early payment of their notes.

The tables (collectively, the “ABS Tables”) captioned “Percent of Initial Note Principal Amount at Various ABS Percentages” have been prepared on the basis of the characteristics of the receivables. The ABS Tables assume that —

•	the receivables prepay in full at the specified constant percentage of ABS monthly, with no defaults, losses or repurchases;

•	each scheduled monthly payment on the receivables is made on the last day of each month and each month has 30 days;

•	distributions on the notes are made on each distribution date (and each distribution date is assumed to be the 20th day of the applicable month);

•	the notes are issued on the closing date and will begin to accrue interest on that date; and

•	no Event of Default resulting in an acceleration of the notes occurs.

The ABS Tables indicate the projected weighted average life of each class of notes and sets forth the percent of the initial principal amount of each class of notes that is projected to be outstanding after each of the distribution dates shown at various constant ABS percentages.

The ABS Tables also assume that the receivables have been aggregated into hypothetical pools with all of the receivables within each such pool having the following characteristics and that the level scheduled monthly payment for each of the pools (which is based on its aggregate principal balance, weighted average contract rate of interest, weighted average original term to maturity and weighted average remaining term to maturity as of the cutoff date) will be such that each pool will be fully amortized by the end of its remaining term to maturity. The pools have an assumed statistical cutoff date of April 30, 2004.

Pool	Aggregate Principal Balance	Weighted Average Contract Rate of Interest	Weighted Average Remaining Term to Maturity (In Months)	Weighted Average Seasoning (In Months)
1	$10,316,002.82	6.019%	18	24
2	49,305,941.51	6.025	33	24
3	166,612,866.30	6.034	42	19
4	38,514,809.48	6.106	53	17
5	18,666,917.04	5.960	29	12
6	71,057,291.14	5.994	45	12
7	177,758,491.85	6.038	55	9
8	126,705,035.48	6.039	65	7
9	22,020,403.99	6.085	77	7
10	264,357.45	5.982	22	2
11	1,470,445.39	5.927	34	2
12	2,984,595.15	5.980	46	2
13	13,113,511.39	5.926	58	1
14	22,135,707.00	5.883	68	1
15	10,600,169.89	6.060	81	2
16	1,882,630.35	6.116	17	32
17	13,624,846.71	6.121	31	29
18	2,965,977.06	6.307	40	28

The actual characteristics and performance of the receivables will differ from the assumptions used in constructing the ABS Tables. The assumptions used are hypothetical and have been provided only to give a general sense of how the principal cash flows might behave under varying prepayment scenarios. For example, it is very unlikely that the receivables will prepay at a constant level of ABS until maturity or that all of the receivables will prepay at the same level of ABS. Moreover, the diverse terms of receivables within each of the hypothetical pools could produce slower or faster principal distributions than indicated in the ABS Tables at the various constant percentages of ABS specified, even if the weighted average original and weighted average remaining terms to maturity of the receivables are as assumed. Any difference between those assumptions and the actual characteristics and performance of the receivables, or actual prepayment experience, will affect the percentages of initial principal amounts outstanding over time and the weighted average lives of each class of offered notes.

Percent of Initial Note Principal Amount at Various ABS Percentages

	Class A-1 Notes				Class A-2 Notes
Distribution Date	0.50%	1.00%	1.50%	2.00%	0.50%	1.00%	1.50%	2.00%
Closing Date	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
July 2004	86.08	82.86	79.03	74.33	100.00	100.00	100.00	100.00
August 2004	72.20	65.88	58.41	49.22	100.00	100.00	100.00	100.00
September 2004	58.41	49.15	38.18	24.73	100.00	100.00	100.00	100.00
October 2004	44.72	32.64	18.37	0.86	100.00	100.00	100.00	100.00
November 2004	31.13	16.38	0.00	0.00	100.00	100.00	99.58	89.65
December 2004	18.39	1.49	0.00	0.00	100.00	100.00	91.21	79.58
January 2005	6.32	0.00	0.00	0.00	100.00	93.84	83.01	69.77
February 2005	0.00	0.00	0.00	0.00	97.29	87.05	74.97	60.23
March 2005	0.00	0.00	0.00	0.00	91.60	80.35	67.11	50.95
April 2005	0.00	0.00	0.00	0.00	85.94	73.75	59.41	41.94
May 2005	0.00	0.00	0.00	0.00	80.30	67.24	51.88	33.20
June 2005	0.00	0.00	0.00	0.00	74.70	60.83	44.53	24.73
July 2005	0.00	0.00	0.00	0.00	69.13	54.51	37.35	16.53
August 2005	0.00	0.00	0.00	0.00	63.58	48.28	30.34	8.60
September 2005	0.00	0.00	0.00	0.00	58.07	42.15	23.50	1.03
October 2005	0.00	0.00	0.00	0.00	52.59	36.12	16.85	0.00
November 2005	0.00	0.00	0.00	0.00	47.14	30.18	10.37	0.00
December 2005	0.00	0.00	0.00	0.00	41.76	24.37	4.09	0.00
January 2006	0.00	0.00	0.00	0.00	36.58	18.81	0.00	0.00
February 2006	0.00	0.00	0.00	0.00	31.43	13.34	0.00	0.00
March 2006	0.00	0.00	0.00	0.00	26.31	7.96	0.00	0.00
April 2006	0.00	0.00	0.00	0.00	21.23	2.68	0.00	0.00
May 2006	0.00	0.00	0.00	0.00	16.18	0.00	0.00	0.00
June 2006	0.00	0.00	0.00	0.00	11.16	0.00	0.00	0.00
July 2006	0.00	0.00	0.00	0.00	6.17	0.00	0.00	0.00
August 2006	0.00	0.00	0.00	0.00	1.27	0.00	0.00	0.00
September 2006	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Weighted Average Life(1)
To 10% Call	0.35	0.30	0.25	0.21	1.43	1.21	1.00	0.82
To Maturity	0.35	0.30	0.25	0.21	1.43	1.21	1.00	0.82

(1)	The weighted average life of a note is determined by (a) multiplying the amount of each principal distribution on a note by the number of years from the date of the issuance of the note to the related distribution date, (b) adding the results and (c) dividing the sum by the related initial principal amount of the note.

Percent of Initial Note Principal Amount at Various ABS Percentages

	Class A-3 Notes				Class A-4 Notes
Distribution Date	0.50%	1.00%	1.50%	2.00%	0.50%	1.00%	1.50%	2.00%
Closing Date	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
July 2004	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
August 2004	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
September 2004	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
October 2004	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
November 2004	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2004	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
January 2005	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
February 2005	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
March 2005	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
April 2005	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
May 2005	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
June 2005	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
July 2005	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
August 2005	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
September 2005	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
October 2005	100.00	100.00	100.00	87.65	100.00	100.00	100.00	100.00
November 2005	100.00	100.00	100.00	73.68	100.00	100.00	100.00	100.00
December 2005	100.00	100.00	100.00	60.26	100.00	100.00	100.00	100.00
January 2006	100.00	100.00	96.55	47.51	100.00	100.00	100.00	100.00
February 2006	100.00	100.00	85.07	35.29	100.00	100.00	100.00	100.00
March 2006	100.00	100.00	73.93	23.60	100.00	100.00	100.00	100.00
April 2006	100.00	100.00	63.14	12.58	100.00	100.00	100.00	100.00
May 2006	100.00	95.37	52.70	2.12	100.00	100.00	100.00	100.00
June 2006	100.00	85.35	42.61	0.00	100.00	100.00	100.00	92.24
July 2006	100.00	75.52	32.87	0.00	100.00	100.00	100.00	82.89
August 2006	100.00	65.88	23.49	0.00	100.00	100.00	100.00	74.05
September 2006	92.97	56.45	14.46	0.00	100.00	100.00	100.00	65.98
October 2006	83.32	47.21	5.79	0.00	100.00	100.00	100.00	58.35
November 2006	73.73	38.17	0.00	0.00	100.00	100.00	97.51	51.17
December 2006	64.59	29.63	0.00	0.00	100.00	100.00	89.84	44.54
January 2007	55.52	21.28	0.00	0.00	100.00	100.00	82.51	38.35
February 2007	46.75	13.30	0.00	0.00	100.00	100.00	75.59	33.01
March 2007	38.05	5.51	0.00	0.00	100.00	100.00	69.01	27.93
April 2007	30.26	0.00	0.00	0.00	100.00	98.50	62.98	23.48
May 2007	22.55	0.00	0.00	0.00	100.00	91.72	57.26	19.29
June 2007	14.89	0.00	0.00	0.00	100.00	85.11	51.84	15.38
July 2007	7.29	0.00	0.00	0.00	100.00	78.67	46.72	11.74
August 2007	0.00	0.00	0.00	0.00	99.75	72.40	41.90	8.38
September 2007	0.00	0.00	0.00	0.00	92.33	66.30	37.33	5.48
October 2007	0.00	0.00	0.00	0.00	84.96	60.37	32.69	2.80
November 2007	0.00	0.00	0.00	0.00	77.69	54.64	28.38	0.33
December 2007	0.00	0.00	0.00	0.00	70.48	49.09	24.42	0.00
January 2008	0.00	0.00	0.00	0.00	65.49	45.03	21.11	0.00
February 2008	0.00	0.00	0.00	0.00	60.53	41.09	18.02	0.00
March 2008	0.00	0.00	0.00	0.00	55.61	37.19	15.14	0.00
April 2008	0.00	0.00	0.00	0.00	51.59	33.69	12.69	0.00
May 2008	0.00	0.00	0.00	0.00	47.63	30.32	10.43	0.00
June 2008	0.00	0.00	0.00	0.00	43.71	27.05	8.34	0.00
July 2008	0.00	0.00	0.00	0.00	39.82	23.89	6.43	0.00
August 2008	0.00	0.00	0.00	0.00	35.75	20.82	4.72	0.00
September 2008	0.00	0.00	0.00	0.00	31.52	17.87	3.19	0.00
October 2008	0.00	0.00	0.00	0.00	27.33	15.02	1.83	0.00
November 2008	0.00	0.00	0.00	0.00	23.17	12.28	0.62	0.00
December 2008	0.00	0.00	0.00	0.00	19.47	9.85	0.00	0.00
January 2009	0.00	0.00	0.00	0.00	15.80	7.52	0.00	0.00
February 2009	0.00	0.00	0.00	0.00	14.02	6.29	0.00	0.00
March 2009	0.00	0.00	0.00	0.00	12.26	5.11	0.00	0.00
April 2009	0.00	0.00	0.00	0.00	10.51	3.97	0.00	0.00
May 2009	0.00	0.00	0.00	0.00	8.91	2.95	0.00	0.00
June 2009	0.00	0.00	0.00	0.00	7.32	1.98	0.00	0.00
July 2009	0.00	0.00	0.00	0.00	5.75	1.04	0.00	0.00
August 2009	0.00	0.00	0.00	0.00	4.19	0.15	0.00	0.00
September 2009	0.00	0.00	0.00	0.00	2.65	0.00	0.00	0.00
October 2009	0.00	0.00	0.00	0.00	1.12	0.00	0.00	0.00
November 2009	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Weighted Average Life(1)
To 10% Call	2.70	2.37	2.00	1.62	3.72	3.39	2.91	2.36
To Maturity	2.70	2.37	2.00	1.62	4.01	3.67	3.17	2.55

(1)	The weighted average life of a note is determined by (a) multiplying the amount of each principal distribution on a note by the number of years from the date of the issuance of the note to the related distribution date, (b) adding the results and (c) dividing the sum by the related initial principal amount of the note.

The ABS Tables have been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the receivables which will differ from the actual characteristics and performance of the receivables pool in this transaction) and should be read in conjunction therewith.

DESCRIPTION OF THE NOTES

The trust will issue the notes under an indenture to be dated as of June 1, 2004 by and among the trust and The Bank of New York, as indenture trustee. We have filed a form of the indenture as an exhibit to the registration statement of which the prospectus is a part. We will file a copy of the indenture in its execution form with the SEC after the trust issues the securities. We summarize below some of the most important terms of the notes. This summary is not a complete description of all the provisions of the notes and the indenture. The following summary supplements the description of the general terms and provisions of the notes of any trust and the related indenture set forth under the headings “Certain Information Regarding the Securities” and “The Indenture” in the prospectus. We refer you to those sections.

Distributions of Interest

Interest on the principal amounts of the notes will accrue at the respective per annum interest rates for the various classes of notes and will be payable to the noteholders on each distribution date. The trust will make distributions to the noteholders of record as of the related Record Date.

Calculation of Interest. Interest will accrue and will be calculated on the various classes of notes as follows:

•	Actual/360. Interest on the Class A-1 Notes will accrue from and including the prior distribution date (or the closing date, in the case of the first distribution date) to but excluding the current distribution date and be calculated on the basis of actual days elapsed and a 360-day year.

•	30/360. Interest on the Class A-2 Notes, Class A-3 Notes, Class A-4 Notes and Class B Notes will accrue from and including the 20th day of the previous month (or the closing date, in the case of the first distribution date) to but excluding the 20th day of the current month and be calculated on the basis of a 360-day year of twelve 30-day months.

•	Unpaid Interest. Interest accrued as of any distribution date but not paid on such distribution date will be due on the next distribution date, together with interest on such amount at the applicable interest rate (to the extent lawful).

Priority of Interest Distributions. The trust will pay interest on each class of notes on each distribution date with available funds in accordance with the priorities set forth under “Application of the Total Distribution Amount—Priority of Payments” in this prospectus supplement.

The Trust Will Pay Interest Pro Rata to Class A Noteholders if it Does Not Have Enough Funds Available to Pay All Interest Due. The amount available for interest distributions on the Class A Notes could be less than the amount of interest payable on the Class A Notes on any distribution date. In that event, the Class A-1 noteholders, Class A-2 noteholders, Class A-3 noteholders and Class A-4 noteholders will receive their ratable share of the aggregate amount available to be distributed in respect of interest on the Class A Notes. Each such class’ ratable share of the amount available to pay interest will be based on the amount of interest due on such class relative to the total amount of interest due to the Class A noteholders.

Interest Paid on the Class B Notes is Subordinate to Interest Paid on the Class A Notes and the First Allocation of Principal. Interest on the Class B Notes will not be paid on any distribution date until interest distributions on the Class A Notes and the First Allocation of Principal, if any, have been paid in full.

Event of Default. An Event of Default under the indenture will occur if the full amount of interest due on the Controlling Class is not paid within five days of the related distribution date. While any of the Class A Notes remain outstanding, the failure to pay interest due on the Class B Notes will not result in an Event of Default. Under certain circumstances, the trust may sell the receivables and the other trust property following the acceleration of the notes upon an Event of Default. The priority of payments on the notes will change following the acceleration of the notes upon an Event of Default and will also change upon liquidation of the receivables following the acceleration of the notes upon an Event of Default. For a more detailed description of these changes in priority of payments, see “Application of the Total Distribution Amount—Priority of Payments—Priority of Payments Will Change upon Acceleration of the Notes after an Event of Default under the Indenture” and “Description of the Notes—The Indenture—Priority of Payments Will Change upon Acceleration of Notes Following an Event of Default” in this prospectus supplement and “The Indenture” in the prospectus.

Distributions of Principal

The trust will generally make principal distributions to the noteholders on each distribution date in an amount equal to the Principal Distribution Amount. The “Principal Distribution Amount” with respect to any distribution date equals the sum of:

•	the First Allocation of Principal (if any);

•	the Second Allocation of Principal (reduced by the amount of the First Allocation of Principal, if any); and

•	the Regular Principal Allocation (reduced by the amount of the First Allocation of Principal, if any, and the Second Allocation of Principal).

The trust will distribute the Principal Distribution Amount on each distribution date to the extent that it has funds available after it pays in full all amounts ranking senior to each component of the Principal Distribution Amount. The trust will make these distributions in accordance with the priorities set forth under “Application of the Total Distribution Amount—Priority of Payments” in this prospectus supplement.

The trust will make principal distributions on the notes from the funds on deposit in the Collection Account with respect to the Collection Period preceding the related distribution date. This will include funds, if any, deposited into the Collection Account from the Reserve Account.

On each determination date, the indenture trustee, on the basis of information provided to it by the servicer, will determine the amount in the Collection Account available for distribution on the related distribution date. Distributions to noteholders and distributions to the holders of the certificates will be made on each distribution date in accordance with that determination. See “Application of the Total Distribution Amount” in this prospectus supplement.

Allocation of Principal Distributions. On each distribution date, available funds will be deposited into the Principal Distribution Account in accordance with the priorities set forth under “Application of the Total Distribution Amount—Priority of Payments” in this prospectus supplement. Principal distributions from amounts on deposit in the Principal Distribution Account on each distribution date will be allocated among the various classes of notes in the following order of priority:

•	to the Class A Notes, the Class A Principal Distributable Amount; and

•	to the Class B Notes, the Class B Principal Distributable Amount.

The aggregate amount of principal distributions to be made on all outstanding classes of notes on each distribution date from the principal distribution account will generally be allocated among the notes, concurrently, in a manner intended generally to maintain credit support, not including amounts on deposit in the reserve account, for each such class (after giving effect to such allocation) in an amount equal to the greater of (i) the overcollateralization target amount and (ii) the following respective approximate percentages of the pool balance (as of the end of the related collection period):

•	9.50% to the Class A Notes; and

•	3.00% to the Class B Notes.

As a result of this allocation, after the credit support for each class is met, the most subordinate class of outstanding notes may receive a disproportionately larger percentage of principal distributions than more senior classes of outstanding notes.

The amounts applied to the Class A Notes in respect of principal will be allocated to the holders of the various subclasses of Class A Notes in the following order of priority:

•	to the principal amount of the Class A-1 Notes until such principal amount is paid in full;

•	to the principal amount of the Class A-2 Notes until such principal amount is paid in full;

•	to the principal amount of the Class A-3 Notes until such principal amount is paid in full; and

•	to the principal amount of the Class A-4 Notes until such principal amount is paid in full.

These general rules are subject, however, to the following exceptions:

•	In no event will the Class A Principal Distributable Amount allocated to any subclass of Class A Notes exceed the outstanding principal amount of that subclass.

•	On the final scheduled distribution date for each subclass of Class A Notes, the Class A Principal Distributable Amount for that subclass will include the amount, to the extent of the remaining Total Distribution Amount and amounts on deposit in the Reserve Account, necessary (after giving effect to the other amounts to be deposited in the Principal Distribution Account on that distribution date) to reduce the outstanding principal amount of that subclass to zero.

•	No principal distributions will be made on the Class B Notes or any other subclass of Class A Notes on any distribution date until the Class A-1 Notes have been paid in full.

•	In the event of any shortfall in the amount of funds available for principal distributions on the notes on any distribution date, no principal distributions will be made on the Class B Notes on that distribution date until all amounts payable with respect to the Class A Notes on that distribution date have been paid in full.

•	The order and priority of allocation of principal distributions will also change following certain increases in losses or following the acceleration of the notes after an Event of Default, in each case as described below.

The precise formulation of the Class A Principal Distributable Amount and the Class B Principal Distributable Amount are set forth in the respective definitions of those terms in the section “Glossary of Terms.” We refer you to those definitions.

Event of Default. An Event of Default will occur under the indenture if the outstanding principal amount of any note has not been paid in full on its final scheduled distribution date. The failure to pay principal of a note is not an Event of Default until its final scheduled distribution date. Distributions on the notes may be accelerated upon an Event of Default. Under certain circumstances, the indenture trustee may sell the receivables and the other trust property following the acceleration of the notes upon an Event of Default. The priority of payments on the notes will change following the acceleration of the notes upon an Event of Default and will also change upon liquidation of the receivables following the acceleration of the notes upon an Event of Default. For a more detailed description of these changes in priority of payments, see “Application of the Total Distribution Amount—Priority of Payments—Priority of Payments Will Change upon Acceleration of the Notes after an Event of Default under the Indenture” and “Description of the Notes—The Indenture—Priority of Payments Will Change upon Acceleration of Notes Following an Event of Default” in this prospectus supplement and “The Indenture” in the prospectus.

Notes Might Not Be Repaid on Their Scheduled Dates of Final Principal Repayments. The principal amounts of any class of notes to the extent not previously paid will be due on the final scheduled distribution date relating to that class of notes. For the offered notes, those dates are listed on the cover of this prospectus supplement. The final scheduled distribution date for the Class B Notes is October 2011. The actual date on which the aggregate outstanding principal amount of any class of notes is paid may be earlier or later than the final scheduled distribution dates relating to that class of notes based on a variety of factors, including those described under “Maturity and Prepayment Considerations” in this prospectus supplement and in the prospectus.

The Indenture

Events of Default. The occurrence of any one of the following events will be an Event of Default under the indenture:

•	a default in the payment of any interest on any note of the Controlling Class when the same becomes due and payable, and such default continues for a period of five days;

•	default in the payment of the principal of or any installment of the principal of any note when the same becomes due and payable;

•	default in the observance or performance of any covenant or agreement of the trust made in the indenture—other than a covenant or agreement, a default in the observance or performance of which is elsewhere specifically dealt with in the indenture—or any representation or warranty of the trust made in the indenture or in any certificate or other writing delivered pursuant to the indenture or in connection with the indenture proving to have been incorrect as of the time when the same was made, which default materially and adversely affects the noteholders, and such default continues or is not cured, or the circumstance or condition in respect of which such misrepresentation or warranty was incorrect has not been eliminated or otherwise cured, for a period of 60 days after notice to the trust by the indenture trustee or to the trust and the indenture trustee by holders of at least 25% of the outstanding amount of the Controlling Class; or

•	the bankruptcy of the trust or the occurrence of other circumstances relating to the bankruptcy or insolvency of the trust, as described in the indenture.

The amount of principal required to be paid to noteholders under the indenture, however, generally will be limited to amounts available to be deposited in the Principal Distribution Account. Thus, the failure to pay principal on a class of notes generally will not result in the occurrence of an Event of Default until the final scheduled distribution date for that class of notes.

Rights Upon Event of Default. Upon the occurrence and continuation of any Event of Default, the indenture trustee may, or the indenture trustee as directed in writing by the holders of a majority in outstanding principal amount of the Controlling Class will, declare the principal of such notes to be immediately due and payable. Such declaration may be rescinded by the holders of a majority in principal amount of the Controlling Class then outstanding at any time before the indenture trustee obtains a judgment or a decree for the payment of money by the trust, if both of the following occur:

•	the trust has paid or deposited with the indenture trustee enough money to pay:

•	all payments of principal of and interest on all notes and all other amounts that would then be due if the Event of Default causing the acceleration of maturity had not occurred; and

•	all sums paid by the indenture trustee and the reasonable compensation, expenses and disbursements of the indenture trustee and its agents and counsel; and

•	all Events of Default, other than the nonpayment of the principal of the notes that has become due solely by the acceleration, have been cured or waived.

If the notes have been declared due and payable following an Event of Default, the indenture trustee may institute proceedings to collect amounts due on the notes, foreclose on trust property, sell the trust property or exercise other remedies as a secured party, or the indenture trustee may elect to have the trust maintain possession of the trust property and apply collections on the receivables as received. However, the indenture trustee may sell the receivables only if:

•	the holders of 100% of the notes consent to such sale—excluding notes held by the trust, the seller, the servicer, the depositor or their respective affiliates;

•	the proceeds of such sale are sufficient to pay in full all amounts then due and unpaid on the notes in respect of principal and interest; or

•	the Event of Default arises from a failure to pay principal or interest, and the indenture trustee determines that the proceeds of the receivables would not be sufficient on an ongoing basis to make all distributions on the notes as such distributions would have become due if the notes had not been declared due and payable, and the indenture trustee obtains the consent of the holders of at least 66 2/3% of the aggregate outstanding amount of the Controlling Class of notes.

See “The Indenture—Rights Upon Event of Default” in the prospectus. If, following any Event of Default and the acceleration of the notes, the indenture trustee collects any money or property through a sale of the receivables, an institution of proceedings to collect amounts due on the notes, a foreclosure on trust property or any other exercise of remedies as a secured party, such money or property will be applied in the order and priority described in “—Priority of Payments Will Change upon Acceleration of Notes Following an Event of Default” below.

The indenture trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of any notes, unless such holders of notes have offered to the indenture trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with such request. Subject to the provisions for indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the Controlling Class of notes will have the right to direct the time, method and place of conducting any proceeding or any remedy available to the indenture trustee, and the holders of a majority in principal amount of the Controlling Class may, in certain cases, waive any Event of Default, except a default in the distribution of principal to any of the notes, a default in the payment of interest to any of the notes in the Controlling Class or a default in respect of a covenant or provision of the indenture that cannot be modified without the waiver or consent of the holders of all of the outstanding notes. Any such waiver could be treated, for United States federal income tax purposes, as a constructive exchange of such notes by the related noteholders for deemed new notes upon which gain or loss would be recognized.

The indenture trustee and each noteholder, by accepting the related notes, will covenant that they will not at any time institute against the trust, the depositor, the seller or any special purpose entity created by either the depositor or the seller any bankruptcy, reorganization or other proceedings under any federal or state bankruptcy or similar law.

Appointment of Additional Indenture Trustees. Under the Trust Indenture Act of 1939, the indenture trustee may be deemed to have a conflict of interest and be required to resign as trustee for either the Class A Notes or Class B Notes if an Event of Default occurs under the indenture unless authorized by the SEC not to resign. In these circumstances, the indenture will provide for a successor trustee to be appointed for one or all of the Class A Notes and Class B Notes in order that there be separate trustees for each of the Class A Notes and Class B Notes. In general, so long as any amounts remain unpaid with respect to the Class A Notes:

•	only the indenture trustee for the Class A noteholders will have the right to exercise remedies under the indenture; and

•	only the Class A noteholders will have the right to direct or consent to any action to be taken by any indenture trustee, including, except as otherwise described under “—Rights Upon an Event of Default” above, the sale of the receivables.

In any case, the Class B noteholders will be entitled to their respective shares of any proceeds of enforcement, subject to the subordination of the Class B Notes to the Class A Notes as described in this prospectus supplement. When the Class A Notes are repaid in full, all rights to exercise remedies under the indenture will transfer to the trustee for the Class B Notes.

If the indenture trustee relating to any class of notes resigns, its resignation will become effective only after a successor indenture trustee for that class of notes is appointed and the successor accepts the appointment.

Priority of Payments Will Change upon Acceleration of Notes Following an Event of Default. Following the occurrence and during the continuation of an Event of Default that has resulted in an acceleration of the notes, but prior to a liquidation (if any) of the receivables, the order and priority of payments on the notes will be as described under “Application of the Total Distribution Amount—Priority of Payments—Priority of Payments Will Change upon Acceleration of the Notes after an Event of Default under the Indenture” in this prospectus supplement.

However, if, following any Event of Default and the acceleration of the notes, the indenture trustee collects any money or property through a sale of the receivables, an institution of proceedings to collect amounts due on the notes, a foreclosure on trust property or any other exercise of remedies as a secured party, such money or property will be applied in the following order of priority:

•	to the indenture trustee for amounts due under the indenture;

•	to the servicer for any accrued and unpaid Servicing Fees;

•	to interest on the Class A-1 Notes, Class A-2 Notes, Class A-3 Notes and Class A-4 Notes, ratably;

•	to the principal amount of the Class A-1 Notes, until such principal amount is paid in full;

•	to the principal amount of the Class A-2 Notes, Class A-3 Notes and Class A-4 Notes, ratably, until such principal amount is paid in full;

•	to interest on the Class B Notes;

•	to the principal amount of the Class B Notes until such principal amount is paid in full; and

•	any excess amounts remaining after making the distributions specified above will be distributed in the manner described under “Application of the Total Distribution Amount—Priority of Payments” in this prospectus supplement.

The Indenture Trustee

The Bank of New York is the indenture trustee under the indenture. The Bank of New York is a New York banking corporation and its principal offices are located at 101 Barclay Street, Floor 8 West, New York, New York, 10286.

Prepayment on Reserve Account Pay-Down Date

The notes will be paid in full on the first distribution date on which the amount on deposit in the Reserve Account is equal to or greater than the aggregate outstanding principal amount of the notes.

Optional Prepayment

All outstanding notes will be prepaid in whole, but not in part, on any distribution date on which the servicer exercises its option to purchase the receivables. The servicer has the option to purchase the outstanding receivables on any distribution date as of which the Pool Balance is 10% or less of the aggregate principal balance of the receivables as of the cutoff date, as described in the prospectus under “Description of the Receivables Transfer and Servicing Agreements—Termination.” The purchase price for the receivables will be equal to the lesser of the fair market value of the receivables and the aggregate outstanding principal balance of the receivables plus accrued and unpaid interest on the receivables, provided that the purchase price is sufficient to pay all outstanding principal and accrued and unpaid interest on the notes (including interest on any past due interest, to the extent lawful), as well as any amounts due to the indenture trustee and the owner trustee. Upon such purchase by the servicer, you will receive:

•	the unpaid principal amount of your notes plus accrued and unpaid interest on your notes; plus

•	interest on any past due interest at the rate of interest on your notes (to the extent lawful).

DESCRIPTION OF THE CERTIFICATES

On the closing date, the trust will issue asset-backed certificates pursuant to the trust agreement. The seller will initially purchase all of the asset-backed certificates. The certificates will have no principal balance and will not bear interest. Distributions will be made on the certificates on each distribution date only to the extent of the Total Distribution Amount and amounts available for withdrawal from the Reserve Account remaining after distributions on the notes, payments of trust expenses and payments of any other required amounts, as described in this prospectus supplement.

APPLICATION OF THE TOTAL DISTRIBUTION AMOUNT

Sources of Funds for Distributions

The funds available to the trust to make distributions on the securities on each distribution date will come from the following sources:

•	monthly payments by or on behalf of the obligors on the receivables that are received by the servicer during the prior calendar month,

•	full or partial prepayments of the receivables that are received by the servicer during the prior calendar month,

•	Liquidation Proceeds received by the servicer during the prior calendar month,

•	amounts received by the servicer during the prior calendar month with respect to any receivable after the date the related financed vehicle has been repossessed (net of out-of-pocket expenses relating thereto),

•	any other amounts received by the servicer which, in accordance with its Customary Servicing Practices would be applied to the payment of accrued interest or to reduce the Principal Balance of such Receivable,

•	the Purchase Amount of each receivable that is to become a Purchased Receivable on such distribution date, and

•	Recoveries received by the servicer during the prior calendar month.

In calculating the Total Distribution Amount the following will be excluded: all payments and proceeds (including Liquidation Proceeds) of any Purchased Receivables the Purchase Amount of which has been included in the Total Distribution Amount on such distribution date or a prior distribution date and collections allocable to Supplemental Servicing Fees in accordance with the Simple Interest Method.

In addition to the Total Distribution Amount, funds may be withdrawn from the Reserve Account and deposited in the Collection Account to make distributions on the securities. See “Description of the Sale and Servicing Agreement—Deposits to the Collection Account” and “—Reserve Account” for a description of when withdrawals will be made from the Reserve Account and deposited in the Collection Account to make distributions on the notes.

The precise calculation of the funds available to make distributions on the securities is in the definition of Total Distribution Amount in the section “Glossary of Terms”. We refer you to that definition.

Priority of Payments

On each distribution date prior to an acceleration of the notes following an event of default, the indenture trustee will apply the Total Distribution Amount for that distribution date, plus amounts withdrawn from the Reserve Account, if any, (as described below) in the following amounts and order of priority:

(1)	Servicing Fee—to the servicer, the Servicing Fee (and any accrued and unpaid Servicing Fees from prior Collection Periods);

(2)	Other Trust Fees—concurrently and only to the extent not previously paid by the trust administrator, to the indenture trustee, the fee payable to it for the related Collection Period (and any accrued and unpaid fees payable to the indenture trustee from prior Collection Periods) and (b) to the owner trustee, the fee payable to it for the related Collection Period (and any accrued and unpaid fees payable to the owner trustee from prior Collection Periods);

(3)	Class A Note Interest—to the Class A-1 noteholders, Class A-2 noteholders, Class A-3 noteholders and Class A-4 noteholders, ratably, based on the amount of interest then owing to each Class A Noteholder, the Class A Noteholders’ Interest Distributable Amount;

(4)	First Allocation of Principal—to the Principal Distribution Account, the First Allocation of Principal, if any;

(5)	Class B Note Interest—to the Class B noteholders, ratably, based on the amount of interest then owing to each Class B Noteholder, the Class B Noteholders’ Interest Distributable Amount;

(6)	Second Allocation of Principal—to the Principal Distribution Account, the Second Allocation of Principal, reduced by any First Allocation of Principal paid pursuant to the fourth item above, if any;

(7)	Reserve Account—to the Reserve Account, from available funds remaining after the application of clauses (1) through (6) above, any deficiency in the Reserve Account Required Amount;

(8)	Regular Principal Allocation—to the Principal Distribution Account, the Regular Principal Allocation, reduced by any First Allocation of Principal paid pursuant to the fourth item above and any Second Allocation of Principal paid pursuant to the sixth item above;

(9)	Remaining Trust Fees—to the indenture trustee and the owner trustee, any accrued and unpaid fees, expenses and indemnification expenses owed thereto under any of the transaction documents to the extent not otherwise paid (including legal fees and expenses); and

(10)	Residual—any remaining funds (A) if the seller and its affiliates hold 100% of the certificates, in accordance with the seller’s directions or (B) otherwise, to the certificate distribution account for distribution to the certificateholders.

If the Total Distribution Amount for any distribution date is insufficient to make the distributions in clauses (1) through (6) on that distribution date, funds, if any, on deposit in the Reserve Account will be applied to cover those shortfalls. See “Description of the Sale and Servicing Agreement—Deposits to the Collection Account”.

Priority of Payments Will Change upon Acceleration of the Notes after an Event of Default under the Indenture. Upon the occurrence and continuation of any Event of Default described in this prospectus supplement under “Description of the Notes—The Indenture—Events of Default,” the indenture trustee or the holders of a majority in principal amount of the Controlling Class may accelerate the maturity of the notes. Acceleration of the notes will result in a change in the priority of payments, which will depend upon the type of default, as described below.

•	Defaults in Distribution of Interest and Principal and Certain Insolvency Events Resulting in Acceleration, prior to any Liquidation of the Receivables. Upon the acceleration of the notes (but prior to any liquidation of the receivables) following the occurrence and during the continuation of an Event of Default relating to:

—	a default for five days or more in the payment of interest on any note of the Controlling Class that has resulted in acceleration of the notes;

—	a default in the payment of principal of or any installment of the principal of any note when the same becomes due and payable that has resulted in acceleration of the notes; or

—	an insolvency event or dissolution with respect to the trust which has resulted in an acceleration of the notes,

the priority of payments changes, and:

•	the Class A noteholders must be paid in full before any distributions of interest or principal may be made on the Class B Notes;

•	the Class A-1 noteholders must be paid in full before any distributions of principal may be made on the Class A-2 Notes, Class A-3 Notes and Class A-4 Notes; and

•	principal distributions will be applied ratably (rather than sequentially) to the Class A-2 Notes, Class A-3 Notes and Class A-4 Notes, on the basis of the respective outstanding principal amounts of each of those subclasses of Class A Notes.

•	Covenant Defaults Resulting in Acceleration, prior to any Liquidation of the Receivables. Upon the acceleration of the notes (but prior to any liquidation of the receivables) following the occurrence and during the continuation of an Event of Default relating to a failure in the observance or performance of a material covenant or agreement of the trust made in the indenture, the trust will continue to make distributions on the notes in the manner set forth in clauses (1) through (10) under “—Priority of Payments” above, but principal distributions will be applied first, to the Class A-1 Notes until the Class A-1 Notes have been paid in full and second, ratably (rather than sequentially) to the Class A-2 Notes, Class A-3 Notes and Class A-4 Notes, on the basis of the respective outstanding principal amounts of each of those subclasses of Class A Notes.

Interest and Principal Paid in Order of Seniority Upon a Liquidation of Collateral Following an Acceleration of the Notes after an Event of Default. If the notes have been declared due and payable following an Event of Default, the indenture trustee may institute proceedings to collect amounts due on the notes, foreclose on trust property, sell the receivables (subject to certain requirements outlined in this prospectus supplement and the prospectus) or exercise other remedies as a secured party. See “Description of the Notes—The Indenture—Rights Upon Event of Default” in the prospectus supplement and “The Indenture—Rights Upon Event of Default” in the prospectus. If, following any Event of Default and the acceleration of the notes, the indenture trustee collects any money or property through a sale of the receivables, an institution of proceedings to collect amounts due on the notes, a foreclosure on trust property or any other exercise of remedies as a secured party, such money or property will be applied in the order and priority described in “Description of the Notes—The Indenture—Priority of Payments Will Change upon Acceleration of Notes Following an Event of Default” in this prospectus supplement.

Overcollateralization

On the closing date, the aggregate principal balance of the receivables as of the cutoff date will exceed the initial principal amount of the notes by approximately 1.50% of the aggregate principal balance of the receivables as of the cutoff date. This excess is called “overcollateralization.”

On any distribution date, the Overcollateralization Target Amount will be equal to the greater of:

•	3.00% of the aggregate principal balance of the receivables on the last day of the prior calendar month; and

•	0.75% of the aggregate principal balance of the receivables as of the cutoff date.

Collections on the receivables will be applied to distributions of principal on the notes in a manner that is intended to increase the level of overcollateralization to the Overcollateralization Target Amount, until the Overcollateralization Target Amount is reached. The target amount of overcollateralization will decrease as the aggregate principal balance of the receivables decreases, until that target has been reduced to the floor set forth in the second bullet point above.

On any distribution date, the amount of overcollateralization will be available to absorb the notes’ share of losses from Liquidated Receivables, if those losses are not otherwise covered by excess collections, if any, from the receivables. There can be no assurance, however, that the Overcollateralization Target Amount will be achieved or, if achieved, that it will be sufficient to absorb any or all losses on Liquidated Receivables.

Pursuant to the sale and servicing agreement, the servicer may modify the formula for determining the Overcollateralization Target Amount that is different from the formula as of the closing date; provided, however, that such action will not result in a reduction or withdrawal by any rating agency then rating any of the notes of the rating then assigned to the notes.

DESCRIPTION OF THE SALE AND SERVICING AGREEMENT

The depositor will sell its right, title and interest in the receivables to the trust and the servicer will service the receivables under the sale and servicing agreement among the depositor, the servicer, the trust, the trust administrator, the custodian and the indenture trustee. We have filed a form of the sale and servicing agreement as an exhibit to the registration statement of which the prospectus is a part. We will file a copy of the sale and servicing agreement in its execution form with the SEC after the trust issues the securities. We have summarized below some of the important terms of the sale and servicing agreement. This summary is not a complete description of all of the provisions of the sale and servicing agreement.

Sale and Assignment of the Receivables

On the closing date:

•	the transferor will sell the receivables to the seller and will make certain representations and warranties with respect to the receivables to the seller as of the closing date or the cutoff date, as applicable;

•	the seller will sell the receivables to the depositor, will make certain representations and warranties with respect to the receivables to the depositor as of the closing date or the cutoff date, as applicable and will assign to the depositor the representations and warranties made by the transferor with respect to the receivables; and

•	the depositor will sell its right, title and interest in the receivables to the trust and will assign to the trust its rights in respect of the representations and warranties made by the transferor and the seller with respect to the receivables.

The depositor will not make any representations and warranties in respect of the receivables except that it is transferring its right, title and interest in the receivables to the trust free of any lien or security interest created by or under the depositor.

Pursuant to the receivables purchase agreement between the seller and the depositor and pursuant to the sale and servicing agreement, the seller will be obligated to repurchase a receivable from the trust upon a breach of any representation or warranty made by the seller with respect to the receivable which materially and adversely affects the interests of the trust, the indenture trustee or the holders of the notes, if the breach has not been cured prior to the end of the Collection Period which includes the 60th day (or, if the seller elects, an earlier date) after the date that a responsible officer of the seller became aware or was notified of such breach. Any such breach will not be deemed to have a material and adverse effect if such breach or failure does not affect the receipt of timely payment on such receivable. Any such purchase by the seller will be at a price equal to the purchase amount of such receivable. The repurchase obligation will constitute the sole remedy available with respect to any receivable as to which a breach of a representation and warranty by the seller has occurred.

Pursuant to the transfer and sale agreement between the transferor and the seller, the transferor will be obligated to repurchase a receivable from the seller upon a breach of any representation or warranty made by the transferor with respect to the receivable which materially and adversely affects the interests of the trust, the indenture trustee or the holders of the notes, if the breach has not been cured prior to the end of the Collection

Period which includes the 60th day (or, if the transferor elects, an earlier date) after the date that a responsible officer of the transferor became aware or was notified of such breach. Any such breach will not be deemed to have a material and adverse effect if such breach or failure does not affect the receipt of timely payment on such receivable. Any such purchase by the transferor will be at a price equal to the purchase amount of such receivable. The repurchase obligation will constitute the sole remedy available with respect to any receivable as to which a breach of a representation and warranty by the transferor has occurred.

Pursuant to the sale and servicing agreement, the servicer will be obligated to purchase a receivable from the trust in connection with a breach of some of its servicing obligations under the sale and servicing agreement, if the breach materially and adversely affects the interests of the trust, the indenture trustee or the holders of the notes and has not been cured prior to the end of the Collection Period which includes the 60th day (or, if the servicer elects, an earlier date) after the date that a responsible officer of the servicer became aware or was notified of such breach. Any such breach will not be deemed to have a material and adverse effect if such breach or failure does not affect the receipt of timely payment on such receivable.

Each receivable will be purchased from the trust at a price equal to the Purchase Amount. The “Purchase Amount” is further described in the definition of that term in the Glossary of Terms in this prospectus supplement.

GAP Amounts

Fifth Third offers obligors the opportunity to purchase Fifth Third GAP protection. See “Fifth Third’s Motor Vehicle Lending Business—Debt Cancellation Insurance” in this prospectus supplement. For any Collection Period during which the servicer determines that all or some portion of the total payoff amount of a receivable is required to be cancelled pursuant to Fifth Third GAP in effect for that receivable, the servicer will deposit the applicable GAP Amount into the Collection Account on the related distribution date. The trust will not have any right to collect from the obligor any GAP Amount determined by the servicer to be applicable to any receivable, and the trust will not attempt to collect any GAP Amount from any obligor.

Accounts

In addition to the Collection Account, the following accounts will be established on or prior to the closing date—

•	the indenture trustee will establish the Principal Distribution Account for the benefit of the noteholders; and

•	the indenture trustee will establish the Reserve Account for the benefit of the noteholders.

Each of the Collection Account, the Principal Distribution Account and the Reserve Account will be initially established in the corporate trust department of The Bank of New York in its capacity as indenture trustee. The indenture trustee will have the right to withdraw funds from those accounts for the purpose of making payments to noteholders and, as applicable, distributions to the holder of the certificates.

Servicing Compensation and Expenses

The servicer is entitled to receive the Servicing Fee on each distribution date in an amount equal to the product of  1/12 of 1.00% and the aggregate principal balance of the receivables as of the first day of the related Collection Period; provided, that the Servicing Fee to be paid to the servicer on the first distribution date shall be an amount equal to 1.00% of the principal balance of the receivables as of the cutoff date, multiplied by a fraction, the numerator of which is the number of days from but not including the cutoff date to and including June 30, 2004 and the denominator of which is 360. The Servicing Fee, together with any portion of the Servicing Fee that remains unpaid from prior distribution dates, will be payable on each distribution date. The

Servicing Fee will be paid only to the extent of Total Distribution Amount with respect to such distribution date, plus funds, if any, deposited into the Collection Account from the Reserve Account. In addition to the servicing fee, the servicer will also be entitled to receive the net investment earnings on amounts on deposit in the Collection Account, the Principal Distribution Account and the Reserve Account and will be entitled to retain any Supplemental Servicing Fees. See “Description of the Receivables Transfer and Servicing Agreements—Servicing Compensation and Expenses” in the prospectus.

As an administrative convenience and for so long as the servicer satisfies the conditions described in “—Collections” below, the servicer will be permitted to make the deposit of collections and the payments of Purchase Amounts for or with respect to the related Collection Period on each distribution date, net of distributions to the servicer and its affiliates on that distribution date. The servicer, however, will account to the indenture trustee, the owner trustee, the noteholders and the certificateholders as if all deposits, distributions and transfers were made individually.

Resignation of the Servicer

Fifth Third (Ohio) may not resign from its obligations and duties as servicer except upon a determination that the performance of its duties under the sale and servicing agreement as servicer would no longer be permissible under applicable law or if such resignation is required by regulatory authorities. No resignation will become effective until a successor servicer has assumed the servicer’s servicing obligations and duties under the sale and servicing agreement or the date upon which any regulatory authority requires such resignation.

Assignment by the Servicer

Except in connection with certain mergers or consolidations of Fifth Third (Ohio) or if a successor servicer is appointed in accordance with the sale and servicing agreement, Fifth Third (Ohio), as servicer, may not assign all, or a portion of, its rights, obligations and duties under the sale and servicing agreement unless the transfer or assignment will not result in a reduction, withdrawal or down-grade by S&P or Moody’s of the then-current rating of any of the notes. Fifth Third (Ohio) cannot effect a transfer or assignment of all of its rights, obligations and duties as servicer under a sale and servicing agreement until a successor servicer has assumed those rights, obligations and duties.

Delegation of Duties by the Servicer

The servicer may, at any time without notice or consent, delegate any or all of its duties (including, without limitation, its duties as custodian) under the sale and servicing agreement and the related agreement to any of its affiliates or to sub-contractors who are in the business of performing such duties. Any delegation of duties by the servicer will not relieve the servicer of liability and responsibility for the performance of those duties. The servicer will responsible for compliance by those entities with the Fair Debt Collection Practices Act and any other applicable laws, rules or regulations, and the servicer will also be obligated to pay the compensation payable to that third party from its own funds. None of the trust, the owner trustee, the indenture trustee or holders of notes will be liable for that third party’s compensation.

Servicer Termination Events

“Servicer Termination Events” under the sale and servicing agreement consist of:

•	any failure by the servicer to deposit into the Collection Account any required payment, which failure continues unremedied for five business days after written notice from the trust or indenture trustee is received by the servicer or after discovery by a responsible officer of the servicer;

•	any failure by the servicer to deliver timely the monthly report pursuant to the terms of the sale and servicing agreement, which failure continues unremedied for five business days;

•	any failure by the servicer to observe or perform any other covenants or agreements in the sale and servicing agreement, which failure (i) materially and adversely affects the rights of the noteholders or the certificateholders and (ii) continues unremedied for 60 days after discovery of such failure by a responsible officer of the servicer or after the date on which written notice of that failure is given (A) to the servicer by the trust or the indenture trustee or (B) to the owner trustee, the indenture trustee, the servicer, the Banks or the seller, as the case may be, by holders of notes of not less than 25% in principal amount of the notes (or, if no notes are outstanding, holders of not less than 25% of the percentage interests in the certificates); and

•	the occurrence of certain insolvency events specified in the sale and servicing agreement with respect to the servicer.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs, the indenture trustee or the indenture trustee acting at the direction of holders of not less than a majority of the principal amount of the Controlling Class of the notes (or, if no notes are outstanding, a majority of the percentage interests in the certificates) may remove the servicer without the consent of any of the other securityholders. If, however, a conservator, a receiver or similar official has been appointed for the servicer, and no Servicer Termination Event other than that appointment has occurred, that conservator, receiver or other official may have the power to prevent the indenture trustee, those noteholders or those certificateholders from effecting a transfer of servicing. See “Important Regulatory Matters Relating to the Receivables—Certain Matters Relating to Conservatorship and Receivership” in this prospectus supplement.

Waiver of Past Servicer Termination Events

If a Servicer Termination Event occurs, holders of not less than a majority of the principal amount of the Controlling Class of the notes (or, if no notes are outstanding, a majority of the percentage interests in the certificates) may waive any Servicer Termination Event, except for a failure to make any required deposits to or payments from any trust account. The holders of the certificates will not have the right to determine whether any Servicer Termination Event should be waived until the notes have been paid in full.

Deposits to the Collection Account

The servicer will establish the Collection Account in the name of the indenture trustee as described under “Description of the Receivables Transfer and Servicing Agreements” in the prospectus. In general, the servicer will be permitted to retain collections on the receivables until the related distribution date and will be permitted to retain from such collections all amounts distributable to the servicer and its affiliates on the related distribution date. However, the servicer will be required to remit to the Collection Account all collections received with respect to the receivables not later than the second business day after receipt (1) if there is a Servicer Termination Event, (2) if Fifth Third (Ohio) is no longer the servicer or (3) if Fifth Third (Ohio) no longer has a short-term unsecured debt rating equal to or greater than “Prime-1” by Moody’s and “A-1+” by S&P.

On or before the distribution date, the servicer will cause all Collections on receivables to be deposited into the Collection Account. See “Description of Receivables Transfer and Servicing Agreements—Collections” in the prospectus. The servicer may also remit Collections to the Collection Account on any other alternate remittance schedule (but not later than the related distribution date) if such action will not result in a reduction, withdrawal or down-grade by S&P or Moody’s of the then-current rating of any of the notes.

On or before each distribution date, the servicer will instruct the indenture trustee to withdraw the following amounts from the Reserve Account. In each case, the amount will be withdrawn only to the extent of funds in the Reserve Account after giving effect to all prior withdrawals. The amounts to be withdrawn from the Reserve Account are:

•	the amount, if any, by which (a) the Total Required Payment exceeds (b) the Total Distribution Amount for that distribution date, which amount will be deposited into the Collection Account; and

•	on the first distribution date on which the amount on deposit in the Reserve Account is equal to or greater than the aggregate outstanding principal amount of the notes, the amount necessary to reduce the aggregate outstanding principal amount of the notes to zero, which amount will be deposited into the Collection Account.

On the distribution date following the occurrence of an Event of Default and acceleration of the notes as specified under “Application of Total Distribution Amount—Priority of Payments—Defaults in Distribution of Interest and Principal and Certain Insolvency Events Resulting in Acceleration, prior to any Liquidation of the Receivables,” the servicer will direct the indenture trustee to withdraw all funds on deposit in the Reserve Account and deposit the funds into the Collection Account for application on such distribution date.

The “Total Required Payment” on any distribution date, will be the sum of the payments specified in clauses (1) through (6) under “Application of the Total Distribution Amount—Priority of Payments” in this prospectus supplement.

The “Reserve Account Required Amount” on each distribution date will be 0.25% of the aggregate principal balance of the receivables as of the cutoff date.

Servicer Will Provide Information to Trustees. On the determination date prior to each distribution date, the servicer will provide the indenture trustee and the owner trustee with the information required pursuant to the sale and servicing agreement with respect to the distribution date and the Collection Period preceding such distribution date, including:

•	the aggregate amount of collections on the receivables;

•	the aggregate amount of receivables designated as Liquidated Receivables; and

•	the aggregate Purchase Amount of receivables to be repurchased by the transferor or to be purchased by the servicer.

Reserve Account

The indenture trustee will establish the Reserve Account in the name of the indenture trustee for the benefit of the noteholders. To the extent that amounts on deposit in the Reserve Account are depleted, the holders of the notes will have no recourse to the assets of the transferor, the servicer, the seller or the depositor as a source of payment on the offered notes.

Deposits to the Reserve Account. The Reserve Account will be funded by a deposit by the trust on the closing date in an amount equal to 0.25% of the aggregate principal balance of the receivables as of the cutoff date. The amount on deposit in the Reserve Account may increase from time to time up to the Reserve Account Required Amount by deposits of funds withdrawn from the Collection Account after payment of the Total Required Payment.

Withdrawals From the Reserve Account. The amount on deposit in the Reserve Account may be deposited into the Collection Account to the extent described under “—Deposits to the Collection Account” above.

Investment. Amounts on deposit in the Collection Account and the Reserve Account will be invested by the indenture trustee at the direction of the servicer in the eligible investments specified in the sale and servicing agreement, and investment earnings (net of losses and investment expenses) therefrom will be paid to the servicer. Eligible investments are generally limited to obligations or securities that mature on or before the next distribution date (except as otherwise permitted in writing by each rating agency rating the notes).

Funds in the Reserve Account Will be Limited. Amounts on deposit in the Reserve Account from time to time are available to—

•	enhance the likelihood that you will receive the amounts due on your notes; and

•	decrease the likelihood that you will experience losses on your notes.

However, the amounts on deposit in the Reserve Account are limited to the Reserve Account Required Amount. If the amount required to be withdrawn from the Reserve Account to cover shortfalls in funds on deposit in the Collection Account exceeds the amount available to be withdrawn from the Reserve Account, a shortfall in the amounts distributed to the noteholders would result. Depletion of the Reserve Account ultimately could result in losses on your notes.

After the payment in full, or the provision for such payment of all accrued and unpaid interest on the notes and the outstanding principal amount of the notes, any funds remaining on deposit in the Reserve Account, subject to certain limitations, will be paid to the holders of the certificates.

Servicer May Modify Reserve Account Formula. Pursuant to the sale and servicing agreement, the servicer may modify the formula for determining the Reserve Account Required Amount that is different from the formula as of the closing date; provided, however, that such action will not result in a reduction or withdrawal of the rating then assigned to the notes by any rating agency then rating any of the notes.

IMPORTANT REGULATORY MATTERS RELATING TO THE RECEIVABLES

Certain Matters Relating to Conservatorship and Receivership

Fifth Third (Michigan) is chartered as a Michigan state bank and is subject to regulation and supervision by, among others, the Commissioner of the Michigan Office of Financial and Insurance Services. Fifth Third (Ohio) is chartered as an Ohio state bank and is subject to regulation and supervision by, among others, the Ohio Superintendent of Financial Institutions. In the case of Fifth Third (Michigan), if the Commissioner of the Michigan Office of Financial and Insurance Services concludes that Fifth Third (Michigan) is in an unsound or unsafe condition to transact business, or certain other circumstances occur, the Commissioner shall either appoint a conservator to take possession of the property and business of such bank or apply to the Circuit Court for the appointment of a receiver to liquidate and distribute its assets. In any proceeding to appoint a receiver, the Commissioner must request the Circuit Court to appoint the Federal Deposit Insurance Corporation as receiver if the deposits of the bank are insured to any extent. Upon the appointment of a receiver to liquidate a bank, title to all assets of such bank vests in the receiver. In the case of Fifth Third (Ohio), if the Ohio Superintendent of Financial Institutions concludes that Fifth Third (Ohio) is in an unsound or unsafe condition to transact business, or certain other circumstances occur, he is authorized to take possession of the property and business of such bank and retain such possession until such bank shall resume business or a receiver is appointed. Upon the appointment of a receiver to liquidate a bank, title to all assets of such bank vests in the receiver. The Ohio Superintendent of Financial Institutions must tender appointment as receiver to the FDIC if any deposits of such bank are FDIC insured and may appoint himself or a person selected by him as receiver only if the FDIC declines such tender. A receiver appointed under Ohio law would have certain powers, including the ability to liquidate and distribute the assets of the bank. The rights of creditors of an insolvent Michigan or Ohio state bank are determined in accordance with the applicable provisions of state law and applicable federal law.

Moreover, the FDIC has broad discretion and authority to appoint itself conservator or receiver of any insured state-chartered depository institution, even if the state has appointed another person as conservator or receiver. The FDIC may appoint itself as conservator or receiver for Fifth Third (Michigan) or Fifth Third (Ohio) if the FDIC determines that one or more of certain conditions exist, such as, but not limited to, the bank’s assets being insufficient for obligations, substantial dissipation of assets or earnings, the existence of unsafe or unsound conditions, the willful violation of a cease and desist order, concealment of records or assets, inability to meet obligations, the incurrence or likelihood of losses resulting in depletion of substantially all of its capital, violations of law likely to cause financial deterioration, cessation of insured status or undercapitalization of the bank. The FDIC would likely exercise its right to act as receiver under the broad authority discussed above in order to protect its interests as the insurer of insured deposit accounts.

Fifth Third (Ohio) intends that the transfer of receivables by it to Fifth Third (Michigan) will constitute a sale without recourse of all of its right, title and interest in and to the receivables to Fifth Third (Michigan). Fifth Third (Michigan) intends that each transfer of receivables by it to Fifth Third Auto Funding LLC will constitute a sale of all of its right, title and interest in and to the receivables to Fifth Third Auto Funding LLC. If Fifth Third (Ohio) were to become insolvent, the FDIC, if appointed as receiver or conservator of Fifth Third (Ohio), might, in the case of the transfer by Fifth Third (Ohio) to Fifth Third (Michigan), take the position that the transfer of receivables did not constitute a “sale,” but rather was a borrowing by Fifth Third (Ohio) from Fifth Third (Michigan) secured by the receivables. If Fifth Third (Michigan) were to become insolvent, the FDIC, if appointed as receiver or conservator of Fifth Third (Michigan), might, in the case of a transfer by Fifth Third (Michigan) to Fifth Third Auto Funding LLC, take the position that the transfer of receivables did not constitute a “sale,” but rather was a borrowing by Fifth Third (Michigan) from Fifth Third Auto Funding LLC secured by the receivables or an interest in the receivables.

Under the FDIA, the FDIC, as conservator or receiver of Fifth Third (Michigan), would have the power to repudiate contracts and (as conservator) to request a stay of up to 45 days and (as receiver) to request a stay of up to 90 days, of any judicial action or proceeding involving an insolvent depository institution. This power to repudiate contracts could be interpreted by the FDIC to permit it to repudiate the transfers of the receivables described above.

Effective September 11, 2000, the FDIC adopted a rule, “Treatment by the Federal Deposit Insurance Corporation as Conservator or Receiver of Financial Assets Transferred by an Insured Depository Institution in Connection with a Securitization or Participation” (the “Rule”). According to the FDIC, the Rule does not represent a change in the law with respect to securitizations. If a bank’s transfer of receivables satisfies the requirements of the Rule then, notwithstanding the FDIC’s rights described above, the FDIC would not seek to reclaim, recover or recharacterize the receivables as property of Fifth Third (Michigan) or Fifth Third (Ohio) or of the receivership of Fifth Third (Michigan) or Fifth Third (Ohio). Fifth Third (Michigan) and Fifth Third (Ohio) have represented that the transfers of the receivables will comply in all material respects with the Rule’s requirements. Those requirements include, among other things, that with respect to each of Fifth Third (Michigan) and Fifth Third (Ohio), respectively:

•	the bank will receive adequate consideration for the transfer of the receivables;

•	the transfer will meet all conditions for sale accounting treatment under generally accepted accounting principles in the United States, other than the “legal isolation” condition;

•	the bank will not, as of the date of transfer of the receivables, be insolvent or on the verge of insolvency and will not be rendered insolvent or on the verge of insolvency by reason of the transfer of the receivables;

•	the transfer will not be made in contemplation of insolvency;

•	the transfer will be made in good faith and without the intent to hinder, delay or defraud creditors of the bank; and

•	the transfer will not otherwise be a fraudulent transfer under applicable law.

Nevertheless,

•	the FDIC, as conservator or receiver of Fifth Third (Michigan) or Fifth Third (Ohio), still retains the right (i) to enforce the transfer and sale agreement and the other documents to which Fifth Third (Michigan) or Fifth Third (Ohio) is a party notwithstanding any provision thereof providing for termination, default, acceleration or exercise of rights upon, or solely by reason of, insolvency or the appointment of a conservator or receiver and (ii) to disaffirm or repudiate any of those documents that impose continuing obligations or duties on Fifth Third (Michigan) or Fifth Third (Ohio) in conservatorship or receivership;

•	there is a statutory prohibition on any attachment or execution being issued by any court upon assets in the possession of the FDIC as conservator or receiver of Fifth Third (Michigan) or Fifth Third (Ohio);

•	the FDIC, as conservator of Fifth Third (Michigan) or Fifth Third (Ohio), still retains the right to obtain a stay, for a period of up to 45 days, and, as receiver, the right to obtain a stay for a period of up to 90 days, in any judicial action or proceeding to which Fifth Third (Michigan) or Fifth Third (Ohio) is a party; and

•	the FDIC, as conservator or receiver for Fifth Third (Michigan) or Fifth Third (Ohio), still retains the right to require the indenture trustee or the owner trustee, as the case may be, to establish its right to the receivables by submitting to and completing the claims procedure established by the FDIA.

If a requirement of the Rule were found not to have been satisfied with respect to the transfer of receivables from Fifth Third (Ohio) to Fifth Third (Michigan), the FDIC, as conservator or receiver of Fifth Third (Ohio), might refuse to recognize that transfer. If a requirement of the Rule were found not to have been satisfied with respect to the transfer of receivables from Fifth Third (Michigan) to Fifth Third Auto Funding LLC, the FDIC, as conservator or receiver of Fifth Third (Michigan), might refuse to recognize that transfer. If the FDIC were to refuse to recognize either such transfer, payments of principal and interest on your offered notes could be delayed or significantly reduced and you could experience significant losses on your notes.

In addition, while Fifth Third (Ohio) is the servicer, cash collections held by the servicer may, subject to certain conditions, be commingled and used for the benefit of the servicer prior to the date on which such collections are required to be deposited in the Collection Account. In the event of the conservatorship or receivership of the servicer or, in certain circumstances, the lapse of certain time periods, the trust may not have a perfected interest in such collections and, in such event, the trust may suffer a loss of all or part of such collections which may result in a loss to securityholders.

A conservator or receiver for Fifth Third (Ohio) may also have the power to cause the early sale of the receivables and the early retirement of the securities and to repudiate any servicing obligations of Fifth Third (Ohio). In addition, in the event of a servicer termination event relating to the insolvency of the servicer, if no servicer termination event other than such conservatorship or receivership or insolvency exists, the conservator or receiver for the servicer may have the power to prevent the appointment of a successor servicer.

Ohio law provides that a receiver of a state bank must assume or reject an executory contract within one hundred days after the date that bank is closed. Michigan statutes governing bank receivership do not expressly limit the amount of damages which may be claimed by or awarded to a party arising out of a claim against a state bank in receivership, whether the claim arises from repudiation or otherwise. Pursuant to the Ohio statutes governing bank receivership, a receiver’s election to reject an executory contract creates no claim for compensation other than compensation accrued to the date of termination or for actual damages. Ohio statutes governing bank receivership contain no provision which expressly allows or authorizes the receiver of a state bank to override or void a perfected security interest in the assets of the failed bank.

Certain Bankruptcy Considerations Regarding Fifth Third Auto Funding LLC

The seller will take steps in structuring the transactions contemplated hereby so that the transfer of the receivables from the seller to the depositor constitutes a sale for non-tax purposes, rather than a pledge of the receivables to secure indebtedness of the seller. However, if the seller were to become a debtor under the federal bankruptcy code, it is possible that a creditor or trustee in bankruptcy of the seller, as debtor-in-possession, may argue that the sale of the receivables by the seller was a pledge of the receivables rather than a sale for non-tax purposes. This position, if presented to or accepted by a court, could result in a delay in or significant reduction of distribution to the securityholders.

Certain Additional Regulatory Matters

If the bank regulatory authorities supervising Fifth Third (Michigan) or Fifth Third (Ohio) were to find that any obligation of Fifth Third (Michigan) or Fifth Third (Ohio) or any of their affiliates under any securitization or other agreement, or any activity of Fifth Third (Michigan) or Fifth Third (Ohio) or any of their affiliates, constituted an unsafe or unsound practice or violated any law, rule, regulation or written condition or agreement applicable to Fifth Third (Michigan) or Fifth Third (Ohio) or any of their affiliates, such regulatory authorities may have the power under the FDIA or other applicable laws to order Fifth Third (Michigan) or Fifth Third (Ohio) or any such affiliate, among other things, to rescind such agreement or contract, refuse to perform that obligation, terminate the activity, amend the terms of such obligation or take such other action as such regulatory authorities determine to be appropriate. In such an event, Fifth Third (Michigan) or Fifth Third (Ohio) and such affiliates may not be liable to you for contractual damages for complying with such an order and you may have no recourse against the applicable regulatory authority.

Recently, after the Office of the Comptroller of the Currency (the “OCC”) found that a national bank was, contrary to safe and sound banking practices, receiving inadequate servicing compensation under its securitization agreements, that bank agreed to a consent order with the OCC. Such consent order required that bank, among other things, to immediately resign as servicer and to cease performing its duties as servicer within approximately 120 days, to immediately withhold and segregate funds from collections for payment of its servicing fee (notwithstanding the priority of payments in the securitization agreements and the perfected security interest of the relevant trust in those funds) and to increase its servicing fee percentage above that which was originally agreed upon in its securitization agreements.

While each of Fifth Third (Ohio) and Fifth Third (Michigan) has stated as to itself that it has no reason to believe that any applicable regulatory authority would consider provisions relating to it, or any of its obligations under any receivables transfer and servicing agreement or any indenture, to be unsafe or unsound or violative of any law, rule or regulation applicable to it, there can be no assurance that any such regulatory authority would not conclude otherwise in the future. If such a bank regulatory authority did reach such a conclusion, and ordered Fifth Third (Michigan) or Fifth Third (Ohio) or any of their affiliates to rescind or amend these agreements, distributions to you could be delayed or significantly reduced.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Sidley Austin Brown & Wood LLP, Federal Tax Counsel for the trust, for federal income tax purposes, the offered notes will be characterized as debt and the trust will not be characterized as an association (or a publicly traded partnership) taxable as a corporation. See “Material Federal Income Tax Consequences” in the prospectus.

CERTAIN STATE TAX CONSEQUENCES

Because of the variation in each state’s and locality’s tax laws, it is impossible to predict the tax classification of the trust or the tax consequences to the trust or to the holders of offered notes in all of the state and local taxing jurisdictions in which they may be subject to taxation.

Keating, Muething & Klekamp, P.L.L., special Ohio tax counsel, will deliver its opinion to the effect that (1) assuming that the offered notes are characterized as indebtedness for federal income tax purposes, they will be characterized as debt instruments for Ohio tax purposes and (2) assuming that the offered notes, when issued, will not represent interests in an association or publicly traded partnership taxable as a corporation for federal income tax purposes, the trust will not be subject to the Ohio income tax, franchise tax, dealers in intangibles tax or the Ohio tax on qualified pass-through entities.

The federal and state tax discussions set forth above are included for general information only and may not be applicable depending upon a noteholder’s particular tax situation. We suggest that prospective investors should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the offered notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

ERISA CONSIDERATIONS

The Offered Notes

The offered notes may, in general, be purchased by or on behalf of Plans. Although we cannot assure you in this regard, the offered notes should be treated as “debt” and not as “equity interests” for purposes of the Plan Assets Regulation (as defined in the prospectus) because the offered notes—

•	are expected to be treated as indebtedness under local law and will, in the opinion of Federal Tax Counsel for the trust, be treated as debt, rather than equity, for federal income tax purposes (see “Material Federal Income Tax Consequences” in the prospectus); and

•	should not be deemed to have any “substantial equity features”.

See “ERISA Considerations” in the prospectus.

However, the acquisition and holding of offered notes of any class by or on behalf of a Plan could be considered to give rise to a prohibited transaction under ERISA or Section 4975 of the Code or Similar Law (as defined in the prospectus) if the trust, the owner trustee, the indenture trustee, the servicer, any holder of 50% or more of the equity interest in the trust (which may include, for this purpose, certain classes of debt interests that do not have an investment grade rating) or any of their respective affiliates is or becomes a “party in interest” or a “disqualified person” (as defined in ERISA and the Code, respectively) with respect to any Plan whose assets are used to acquire notes. In that case, certain exemptions from the prohibited transaction rules could be applicable to such acquisition and holding by a Plan depending on the type and circumstances of the fiduciary making the decision to acquire an offered note on behalf of the Plan—for example:

•	Prohibited Transaction Class Exemption (“PTCE”) 96-23, which exempts certain transactions effected by an “in-house asset manager”;

•	PTCE 95-60, which exempts certain transactions involving insurance company general accounts;

•	PTCE 91-38, which exempts certain transactions involving bank collective investment funds;

•	PTCE 90-1, which exempts certain transactions involving insurance company pooled separate accounts; and

•	PTCE 84-14, which exempts certain transactions effected by a “qualified professional asset manager”.

There can be no assurance that any of these exemptions will apply with respect to any Plan’s investment in the offered notes, or that such an exemption, if it did apply, would apply to all prohibited transactions that may occur in connection with the investment.

Each person that acquires an offered note and that is or is acquiring the offered note on behalf of or with plan assets of a Plan will be deemed to have represented that its acquisition and holding of the offered note satisfy the requirements for relief under one of the foregoing exemptions or, in the case of a Plan subject to Similar Law, do not result in a violation of Similar Law.

Because the trust, the indenture trustee, the owner trustee, the servicer and the underwriters may receive benefits in connection with a sale of the offered notes, the purchase of offered notes with assets of a Plan over which any of these parties or their affiliates has investment authority may be deemed to be a violation of the prohibited transaction rules of ERISA and the Code for which no exemption may be available. Accordingly, any Plan for which the depositor, the servicer, an underwriter, the indenture trustee, the owner trustee or any of their affiliates:

•	has investment or administrative discretion with respect to the assets of the Plan used to effect the purchase,

•	has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and will be based on the particular investment needs of the Plan, or

•	is an employer maintaining or contributing to the Plan

should consult with its counsel about potential prohibited transactions under ERISA and Section 4975 of the Code before investing in the offered notes.

The sale of notes to a Plan is in no respect a representation by the trust or any underwriter of the notes that this investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that this investment is appropriate for Plans generally or any particular Plan.

LEGAL INVESTMENT

The Class A-1 Notes will be eligible for purchase by money market funds under paragraph (a)(10) of Rule 2a-7 under the Investment Company Act of 1940, as amended.

UNDERWRITING

Pursuant to the terms and conditions set forth in the underwriting agreement, the depositor has agreed to sell to each of the underwriters named below, and each of those underwriters has severally agreed to purchase, the principal amount of offered notes set forth opposite its name below:

Underwriters	Principal Amount of Class A-1 Notes	Principal Amount of Class A-2 Notes	Principal Amount of Class A-3 Notes	Principal Amount of Class A-4 Notes
Citigroup Global Markets Inc.
Fifth Third Securities, Inc.
Morgan Stanley & Co. Incorporated

Total	$141,000,000	$296,000,000	$140,000,000	$141,125,000

In the underwriting agreement, the underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the offered notes if any offered notes are purchased. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, purchase commitments of the underwriters may be increased or the underwriting agreement may be terminated.

The selling concessions that the underwriters may allow to certain dealers and the discounts that those dealers may reallow to certain other dealers, expressed as a percentage of the principal amount of each class of offered notes, will be as follows:

	Selling Concessions not to exceed	Reallowance not to exceed
Class A-1 Notes
Class A-2 Notes
Class A-3 Notes
Class A-4 Notes

The depositor has been advised by the underwriters of the notes that they propose initially to offer the offered notes to the public at the applicable prices set forth on the cover page of this prospectus supplement. After the initial public offering of the Class A-1 Notes, Class A-2 Notes, Class A-3 Notes and Class A-4 Notes, the public offering price, concessions and discounts may change.

The underwriters are offering the offered notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the securities and other conditions contained in the underwriting agreement, such as the receipt of the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Until the distribution of the offered notes is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase the offered notes. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the offered notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the offered notes.

If an underwriter creates a short position in the offered notes in connection with this offering (i.e., they sell more offered notes than are set forth on the cover page of this prospectus supplement), that underwriter may reduce that short position by purchasing offered notes in the open market.

The underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the underwriters purchase notes or in the open market to reduce the underwriters’ short position or to stabilize the price of such notes, they may reclaim the amount of the selling concession from any underwriter or selling group member who sold those notes or, as the case may be, as part of the offering.

In general, purchases of an offered note for the purpose of stabilization or to reduce a short position could cause the price of the offered note to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of an offered note to the extent that it were to discourage resales of the offered note.

None of the transferor, the seller, the depositor or the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the offered notes. In addition, neither the depositor nor any of the underwriters makes any representation that any underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

The offered notes are new issues of securities and there currently is no secondary market for the offered notes. The underwriters for the offered notes expect to make a market in such securities but will not be obligated to do so. We cannot assure you that a secondary market for the offered notes will develop. If a secondary market for the offered notes does develop, it might end at any time or it might not be sufficiently liquid to enable you to resell any of your notes.

Each underwriter has represented and agreed that:

(i)	it has not offered or sold and, prior to the expiry of the period of six months from the issue date of the notes, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended;

(ii)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 of the United Kingdom (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the trust; and

(iii)	it has complied and will comply with all applicable provisions of the FSMA and any applicable secondary legislation made under the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No action has been taken by the trust or the underwriters which would or is intended to permit a public offer of the notes in any country or jurisdiction (other than the United States of America) where action for that purpose is required. Accordingly, no offer or sale of any notes has been authorized in any country or jurisdiction (other than the United States of America) where action for that purpose is required and neither the prospectus nor this prospectus supplement nor any other circular, prospectus, form of application, advertisement or other material may be distributed in or from or published in any country or jurisdiction (other than the United States of America), except under circumstances which will result in compliance with applicable laws and regulations.

The indenture trustee may, from time to time, invest the funds in the Collection Account and the Reserve Account in investments acquired from or issued by the underwriters.

In the ordinary course of business, the underwriters and their affiliates have engaged and may engage in investment banking and commercial banking transactions with Fifth Third (Michigan), Fifth Third (Ohio) and their affiliates.

Each of the depositor and the servicer has agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect thereof.

The closings of the sale of each class of the offered notes are conditioned on the closing of the sale of each other class of offered notes and the issuance of the Class B Notes and the certificates.

Upon receipt of a request by an investor who has received an electronic prospectus from an underwriter or a request by that investor’s representative within the period during which there is an obligation to deliver a prospectus, the depositor or the underwriter will promptly deliver, without charge, a paper copy of this prospectus supplement and the prospectus.

The depositor is an affiliate of Citigroup Global Markets Inc. The transferor, the seller and the servicer are affiliates of Fifth Third Securities, Inc.

After the initial distribution of the offered notes by the underwriters, the prospectus and prospectus supplement may be used, to the extent required by law, by Fifth Third Securities, Inc. in connection with market making transactions in the offered notes. Fifth Third Securities, Inc. may act as principal or agent in such transactions. Such transactions will be at prices related to prevailing market prices at the time of sale.

LEGAL OPINIONS

Certain legal matters will be passed upon for the transferor, the seller and the servicer by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois. Certain legal matters and federal income tax matters relating to the offered notes will be passed upon for the depositor by Sidley Austin Brown & Wood LLP, New York, New York. Certain legal matters relating to the offered notes will be passed upon for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York. Certain Ohio tax matters will be passed upon for Fifth Third (Ohio) by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio.

GLOSSARY OF TERMS

Additional defined terms used in this prospectus supplement are defined under “Glossary of Terms” in the prospectus.

“ABS” means the Absolute Prepayment Model which we use to measure prepayments on receivables and we describe under “Maturity and Prepayment Considerations”.

“ABS Tables” means the tables captioned “Percent of Initial Note Principal Amount at Various ABS Percentages” beginning on page S-27 of this prospectus supplement.

“Amount Financed” means with respect to a receivable, the amount advanced under the receivable toward the purchase price of the financed vehicle and any related costs, exclusive of any amount allocable to the premium of force-placed physical damage insurance covering the financed vehicle.

“Banks” means Fifth Third (Ohio), Fifth Third (Michigan), their respective affiliates and their respective predecessors in interest.

“business day” is any day other than a Saturday, a Sunday, a legal holiday or any other day on which national banking institutions or commercial banking institutions in the States of New York, Ohio, Michigan or Delaware are authorized or required by law, executive order or governmental decree to be closed.

“Class A Noteholders’ Interest Distributable Amount” means, with respect to any distribution date, the amount of interest accrued on the Class A Notes during the prior Interest Accrual Period, plus any amount of interest on the Class A Notes that was not paid when due on a prior distribution date (and, to the extent permitted by law, any interest on that unpaid amount).

“Class A Principal Distributable Amount” means, with respect to any distribution date, an amount equal to the greater of (a) the outstanding amount of the Class A-1 Notes immediately prior to such distribution date and (b) an amount equal to (i) the outstanding amount of the Class A Notes immediately prior to such distribution date minus (ii) the lesser of (A) 90.50% of the Pool Balance for such distribution date and (B) an amount equal to (1) the Pool Balance for such distribution date minus (2) the Overcollateralization Target Amount for such distribution date; provided, however, that on the final scheduled distribution date of any subclass of Class A Notes, the Class A Principal Distributable Amount shall not be less than the amount that is necessary to pay that subclass of Class A Notes in full; and provided further that, the Class A Principal Distributable Amount on any distribution date shall not exceed the outstanding amount of the Class A Notes on that distribution date.

“Class B Noteholders’ Interest Distributable Amount” means, with respect to any distribution date, the amount of interest accrued on the Class B Notes during the prior Interest Accrual Period, plus any amount of interest on the Class B Notes that was not paid when due on a prior distribution date (and, to the extent permitted by law, any interest on that unpaid amount).

“Class B Principal Distributable Amount” means, with respect to any distribution date, an amount equal to (a) 100% of the Regular Principal Allocation for such distribution date minus (b) the Class A Principal Distributable Amount for such distribution date; provided, however, that, on the final scheduled distribution date for the Class B Notes, the Class B Principal Distributable Amount shall not be less than the amount that is necessary to pay the Class B Notes in full; and provided further that the Class B Principal Distributable Amount on any distribution date shall not exceed the outstanding amount of the Class B Notes on that distribution date.

“Clearstream” means Clearstream Banking, société anonyme, a professional depository organized under the laws of Luxembourg.

“closing date” means June     , 2004.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Account” means an account established initially at the indenture trustee pursuant to the sale and servicing agreement, held in the name of the indenture trustee, into which the servicer is required to deposit collections on the receivables and other amounts.

“Collection Period” means, with respect to any distribution date, the calendar month preceding the month in which such distribution date occurs.

“Collections” means, with respect to any receivable and to the extent received by the servicer after the cutoff date, without duplication, (i) any monthly payment by or on behalf of the obligor thereunder, (ii) any full or partial prepayment of such receivable, (iii) all Liquidation Proceeds and Recoveries, (iv) any amounts received by the servicer with respect to any receivable after the date the related financed vehicle has been repossessed, net of out-of-pocket expenses (including, without limitation, any auction, painting, repair, refurbishment or legal expenses) relating thereto and (v) any other amounts received by the servicer which, in accordance with its

Customary Servicing Practices would be applied to the payment of accrued interest or to reduce the Principal Balance of such receivable; provided, however, that the term “Collections” in no event will include (1) for any distribution date, any amounts in respect of any receivable the Purchase Amount of which has been included in the Total Distribution Amount on such distribution date or a prior distribution date and (2) collections allocable to Supplemental Servicing Fees in accordance with the Simple Interest Method.

“Contract Rate” means, with respect to a receivable, the annual rate of interest stated in the related contract.

“Controlling Class” means the Class A Notes, voting together as a single class, as long as any Class A Notes are outstanding and, thereafter, the Class B Notes as long as any Class B Notes are outstanding.

“CPI Insurance” means physical loss and damage insurance obtained by the servicer with respect to a financed vehicle for which the related obligor failed to maintain physical loss and damage insurance as required by the related receivable.

“Customary Servicing Practices” means the customary servicing practices of the servicer with respect to comparable retail automobile receivables that the servicer services for itself and others, as in effect from time to time, in accordance with reasonable care and in a manner that will not materially and adversely affect the interests of the noteholders and certificateholders, except as such servicing practices may be explicitly modified by the transaction documents.

“cutoff date” means the close of business on May 31, 2004.

“determination date” means, with respect to each distribution date, the sixteenth calendar day of the month in which such distribution date occurs (or if such sixteenth day is not a business day, the next succeeding business day).

“distribution date” means the date on which the trust will pay interest and principal on the notes and certificates, which will be the 20th day of each month or, if any such day is not a business day, on the next business day, commencing July 20, 2004.

“DTC” means The Depository Trust Company and any successor depository.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Euroclear” means a professional depository operated by Euroclear Bank S.A/N.V.

“Event of Default” is described under “Description of the Notes—The Indenture—Events of Default”.

“Federal Tax Counsel” means Sidley Austin Brown & Wood LLP.

“Fifth Third (Michigan)” means Fifth Third Bank, a Michigan banking corporation.

“Fifth Third (Ohio)” means Fifth Third Bank, an Ohio banking corporation.

“Fifth Third GAP” means, with respect to any receivable, an insurance policy or debt cancellation agreement offered by one of the Banks which covers, in the event of a casualty with respect to the financed vehicle, the Principal Balance of the receivable remaining after application of the casualty insurance proceeds to the amount due on the receivable.

“final scheduled distribution date” for each class of offered notes means the respective dates set forth on the cover page of this prospectus supplement or, if such date is not a business day, the next succeeding business day.

“financed vehicle” means a new or used automobile, light-duty truck, van, minivan or sport utility vehicle, together with all accessions thereto, securing an obligor’s indebtedness under the related contract.

“First Allocation of Principal” means, with respect to any distribution date, the excess, if any, of (x) the aggregate outstanding amount of the Class A Notes (as of the day immediately preceding such distribution date) over (y) the Pool Balance for such distribution date.

“GAP Amount” means the portion of the total payoff amount of a receivable which the servicer determines is required to be cancelled pursuant to Fifth Third GAP (as described in the related contract or other documents), if the obligor on such receivable has purchased Fifth Third GAP.

“indenture trustee” means The Bank of New York, a New York banking corporation, as indenture trustee under the indenture.

“Interest Accrual Period” means, with respect to the Class A-1 Notes, the period from and including the most recent distribution date (or, in the case of the first distribution date, the closing date) to and including the day before the distribution date and, with respect to the Class A-2 Notes, Class A-3 Notes, Class A-4 Notes and Class B Notes, the period from and including the 20th day of the preceding calendar month (or, in the case of the first distribution date, the closing date) to and including the 19th day of the calendar month in which such distribution date occurs.

“Liquidated Receivable” means a receivable with respect to which the earliest of the following shall have occurred: (i) the related financed vehicle has been repossessed and liquidated and liquidation proceeds have been received by the servicer, (ii) the servicer has determined in accordance with its Customary Servicing Practices that all amounts that it expects to receive with respect to the receivables have been received; and (iii) the end of the Collection Period in which the receivable becomes 180 days or more past due.

“Liquidation Proceeds” means with respect to any receivable that becomes a Liquidated Receivable, the moneys collected in respect thereof, from whatever source, during or after the Collection Period in which such receivable became a Liquidated Receivable, including liquidation of the related financed vehicle, net of any out-of-pocket expenses (including, without limitation, any auction, painting, repair, refurbishment or legal expenses) relating thereto and any amounts required by law to be remitted to the obligor on such Liquidated Receivable.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“obligor” on a receivable means the purchaser or co-purchasers of the related financed vehicle, and any other person obligated to make payments thereunder.

“offered notes” means the Class A Notes.

“outstanding amount” means, as of any date of determination and as to any notes, the aggregate principal amount of such notes outstanding as of such date of determination.

“Overcollateralization Target Amount” means, as of any distribution date, the greater of:

•	3.00% of the aggregate principal balance of the receivables on the last day of the prior calendar month; and

•	0.75% of the aggregate principal balance of the receivables as of the cutoff date;

provided, however, that the Overcollateralization Target Amount will not exceed the Pool Balance as of any distribution date.

“Plan” means an employee benefit or other plan or arrangement (such as an individual plan or Keogh plan) that is subject to ERISA, Section 4975 of the Code or a substantially similar federal, state or local law.

“Pool Balance” means, as of any date of determination, an amount equal to the aggregate Principal Balance of the receivables at the end of the immediately preceding Collection Period.

“Principal Balance” means, with respect to any receivable as of the last day of the Collection Period immediately preceding a date of determination, the Amount Financed minus an amount equal to the sum, as of the close of business on the last day of such Collection Period, of (1) that portion of all amounts received on or prior to such day with respect to such receivable and allocable to principal using the simple interest method and (2) the principal amount by which a receivable is reduced pursuant to an order from a court of competent jurisdiction or as otherwise required by applicable law. The “Principal Balance” of any receivable that becomes a Liquidated Receivable will be deemed to be zero as of the date it becomes a Liquidated Receivable. The “Principal Balance” of any receivable that becomes a Purchased Receivable will be deemed to be zero as of the last day of the Collection Period immediately preceding the distribution date on which it is to be repurchased.

“Principal Distribution Account” means the segregated trust account established and maintained by the indenture trustee, initially with itself, in the name of the indenture trustee, into which amounts released from the Collection Account for distributions of principal to the noteholders will be deposited and from which all distributions of principal to the noteholders will be made.

“Purchase Amount” means, with respect to any receivable that became a Purchased Receivable, the unpaid principal balance owed by the obligor thereon plus unpaid accrued interest on such amount at the applicable Contract Rate to the last day of the Collection Period preceding the distribution date on which such receivable is purchased by the servicer or the seller.

“Purchased Receivable” means a receivable purchased as of the close of business on the last day of a Collection Period by the servicer in accordance with the sale and servicing agreement, or repurchased by or on behalf of the seller in accordance with the applicable purchase agreement.

“Realized Losses” means, as to any distribution date, the amount, if any, by which the outstanding aggregate Principal Balance of all receivables that became Liquidated Receivables during the related Collection Period exceeds that portion allocable to principal of all net Liquidation Proceeds received with respect to such Liquidated Receivables.

“Record Date” means with respect to any distribution date, the day immediately preceding such distribution date or, if the securities are issued as definitive securities, the last day of the preceding month.

“Recoveries” means, with respect to any Collection Period after a Collection Period in which a receivable becomes a Liquidated Receivable, all monies received by the servicer with respect to such Liquidated Receivable during that Collection Period, net of any fees, costs and expenses incurred by the servicer in connection with the collection of such Liquidated Receivable and any payments required by law to be remitted to the obligor.

“Regular Principal Allocation” means, with respect to any distribution date, the excess, if any, of the aggregate outstanding amount of the notes as of the day immediately preceding such distribution date over (a) the Pool Balance with respect to such distribution date less (b) the Overcollateralization Target Amount with respect to such distribution date.

“Reserve Account” means the segregated trust account established and maintained by the indenture trustee, in the name of the indenture trustee, into which the trust will make certain deposits as specified in this prospectus supplement.

“Reserve Account Required Amount” means 0.25% of the Pool Balance as of the cutoff date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the Securities and Exchange Commission.

“Second Allocation of Principal” means, with respect to any distribution date, the excess, if any, of (x) the aggregate outstanding amount of the Class A Notes and the Class B Notes (as of the day immediately preceding such distribution date) over (y) the Pool Balance for such distribution date; provided, however, that the Second Allocation of Principal on or after the final scheduled distribution date of any class of notes shall not be less than the amount that is necessary to reduce the outstanding amount of such class of notes to zero.

“Servicing Fee” means, with respect to any distribution date, an amount equal to the product of (a) one-twelfth (or in the case of the first distribution date, a fraction, the numerator of which is the number of days from but not including the cutoff date to and including the last day of the first Collection Period and the denominator of which is 360), (b) 1.00% and (c) the Pool Balance as of the first day of the immediately preceding Collection Period (or, in the case of the first distribution date, as of the cutoff date).

“Simple Interest Method” means the method of allocating the monthly payments and all other amounts received with respect to a receivable to interest in an amount equal to the product of (i) the applicable Contract Rate, (ii) the period of time (expressed as a fraction of a year, based on the actual number of days in the calendar month and 365 or 366 days, as applicable, in the calendar year) elapsed since the preceding payment was made under such receivable and (iii) the outstanding principal amount of such receivable, and allocating the remainder of each such monthly payment (1) first, to principal to reduce the scheduled principal amount outstanding on such Receivable to the extent of the remaining scheduled payment (except in the case of contracts which are subject to CPI Insurance, in which case the remainder of each such monthly payment will be allocated first to pay the monthly installment then due and payable with respect to CPI Insurance and second, any remainder will be allocated to principal to reduce the scheduled principal amount outstanding on the receivable to the extent of the remaining scheduled payment), (2) second, to the payment of unpaid Supplemental Servicing Fees with respect to such receivable and (3) third, to principal to reduce the principal amount outstanding on the receivable.

“Supplemental Servicing Fee” means any and all (i) late fees, (ii) extension fees, (iii) non-sufficient funds charges, (iv) prepayment charges and (v) any and all other administrative fees or similar charges allowed by applicable law with respect to any receivable; provided, however, that any amounts received by the servicer with respect to any receivable after the date the related financed vehicle has been repossessed shall not constitute “Supplemental Servicing Fees”.

“Total Distribution Amount” means, with respect to any distribution date, the sum of the following amounts, without duplication, with respect to the related Collection Period: (i) all Collections received by the servicer during such Collection Period and (ii) the Purchase Amount of each receivable that is to become a Purchased Receivable on such distribution date.

“Total Required Payment” on any distribution date, will be the sum of the distributions specified in clauses (1) through (6) under “Application of the Total Distribution Amount—Priority of Payments” in this prospectus supplement.

ANNEX I

Global Clearance, Settlement and Tax Documentation Procedures

The globally-offered securities to be issued from time to time will initially be available only in book-entry form. Investors in the globally-offered securities may hold those securities through any of DTC, Clearstream or Euroclear. The globally-offered securities will be tradable as home market instruments in both the European and United States domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

Secondary market trading between investors holding globally-offered securities through Clearstream and Euroclear will be conducted in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice.

Secondary market trading between investors holding globally-offered securities through DTC will be conducted in accordance with the rules and procedures applicable to United States corporate debt obligations.

Secondary cross-market trading between Clearstream or Euroclear and organizations participating in DTC that hold offered securities will be effected on a delivery-against-payment basis through the respective depositaries of Clearstream and Euroclear, in such capacity, and as DTC participants.

See “Certain Information Regarding the Securities—Book-Entry Registration” in the prospectus for further information.

Exemption For Non-United States Persons.

Non-United States Persons that are beneficial owners of the globally-offered securities can obtain a complete exemption from the withholding tax by filing Form W-8 BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding).

Exemption For Non-United States Persons With Effectively Connected Income.

Non-United States Persons, including non-United States corporations or banks with a United States branch, that are beneficial owners of the globally-offered securities and for which the related interest income is effectively connected with the conduct of a trade or business in the United States can obtain a complete exemption from the withholding tax by filing Form W-8 ECI (Certificate of Foreign Person’s Claim for Exemption from Withholdings on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

Exemption or Reduced Rate For Non-United States Persons Resident in Treaty Countries.

Non-United States Persons that are beneficial owners of the globally-offered securities and reside in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate, depending on the treaty terms, by filing Form W-8 BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding).

Exemption For United States Persons.

United States Persons that are beneficial owners of the globally-offered securities can obtain a complete exemption from the withholding tax by filing Form W-9 (Payer’s Request for Taxpayer Identification Number and Certification).

United States Federal Income Tax Reporting Procedure.

The beneficial owner of a globally-offered security files by submitting the appropriate form to the person through whom he holds, which person would be the clearing agency in the case of persons holding directly on the

A-1

books of the clearing agency. Form W-8 ECI and Form W-8 BEN are effective from the date the form is signed through the end of the third succeeding calendar year.

This summary does not deal with all aspects of United States federal income tax withholding that may be relevant to foreign holders of the globally-offered securities. We suggest that you read “Material Federal Income Tax Consequences” in the prospectus for further information and consult your own tax advisors with respect to the tax consequences of holding or disposing of the globally-offered securities. The information contained in this Annex I is an integral part of the prospectus supplement to which it is attached.

A-2

Asset Backed Notes

Asset Backed Certificates

Citigroup Vehicle Securities Inc.

Before you purchase any of these securities, be sure to read the risk factors beginning on page 9 of this prospectus and the risk factors set forth in the related prospectus supplement.

The notes and the certificates will represent obligations of or interests in the trust only and will not represent obligations of or interests in Citigroup Vehicle Securities Inc., the seller, the servicer or any of their respective affiliates.

This prospectus may be used to offer and sell any of the notes and/or certificates only if accompanied by the prospectus supplement for the related trust.

Each trust—

•	will issue asset-backed notes and/or certificates in one or more classes, rated in one of the four highest rating categories by at least one nationally recognized statistical rating organization;

•	will own—

—	interests in a portfolio of motor vehicle installment loans;

—	collections on those loans;

—	security interests in the vehicles financed by those loans; and

—	funds in the accounts of the trust; and

•	may have the benefit of some form of credit or payment enhancement.

The main sources of funds for making payments on a trust’s securities will be collections on a portfolio of motor vehicle installment loans and any enhancement that the trust may have.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any related prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 28, 2004

READING THIS PROSPECTUS AND THE ACCOMPANYING

PROSPECTUS SUPPLEMENT

We provide information on your securities in two separate documents that offer varying levels of detail:

•	this prospectus provides general information, some of which may not apply to a particular series of securities, including your securities, and

•	the accompanying prospectus supplement will provide a summary of the specific terms of your securities.

If the terms of the securities described in this prospectus vary with the accompanying prospectus supplement, you should rely on the information in the prospectus supplement.

We include cross-references to sections in these documents where you can find further related discussions. Refer to the table of contents in the front of each document to locate the referenced sections.

You will find a glossary of defined terms used in this prospectus on page 71.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including any information incorporated by reference. We have not authorized anyone to provide you with different information. The information in this prospectus or the accompanying prospectus supplement is only accurate as of the dates on their respective covers.

In this prospectus, the terms “we,” “us” and “our” refer to Citigroup Vehicle Securities Inc.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Citigroup Vehicle Securities Inc., as the originator of each trust, has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering from time to time of Asset Backed Notes and/or Asset Backed Certificates by various trusts created from time to time. This prospectus is part of the registration statement but the registration statement includes additional information.

You may inspect and copy the registration statement at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 (telephone 800-732-0330). Also, the SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to those documents.

The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the related prospectus supplement. We incorporate by reference any future annual, monthly or special SEC reports and proxy materials filed by or on behalf of a trust until we terminate our offering of the securities by that trust.

Copies of the Documents

You may receive a free copy of any or all of the documents incorporated by reference in this prospectus or incorporated by reference into the accompanying prospectus supplement if:

•	you received this prospectus and the related prospectus supplement and

•	you request such copies from Citigroup Vehicle Securities Inc., 390 Greenwich Street, New York, New York 10013 (telephone 212-816-6000).

This offer only includes the exhibits to those documents if the exhibits are specifically incorporated by reference in the documents. You may also read and copy these materials at the public reference facilities of the SEC in Washington, D.C. referred to above.

SUMMARY

The following summary is a short description of the main structural features that a trust’s securities may have. For that reason, this summary does not contain all of the information that may be important to you or that describes all of the terms of a security. To fully understand the terms of a trust’s securities, you will need to read both this prospectus and the related prospectus supplement, in their entirety.

The Trusts

A separate trust will be formed to issue each series of securities. Each trust will be formed by an agreement between the depositor and the trustee of the trust.

The Seller

The prospectus supplement will name the seller of the receivables with respect to each trust. There may be more than one seller of receivables with respect to a given trust. In the case of a trust with respect to which there is more than one seller, you should construe references in this prospectus to the “seller” to be references to each applicable seller, as appropriate.

The Servicer

The prospectus supplement will name the servicer with respect to each trust.

The Depositor

Citigroup Vehicle Securities Inc.

Trustee

The prospectus supplement will name the trustee for the trust.

Indenture Trustee

If a trust issues notes, the prospectus supplement will name the related indenture trustee.

Securities

A trust’s securities may include one or more classes of notes and/or certificates. You will find the following information about each class of securities in the prospectus supplement:

•	its principal amount;

•	its interest rate, which may be fixed or variable or a combination;

•	the timing, amount and priority or subordination of payments of principal and interest;

•	the method for calculating the amount of principal and interest payments;

•	the payment dates, which may occur at monthly, quarterly or other specified intervals, for that class;

•	its final scheduled payment date;

•	whether and when it may be redeemed prior to its final scheduled payment date; and

•	how losses on the receivables are allocated among the classes of securities.

Some classes of securities may be entitled to:

•	principal payments with disproportionate, nominal or no interest payments or

•	interest payments with disproportionate, nominal or no principal payments.

The prospectus supplement will identify any class of securities that is not being offered to the public.

Optional Prepayment

Generally, the servicer will have the option to purchase the receivables of each trust on any payment date when the aggregate principal balance of the receivables sold to the trust has declined to 10% (or such other percentage specified in the prospectus supplement) or less of the initial principal balance. Upon such a purchase, the securities of that trust will be prepaid in full.

The Receivables and Other Trust Property

The assets of each trust will consist of interests in a pool of retail installment sales contracts, retail installment loans, purchase money notes or other notes made by or acquired by the seller and secured by new and used automobiles, light-duty trucks, motorcycles, recreational vehicles, vans, minivans and/or sport utility vehicles and other property, including:

•	the rights to receive payments made on the receivables after the cut-off date specified in the related prospectus supplement;

•	security interests in the vehicles financed by the receivables; and

•	any proceeds from claims on various related insurance policies.

The receivables will be originated either by the seller with respect to the trust, a transferor to such seller or by motor vehicle dealers or lenders. In the latter case, the receivables will have been purchased, directly or indirectly, by the seller pursuant to agreements with the dealers or lenders. The seller will sell the receivables to the depositor who will in turn convey them to the trust that is issuing the related series of securities.

You will find a description of the characteristics of each trust’s receivables in the related prospectus supplement.

For a more detailed description of the receivables, including the criteria they must meet in order to be included in a trust, and the other property supporting the securities, see “The Receivables Pools” in this prospectus.

Other Property of the Trust

In addition to the receivables, each trust will own amounts on deposit in various trust accounts, which may include:

•	an account into which collections are deposited;

•	an account to fund post-closing purchases of additional receivables; or

•	a reserve account or other account relating to credit enhancement.

Purchase of Receivables After the Closing Date

If a trust has not purchased all of its receivables at the time you purchase your securities, it will purchase the remainder of its receivables from the depositor, which will purchase the receivables from the related seller, over a period specified in the prospectus supplement.

Credit or Payment Enhancement

The prospectus supplement will specify the credit or payment enhancement, if any, for each series of securities. Credit or payment enhancement may consist of one or more of the following:

•	subordination of one or more classes of securities;

•	a reserve account;

•	overcollateralization, meaning the amount by which the principal amount of the receivables exceeds the principal amount of all of the trust’s securities;

•	excess interest collections, meaning the excess of anticipated interest collections on the receivables over servicing fees, interest on the trust’s securities and any amounts required to be deposited in a reserve account, if any;

•	letter of credit or other credit facility;

•	surety bond or insurance policy;

•	liquidity arrangements;

•	swaps (including currency swaps) and other derivative instruments and interest rate protection agreements;

•	repurchase or put obligations;

•	yield supplement accounts or agreements;

•	guaranteed investment contracts;

•	guaranteed rate agreements; or

•	other agreements with respect to third party payments or other support.

Limitations or exclusions from coverage could apply to any form of credit or payment enhancement. The prospectus supplement will describe the credit or payment enhancement and related limitations and exclusions applicable for securities issued by a trust. The presence of enhancements cannot guarantee that losses will not be incurred on the securities.

Reserve Account

If there is a reserve account, the seller with respect to the trust will initially deposit in it cash or securities having a value equal to the amount specified in the prospectus supplement.

Amounts on deposit in a reserve account will be available to cover shortfalls in the payments on the securities as described in the prospectus supplement. The prospectus supplement will also specify (1) any targeted balance to be maintained in the reserve account and what funds are available for deposit to reinstate that balance, and (2) when and to whom any amount will be distributed if the balance exceeds this targeted amount.

For more information about credit enhancement, see “Description of the Receivables Transfer and Servicing Agreements—Credit and Payment Enhancement” in this prospectus.

Transfer and Servicing of the Receivables

With respect to each trust, a seller will sell the related receivables to the depositor under a receivables purchase agreement. In turn, the depositor will transfer the receivables to the trust under a sale and servicing agreement or a pooling and servicing agreement. The related servicer will agree with the trust to be responsible for servicing, managing, maintaining custody of and making collections on the receivables.

For more information about the sale and servicing of the receivables, see “Description of the Receivables Transfer and Servicing Agreements—Sale and Assignment of Receivables” in this prospectus.

Servicing Fees

Each trust will pay the related servicer a servicing fee based on the outstanding balance of the receivables. The amount of the servicing fee will be specified in the prospectus supplement. The servicer will also be entitled to retain as supplemental servicing compensation certain fees and charges paid by obligors and net investment income from reinvestment of collections on the receivables.

Servicer Advances of Certain Late Interest Payments

If so specified in the related prospectus supplement, when interest collections received on the receivables are less than the scheduled interest collections in a monthly collection period, the servicer will advance to the trust that portion of the shortfalls that the servicer, in its sole discretion, expects to be paid in the future by the related obligors.

The servicer will be entitled to reimbursement from other collections of the trust for those advances that are not repaid out of collections of the related late payments.

Repurchase May Be Required For Modified Receivables

Unless otherwise specified in the related prospectus supplement, in the course of its normal servicing procedures, the servicer may defer or modify the payment schedule of a receivable. Some of these arrangements may obligate the servicer to repurchase the receivable.

For a discussion of the servicer’s repurchase obligations, see “Description of the Receivables Transfer and Servicing Agreements—Servicing Procedures” in this prospectus.

Repurchase May Be Required For Breaches of Representation or Warranty

Each seller will make representations and warranties as of the cut-off date or the closing date, as applicable, relating to the receivables sold by it to the depositor.

The seller will be required to repurchase a receivable from the trust if (1) one of the seller’s representations or warranties is breached with respect to that receivable and (2) the interests of the depositor, issuer, indenture trustee or the holders of the notes are materially and adversely affected by the breach and (3) the breach has not been cured within a specified time period following the discovery by or notice to the seller of the breach. If so specified in the related prospectus supplement, the seller will be permitted, in a circumstance where it would otherwise be required to repurchase a receivable as described in the preceding sentence, to substitute a comparable receivable for the receivable otherwise requiring repurchase.

For a discussion of the representations and warranties given by the seller and its related repurchase obligations, see “Description of the Receivables Transfer and Servicing Agreements—Sale and Assignment of Receivables” in this prospectus.

Tax Status

Where applicable, Sidley Austin Brown & Wood LLP, Federal Tax Counsel to each trust, will deliver an opinion with respect to each related trust that, for federal income tax purposes:

(1)	securities issued as notes will be treated as indebtedness;

(2)	securities issued as certificates will be treated as ownership interests in the related trust fund (which would likely be treated as a tax partnership) or in its assets; and

(3)	each trust will not be characterized as an association (or publicly traded partnership) taxable as a corporation.

See “Material Federal Income Tax Consequences” and “Certain State Tax Consequences” in this prospectus for additional information concerning the application of federal and state tax laws to the securities.

ERISA Considerations

Notes

Offered notes will generally be eligible for purchase by employee benefit plans.

Unsubordinated Grantor Trust Certificates

Certificates issued by a grantor trust that have an investment grade rating will generally be eligible for purchase by employee benefit plans.

Other Certificates

Certificates issued by a grantor trust that do not have an investment grade rating and certificates issued by an owner trust generally will not be eligible for purchase by an employee benefit plan.

If you are an employee benefit plan, you should review the matters discussed under “ERISA Considerations” in this prospectus and the prospectus supplement before investing in the securities.

Form, Denomination and Record Date

Generally, you may purchase securities only in book-entry form and will not receive your securities in definitive form. You may purchase securities in the denominations set forth in the prospectus supplement. The record date for a payment date will be the business day immediately preceding the payment date or, if definitive securities are issued, the last day of the preceding calendar month.

RISK FACTORS

You should consider the following risk factors in deciding whether to purchase any of the securities.

Interests of other persons in the receivables could reduce the funds available to make payments on your securities

Financing statements under the UCC will be filed reflecting the sale of the receivables by the seller to us and by us to the trust. Unless otherwise specified in the related prospectus supplement, the seller’s accounting records and computer systems will be marked to reflect a sale of the receivables to the depositor and the transfer of the receivables by the depositor to the trust. However, because the servicer will maintain possession of the receivables and not segregate or mark the receivables as belonging to the trust, another person could acquire an interest in a receivable that is superior to the trust’s interest by obtaining physical possession of the loan document representing that receivable without knowledge of the assignment of the receivable to the trust. If another person acquires an interest in a receivable that is superior to the trust’s interest in the receivable, some or all of the collections on that receivable may not be available to make payment on the securities.

If another person acquires a security or other interest in a financed vehicle that is superior to the trust’s security interest in the vehicle, some or all of the proceeds from the sale of the vehicle may not be available to make payments on the securities.

The trust’s security interest in the financed vehicles could be impaired for one or more of the following reasons:

•	the seller might fail to perfect its security interest in a financed vehicle;

•	another person may acquire an interest in a financed vehicle that is superior to the trust’s security interest through fraud, forgery, negligence or error because the servicer will not amend the certificate of title or ownership to identify the trust as the new secured party;

•	the trust may not have a security interest in the financed vehicles in some states because the certificates of title to the financed vehicles will not be amended to reflect assignment of the security interest therein to the trust;

•	holders of some types of liens, such as tax liens or mechanics’ liens, may have priority over the trust’s security interest; and

•	the trust may lose its security interest in vehicles confiscated by the government.

Neither the seller nor the servicer will be required to repurchase a receivable if the security interest in a related vehicle or the receivable becomes impaired after the receivable is sold to the trust.

Consumer protection laws may reduce payments on your securities

Federal and state consumer protection laws impose requirements upon creditors in connection with extensions of credit and collections on retail installment loans. Some of these laws make an assignee of the loan, such as a trust, liable to the obligor for any violation by the lender. Any liabilities of the trust under these laws could reduce the funds that the trust would otherwise have to make payments on your securities.

Only the assets of the trust are available to pay your securities

The securities represent interests solely in a trust or indebtedness of a trust and will not be insured or guaranteed by the depositor, the seller or any of their respective affiliates, or any other person or entity other than the trust. The only source of payment on your securities are payments received on the receivables and, if and to the extent available, any credit or payment enhancement for the trust. Therefore, you must rely solely on the assets of the trust for repayment of your securities. If these assets are insufficient, you may suffer losses on your securities.

The assets of a trust will consist solely of its receivables and, to the extent specified in the prospectus supplement, various deposit accounts and any credit or payment enhancement.

Amounts on deposit in any reserve account will be limited and subject to depletion. The amount required to be on deposit in any reserve account will be limited. If the amounts in the reserve account are depleted as amounts are paid out to cover shortfalls in distributions of principal and interest on your securities, the trust will depend solely on collections on the receivables and any other credit or payment enhancement to make payments on your securities. In addition, the targeted balance in a reserve account may decrease as the outstanding balance of the receivables decreases.

You may suffer losses upon a liquidation of the receivables if the proceeds of the liquidation are less than the amounts due on the outstanding securities. Under the circumstances described herein and in the related prospectus supplement, the receivables of a trust may be sold after the occurrence of an event of default. The related securityholders will suffer losses if the trust sells the receivables for less than the total amount due on its securities. We cannot assure you that sufficient funds would be available to repay those securityholders in full.

Delays in collecting payments could occur if the servicer ceases to act as servicer

If the servicer that is specified in the related prospectus supplement were to cease acting as servicer, the processing of payments on the receivables and information relating to collections could be delayed, which could delay payments to securityholders. Unless otherwise specified in the related prospectus supplement, the servicer can be removed as servicer if it defaults on its servicing obligations as described in this prospectus. See “Description of the Receivables Transfer and Servicing Agreements—Events of Servicing Termination”. Unless otherwise specified in the related prospectus supplement, the servicer may resign as servicer under certain circumstances described in this prospectus. See “Description of the Receivables Transfer and Servicing Agreements—Certain Matters Regarding the Servicer”.

Bankruptcy of the seller or the depositor could result in delays in payment or losses on the securities

If either a seller, other than a bank, or the depositor becomes subject to bankruptcy proceedings, you could experience losses or delays in payments on your securities. The seller specified in the related prospectus supplement will sell the receivables to the depositor, and the depositor seller will in turn transfer the receivables to the applicable trust. However, if a non-bank seller becomes subject to a bankruptcy proceeding, a court in the bankruptcy proceeding could conclude that the seller effectively still owns the receivables by concluding that the sale to the depositor was not a “true sale.” Similarly, if the depositor becomes subject to a bankruptcy proceeding, a court in the bankruptcy proceeding could conclude that the depositor effectively still owns the receivables by concluding that the sale to the trust was not a “true sale.” In addition, if the parent of either a non-bank seller or the depositor becomes subject to a bankruptcy proceeding, a court in the bankruptcy proceeding could conclude that the parent effectively still owns the receivables by concluding that the parent should be consolidated with the subsidiary for bankruptcy purposes. If a court were to reach any of these conclusions, you could experience losses or delays in payments on your securities due to, among other things:

•	the “automatic stay” which prevents secured creditors from exercising remedies against a debtor in bankruptcy without permission from the court and provisions of the U.S. Bankruptcy Code that permit substitution of collateral in certain circumstances;

•	certain tax or government liens on the seller’s property that arose prior to the transfer of the receivables to the trust have a claim on collections that is senior to payments on your securities; and

•	the trust not having a perfected security interest in (1) one or more of the vehicles securing the receivables or (2) any cash collections held by the servicer, if the servicer is the seller, at the time that the seller/servicer becomes the subject of a bankruptcy proceeding.

The depositor will take steps in structuring the transactions to minimize the risk that a court would consolidate the depositor with its parent for bankruptcy purposes or would conclude that the sale of the receivables by the seller to the depositor and by the depositor to the trust were not “true sales.”

In a 1993 case, the U.S. Court of Appeals for the Tenth Circuit concluded that accounts transferred by a seller to a buyer should be included in the bankruptcy estate of the seller even if the transfer was a true sale. The reasoning appears to be inconsistent with other cases and of expert commentators to the UCC, including comments made after the 1993 decision, and we are not aware of any subsequent cases that have been similarly decided. However, if either a non-bank seller or the depositor enters a bankruptcy proceeding and the court in the bankruptcy proceeding applies the reasoning of the court in that case, you could experience losses or delays in payments on your securities.

The considerations arising from the seller’s insolvency will vary somewhat from those discussed above if the seller is a bank subject to the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989. If the seller specified in the related prospectus supplement is a bank, we will describe the applicable insolvency considerations in that prospectus supplement.

Subordination may cause some classes of securities to bear additional credit risk

To the extent specified in the related prospectus supplement, the rights of the holders of any class of securities to receive payments of interest and principal may be subordinated to one or more other classes of securities.

Holders of subordinated classes of securities will bear more credit risk than more senior classes. Subordination may take the following forms:

•	interest payments on any date on which interest is due may first be allocated to the more senior classes;

•	principal payments on the subordinated classes might not begin until principal of the more senior classes is repaid in full;

•	principal payments on the more senior classes may be made on a payment date before interest payments on the subordinated classes are made;

•	subordinated classes bear the risk of losses on the receivables and the resulting cash shortfalls before the more senior classes do; and

•	if the trust issues notes and the indenture trustee sells the receivables after an event of default, the net proceeds of that sale may be allocated first to pay principal and interest on the more senior classes.

The timing and priority of payment, seniority, allocations of losses and method of determining payments on the respective classes of securities of any trust will be described in the prospectus supplement.

Prepayments on the receivables may adversely affect the average life of and rate of return on your securities

You may not be able to reinvest the principal repaid to you at a rate of return that is equal to or greater than the rate of return on your securities. Faster-than-expected prepayments on the receivables will cause the trust to make payments on its securities earlier than expected. We cannot predict the effect of prepayments on the average life of your securities.

All the receivables, by their terms, may be prepaid at any time. Prepayments include:

•	prepayments in whole or in part by the obligor;

•	liquidations due to default;

•	partial payments with proceeds from physical damage, credit life and disability insurance policies;

•	required purchases of receivables by the servicer or repurchases of receivables by the seller for specified breaches of their representations or covenants; and

•	an optional repurchase of a trust’s receivables by the servicer when their aggregate principal balance is 10% (or such other percentage specified in the prospectus supplement) or less of the initial aggregate principal balance.

A variety of economic, social and other factors will influence the rate of prepayments on the receivables and defaults.

As a result of prepayments, the final payment of each class of securities is expected to occur prior to the final scheduled payment date for that class specified in the related prospectus supplement. If sufficient funds are not available to pay any class of notes in full on its final scheduled payment date, an event of default will occur and final payment of that class of notes will occur later than that date.

For more information regarding the timing of repayments of the securities, see “Maturity and Prepayment Considerations” in the prospectus supplement and in this prospectus.

You may suffer losses on your securities because the servicer will hold collections and commingle them with its own funds

With respect to each trust, unless otherwise specified in the related prospectus supplement, the servicer will generally be permitted to commingle with its own funds (1) collections it receives from obligors on the receivables and (2) the purchase price of receivables required to be repurchased from the trust until the date specified in the prospectus supplement. During this time, the servicer may invest those amounts at its own risk and for its own benefit and need not segregate them from its own funds. If the servicer is unable for any reason to pay these amounts to the trust on the payment date, you might incur a loss on your securities.

For more information about the servicer’s obligations regarding payments on the receivables, see “Description of the Receivables Transfer and Servicing Agreements—Collections” in this prospectus.

If the seller, depositor or the servicer fails to make required repurchases, you may suffer a loss on your securities

In connection with the sale of receivables by the seller to the depositor, the seller will make representations and warranties with respect to the characteristics of the receivables. In connection with the transfer of receivables by the depositor to a trust, the depositor’s rights in respect of those representations and warranties will be assigned to the trust. In some circumstances, the seller may be required to repurchase receivables that do not conform to the representations and warranties. In addition, under some circumstances the servicer may be required to purchase receivables from a trust. If the seller or servicer, as applicable, fails to repurchase any receivables that it is required to purchase, the trust may suffer a loss and, in turn, you may suffer a loss on your securities.

The most senior class of outstanding securities generally controls removal of the servicer upon a default on its servicing obligations	Generally, the holders of a majority of a trust’s most senior class of outstanding securities (or the applicable trustee acting on their behalf) can remove the related servicer if the servicer—
•	does not deliver to the applicable trustee the available funds for application to a required payment after a grace period after notice or discovery;

•	defaults on a servicing obligation that materially and adversely affects the trust after a grace period after notice; or

•	initiates or becomes the subject of insolvency proceedings.

Those holders may also waive a default by the servicer. The holders of any subordinate class of securities do not have any rights to participate in those determinations for so long as any of the more senior classes are outstanding, and the subordinate classes of securities may be adversely affected by determinations made by the more senior classes. See “Description of the Receivables Transfer and Servicing Agreements—Events of Servicing Termination”.

You may not be able to resell your securities

There may be no secondary market for the securities. Underwriters may participate in making a secondary market in the securities, but are under no obligation to do so. We cannot assure you that a secondary market will develop. In addition, there have been times in the past where there have been very few buyers of asset backed securities and thus there has been a lack of liquidity. There may be a similar lack of liquidity in the future. As a result, you may not be able to sell your securities when you want to do so, or you may not be able to obtain the price that you wish to receive.

Geographic concentration of a trust’s receivables may adversely affect your securities

Adverse economic conditions or other factors particularly affecting any state or region where there is a high concentration of a trust’s receivables could adversely affect the securities of that trust. We are unable to forecast, with respect to any state or region, whether any of these conditions may occur, or to what extent the receivables or the repayment of your securities may be affected. The location of a trust’s receivables by state, based upon obligors’ addresses at the time the receivables were originated, will be set out in the related prospectus supplement.

Ratings of the securities

At the initial issuance of the securities of a trust, at least one nationally recognized statistical rating organization will rate the offered securities in one of the four highest rating categories or in the categories otherwise specified in the prospectus supplement. A rating is not a recommendation to purchase, hold or sell securities, and it does not comment as to market price or suitability for a particular investor. The ratings of the offered securities address the likelihood of the payment of principal and interest on the securities according to their terms. We cannot assure you that a rating will remain for any given period of time or that a rating agency will not lower or withdraw its rating if, in its judgment, circumstances in the future so warrant. A reduction or withdrawal of an offered security’s rating would adversely affect its market value.

If book-entry registration is used, you will be able to exercise your rights as a securityholder only through the clearing agency and your ability to transfer your securities may be limited

The securities are expected to be delivered to you in book-entry form through the facilities of The Depository Trust Company or Clearstream (formerly Cedelbank) or Euroclear. Consequently, your securities will not be registered in your name and you will not be recognized as a securityholder by the trustee or any applicable indenture trustee. You will only be able to exercise the rights of a securityholder indirectly through The Depository Trust Company and its participating organizations. Specifically, you may be limited in your ability to resell the securities to a person or entity that does not participate in the Depository Trust Company system or Clearstream or Euroclear. Physical certificates will only be issued in the limited circumstances described in the prospectus. See “Certain Information Regarding the Securities—Definitive Securities” in this prospectus.

THE TRUSTS

The depositor will establish a separate trust as either a Delaware statutory trust or a common law trust to issue each series of notes and/or certificates. Each trust will be established for the transactions described in this prospectus and in the related prospectus supplement. If a trust is a grantor trust for federal income tax purposes, the prospectus supplement will so state.

The Receivables

Certain information concerning the experience of the seller specified in the related prospectus supplement with respect to its portfolio of Motor Vehicle Loans (including previously sold Motor Vehicle Loans that the seller continues to service) will be set forth in the related prospectus supplement. We cannot assure you that the delinquency, repossession and net loss experience (or any other performance data) on any pool of receivables owned by a trust will be comparable to that information.

On the closing date for a trust, the seller will sell and transfer receivables to the depositor, and the depositor will sell and transfer the receivables to the trust, in an amount specified in the related prospectus supplement. Generally, the trust will have the right to receive all payments on those receivables that are received after the date (a “cut-off date”) specified in the prospectus supplement. To the extent provided in the related prospectus supplement, the seller will convey Subsequent Receivables to the depositor, and the depositor will convey those Subsequent Receivables to the trust, as frequently as daily during the Funding Period specified in the prospectus supplement. A trust will purchase any Subsequent Receivables with amounts deposited in a pre-funding account on the closing date. Up to 50% of the net proceeds from the sale of the securities issued by a trust may be deposited into a pre-funding account for the purchase of Subsequent Receivables. Any Subsequent Receivables will also be assets of the applicable trust allocated solely to the series of securities issued by that trust.

A trust will purchase Subsequent Receivables only if the prospectus supplement so specifies.

The property of each trust will also include:

•	security interests in the financed vehicles;

•	the rights to proceeds, if any, from claims on certain theft, physical damage, credit life or credit disability insurance policies, if any, covering the financed vehicles or the obligors;

•	the seller’s and depositor’s rights to documents and instruments relating to the receivables;

•	amounts that from time to time may be held in one or more accounts maintained for the trust;

•	any credit or payment enhancement specified in the prospectus supplement;

•	any property that shall have secured a receivable and that shall have been acquired by or on behalf of the seller, the servicer, the depositor or the applicable trust;

•	the interest of the depositor in any proceeds from recourse to dealers under any dealer agreement with respect to receivables or financed vehicles; and

•	any and all proceeds of the above items.

If the trust issues notes, the trust’s rights and benefits with respect to the property of the trust will be assigned to the indenture trustee for the benefit of the noteholders. If the trust issues certificates, the certificates will represent beneficial interests in the trust, and will be subordinated to the notes to the extent described in the related prospectus supplement.

The Trustee

The trustee for each trust will be specified in the related prospectus supplement. The trustee’s liability in connection with the issuance and sale of the securities will be limited solely to the express obligations of the trustee set forth in the trust agreement or the pooling and servicing agreement. The trustee may resign at any time, in which event the administrator, in the case of a trust agreement, or the servicer, in case of a pooling and servicing agreement, will be obligated to appoint a successor trustee. The administrator or the servicer may also remove the trustee if:

•	the trustee ceases to be eligible to continue as trustee under the trust agreement or the pooling and servicing agreement, as applicable,

•	the trustee becomes legally unable to act, or

•	the trustee becomes bankrupt or insolvent.

In any of these circumstances, the administrator or servicer must appoint a successor trustee. If the trustee resigns or is removed, the resignation or removal and appointment of a successor trustee will not become effective until the successor trustee accepts its appointment.

You will find the addresses of the principal offices of the trustee in the prospectus supplement.

THE RECEIVABLES POOLS

Criteria for Selecting the Receivables. The related prospectus supplement will describe the applicable seller’s or servicer’s underwriting procedures and guidelines, including the type of information reviewed in respect of each applicant, and the applicable servicer’s servicing procedures, including the steps customarily taken in respect of delinquent receivables and the maintenance of physical damage and liability insurance. The receivables to be held by each trust will be purchased by the depositor from the seller specified in the related prospectus supplement in accordance with several criteria, including that each receivable:

•	is secured by a new or used automobile, light-duty truck, motorcycle, recreational vehicle, van, minivan or sport utility vehicle;

•	was originated in the U.S.;

•	has a fixed or variable interest rate;

•	is a simple interest receivable or a precomputed receivable;

•	as of the cut-off date:

—	had an outstanding principal balance of at least the amount set forth in the related prospectus supplement; and
—	was not more than 30 days (or such other number of days specified in the related prospectus supplement) past due;

•	provides for level monthly payments that fully amortize the amount financed over its original term to maturity (provided that the payment in the last month of the term of the receivable may be minimally different from the level monthly payments) or provides for a different type of amortization described in the prospectus supplement; and

•	satisfies the other criteria, if any, set forth in the prospectus supplement.

The related seller or transferor will select the receivables from the Motor Vehicle Loans in its portfolio that satisfy the above criteria. No selection procedures believed by the related seller or transferor to be materially adverse to the holders of securities of the related series will be used in selecting the receivables for the trust from receivables which meet the applicable selection criteria. Terms of the receivables included in each trust that are material to investors will be described in the related prospectus supplement.

Simple Interest Receivables. The receivables may provide for the application of payments on the simple interest method that provides for the amortization of the loan over a series of fixed level payment monthly installments. Each monthly installment under a simple interest receivable consists of an amount of interest which is calculated on the basis of the outstanding principal balance multiplied by the stated contract rate of interest of the loan and further multiplied by the period elapsed since the last payment of interest was made.

If an obligor on a simple interest receivable pays a fixed monthly installment before its scheduled due date—

•	the portion of the payment allocable to interest for the period since the preceding payment was made will be less than it would have been had the payment been made as scheduled; and

•	the portion of the payment applied to reduce the unpaid principal balance will be correspondingly greater.

Conversely, if an obligor pays a fixed monthly installment after its scheduled due date—

•	the portion of the payment allocable to interest for the period since the preceding payment was made will be greater than it would have been had the payment been made as scheduled; and

•	the portion of the payment applied to reduce the unpaid principal balance will be correspondingly less.

In either case, the obligor under a simple interest receivable pays fixed monthly installments until the final scheduled payment date, at which time the amount of the final installment is increased or decreased as necessary to repay the then outstanding principal balance. If a simple interest receivable is prepaid, the obligor is required to pay interest only to the date of prepayment.

Receivables Other Than Simple Interest Receivables. If the receivables are not simple interest receivables, the prospectus supplement will describe the method of applying payments on the receivables.

We Will Provide More Specific Information About the Receivables in the Prospectus Supplement

We will provide information about the receivables to be held by each trust in the related prospectus supplement, including, to the extent appropriate:

•	the portion of the receivables pool secured by new financed vehicles and by used financed vehicles;

•	the aggregate principal balance of all of the related receivables;

•	the average principal balance of the related receivables and the range of principal balances;

•	the number of receivables in the receivables pool;

•	the average original amount financed and the range of original amounts financed;

•	the weighted average contract rate of interest and the range of those rates;

•	the weighted average original term and the range of original terms;

•	the weighted average remaining term and the range of remaining terms;

•	the scheduled weighted average life;

•	the distribution by contract rate of interest and by the states of origination;

•	the seller’s underwriting procedures and guidelines applicable to the receivables; and

•	the servicer’s servicing procedures applicable to the receivables.

MATURITY AND PREPAYMENT CONSIDERATIONS

The weighted average life of the securities of each trust will generally be influenced by the rate at which the principal balances of its receivables are paid, which payment may be in the form of scheduled amortization or prepayments. “Prepayments” for these purposes includes the following circumstances:

•	Prepayments by obligors.

•	The seller may be required to repurchase a receivable sold to the trust if a breach of the representations and warranties made by the seller with respect to the receivable has occurred and the interests of the trust or the holders of the securities are materially and adversely affected by the breach.

•	The servicer may be obligated to purchase a receivable from the trust if breaches of specified covenants occur or if the servicer extends or modifies the terms of a receivable beyond the Collection Period preceding the final scheduled payment date for the class of securities specified in the prospectus supplement.

•	Partial prepayments, including those related to rebates of extended warranty contract costs and insurance premiums.

•	Liquidations of the receivables due to default.

•	Partial prepayments from proceeds from physical damage, credit life and disability insurance policies.

In light of the above considerations, we cannot assure you as to the amount of principal payments to be made on the securities of a trust on each payment date since that amount will depend, in part, on the amount of principal collected on the trust’s receivables during the applicable Collection Period. Any reinvestment risks resulting from a faster or slower incidence of prepayment of receivables will be borne entirely by the securityholders. The related prospectus supplement may set forth certain additional information with respect to the maturity and prepayment considerations applicable to the receivables and the securities of the trust.

The rate of prepayments on the receivables may be influenced by a variety of economic, social and other factors, including the fact that an obligor may not sell or transfer the financed vehicle without the seller’s consent prior to payment of the receivable in full. These factors may also include unemployment, servicing decisions, seasoning of loans, destruction of vehicles by accident, sales of vehicles and market interest rates. A predominant factor affecting the rate of prepayments of a large group of loans is the difference between the interest rates on the loans and prevailing market interest rates. If the prevailing market interest rates were to fall significantly below the interest rates borne by the loans, the rate of prepayment and refinancings would be expected to increase. Conversely, if prevailing market interest rates were to increase significantly above those interest rates, the rate of prepayments and refinancings would be expected to decrease.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of the securities of a trust will be applied by the trust—

•	to the purchase of the receivables from the depositor;

•	if the trust has a pre-funding account, to make the deposit into that account;

•	if the trust has a reserve account, to make the initial deposit into that account;

•	to pay other expenses in connection with the issuance of the securities; and

•	for any other purposes specified in the prospectus supplement.

The depositor will use the portion of the net proceeds from the sale of the securities of a trust that is paid to it to purchase receivables from the related seller and to pay for certain expenses incurred in connection with the purchase of the receivables and the sale of the securities. The trust may also issue one or more classes of securities to the depositor, the seller or an affiliate of the seller in partial payment for the receivables.

THE DEPOSITOR

The depositor was incorporated in the State of Delaware on April 9, 2003 as a wholly-owned subsidiary of Citigroup Financial Products Inc. The depositor maintains its principal office at 390 Greenwich Street, New York, New York 10013. Its telephone number is (212) 816-6000.

The only obligations, if any, of the depositor with respect to the securities issued by any trust may be pursuant to certain limited representations and warranties and limited undertakings to repurchase (or, if so specified in related prospectus supplement, substitute for) receivables under certain circumstances, but only to the extent the related seller simultaneously performs its obligation to repurchase such receivables. The depositor will have no ongoing servicing obligations or responsibilities with respect to any financed vehicle. The depositor does not have, is not required to have, and is not expected in the future to have, any significant assets.

If so specified in the related prospectus supplement, the servicer with respect to the securities issued by any trust may be an affiliate of the depositor. The depositor anticipates that it will acquire receivables in the open market or in privately negotiated transactions, which may be through or from a seller or transferor.

Neither the depositor, the seller nor any of their respective affiliates will insure or guarantee the receivables or the securities issued by any trust.

PRINCIPAL DOCUMENTS

In general, the operations of a trust will be governed by the following documents:

If the trust issues notes:

Document	Parties	Primary Purposes
Trust Agreement	Trustee and depositor	• Creates the trust • Provides for issuance of certificates and payments to certificateholders • Establishes rights and duties of trustee • Establishes rights of certificateholders

Indenture	Trust (as issuer of the notes) and indenture trustee	• Provides for issuance of the notes, the terms of the notes and payments to noteholders • Establishes rights and duties of indenture trustee • Establishes rights of noteholders

Receivables Purchase Agreement	Seller and depositor (as purchaser)	• Effects sale of receivables to the depositor • Contains representations and warranties of seller concerning the receivables

Sale and Servicing Agreement	Depositor (as seller), servicer, a trust (as purchaser), administrator, custodian and indenture trustee

•      Effects sale of receivables to the trust

•      Provides for assignment to trust and indenture trustee of rights to enforce representations and warranties of seller concerning the receivables

•      Contains servicing obligations of servicer

•      Provides for compensation to servicer

•      Directs how cash flow will be applied to expenses of the trust and payments on its securities

If the trust is a grantor trust (as specified in the prospectus supplement):

Document	Parties	Primary Purposes
Receivables Purchase Agreement	Seller and depositor (as purchaser)	• Effects sale of receivables to the depositor • Contains representations and warranties of seller concerning the receivables

Pooling and Servicing Agreement	Trustee, seller, depositor and servicer

•      Creates the trust

•      Effects sale of receivables to the trust

•      Contains representations and warranties of seller concerning the receivables

•      Provides that assignees of the depositor, specifically the trustee, may enforce the seller’s representations and warranties directly

•      Contains servicing obligations of servicer

•      Provides for compensation to servicer

•      Provides for issuance of certificates and payments to certificateholders

•      Directs how cash flow will be applied to expenses of the trust and payments to certificateholders

•      Establishes rights and duties of trustee

•      Establishes rights of certificateholders

Various provisions of these documents are described throughout this prospectus and in the related prospectus supplement. The prospectus supplement for a series will describe any material provisions of these documents as used in that series that differ in a material way from the provisions described in this prospectus.

A form of each of these principal documents has been filed as an exhibit to the registration statement of which this prospectus forms a part. The summaries of the principal documents in this prospectus do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of those principal documents.

PAYMENTS ON THE SECURITIES

The prospectus supplement will describe

•	the timing, amount and priority of payments of principal and interest on each class of the securities,

•	their interest rates or the formula for determining their interest rates,

•	the method of determining the amount of their principal payments,

•	the priority of the application of the trust’s available funds to its expenses and payments on its securities, and

•	the allocation of losses on the receivables among the classes of securities.

The rights of any class of securities to receive payments may be senior or subordinate to other classes of securities. A security may be entitled to

•	principal payments with disproportionate, nominal or no interest payments or

•	interest payments with disproportionate, nominal or no principal payments or

•	residual cash flow remaining after all other classes have been paid.

Interest rates may be fixed or floating. If a class of securities is redeemable, the prospectus supplement will describe when they may be redeemed and at what price. The aggregate initial principal amount of the securities issued by a trust may be greater than, equal to or less than the aggregate initial principal amount of the receivables held by that trust.

Payments of principal and interest on any class of securities will be made on a pro rata basis among all the security holders of that class. If the amount of funds available to make a payment on a class is less than the required payment, the holders of the securities of that class will receive their pro rata share of the amount available for the class. A series may provide for a liquidity facility or similar arrangement that permits one or more classes of securities to be paid in planned amounts on scheduled payment dates.

CERTAIN INFORMATION REGARDING THE SECURITIES

Each class of securities entitled to receive interest payments may bear interest at a fixed rate of interest or a floating rate of interest as more fully described below and in the related prospectus supplement.

Fixed Rate Securities

Each class of fixed rate securities will bear interest at the applicable per annum interest rate or pass-through rate, as the case may be, specified in the related prospectus supplement. Interest on each class of fixed rate securities may be computed on the basis of a 360-day year of twelve 30-day months or on such other day count basis as is specified in the related prospectus supplement.

Floating Rate Securities

Each class of floating rate securities will bear interest for each applicable interest accrual period described in the prospectus supplement at a rate determined (i) by reference to a base rate of interest, plus or minus the number of basis points specified in the prospectus supplement, if any, or multiplied by the percentage specified in the prospectus supplement, if any or (ii) as otherwise specified in the related prospectus supplement. Interest on each class of floating rate securities will be computed on the day count basis specified in the prospectus supplement.

The base rate of interest for any floating rate securities will be based on a London interbank offered rate, commercial paper rates, Federal funds rates, U.S. government treasury securities rates, negotiable certificates of deposit rates or another rate set forth in the related prospectus supplement.

A class of floating rate securities may also have either or both of the following (in each case expressed as a rate per annum):

•	a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest accrual period. In addition to any maximum interest rate that may be applicable to any class of floating rate securities, the interest rate applicable to any class of floating rate securities will in no event be higher than the maximum rate permitted by applicable law; and

•	a minimum limitation, or floor, on the rate at which interest may accrue during any interest accrual period.

Each trust issuing floating rate securities may appoint a calculation agent to calculate interest rates on each class of its floating rate securities. The prospectus supplement will identify the calculation agent, if any, for each class of floating rate securities, which may be either the trustee or indenture trustee with respect to the trust. All determinations of interest by a calculation agent will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the floating rate securities. All percentages resulting from any calculation of the rate of interest on a floating rate security will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward.

Book-Entry Registration

The Trusts May Use Book-Entry Registration Instead of Issuing Definitive Securities. Except generally for the securities, if any, of a trust retained by the seller or its affiliates, each class of securities offered through this prospectus and the related prospectus supplement is expected initially to be represented by one or more certificates registered in the name of DTC’s nominee, except as set forth below. The securities will be available for purchase in the denominations specified in the related prospectus supplement and may be available for purchase in book-entry form only. Accordingly, that nominee is expected to be the holder of record of any class of securities issued in book-entry form. If a class of securities is issued in book-entry form, unless and until Definitive Securities are issued under the limited circumstances described in this prospectus or in the related prospectus supplement, you, as an owner of securities will not be entitled to receive a physical certificate representing your interest in the securities of that class.

If a class of securities is issued in book-entry form, all references in this prospectus and in the related prospectus supplement to actions by holders of that class of securities refer to actions taken by DTC upon instructions from its participating organizations and all references in this prospectus and in the related prospectus supplement to distributions, notices, reports and statements to certificateholders of that class of certificates refer to distributions, notices, reports and statements to DTC or its nominee, as the case may be, as the registered holder of that class of certificates, for distribution to certificateholders of that class of certificates in accordance with DTC’s procedures with respect thereto.

Any securities of a given trust owned by the seller or its affiliates will be entitled to equal and proportionate benefits under the applicable indenture, trust agreement or pooling and servicing agreement, except that, unless the seller and its affiliates own the entire class, those securities will be deemed not to be outstanding for the purpose of determining whether the requisite percentage of securityholders have given any request, demand, authorization, direction, notice, consent or other action under those documents.

The prospectus supplement will specify whether the holders of the notes or certificates of the trust may hold their respective securities as Book-Entry Securities.

You may hold your securities through DTC in the U.S., Clearstream or the Euroclear System in Europe or in any manner described in the related prospectus supplement. The global securities will be tradable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

Initial Settlement of the Global Securities. All global securities will be held in book-entry form by DTC in the name of Cede & Co. as nominee of DTC. Investors’ interests in the global securities will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Clearstream and Euroclear will hold positions on behalf of their customers or participants through their respective depositaries, which in turn will hold those positions in accounts as DTC participants.

Investors electing to hold their global securities through DTC will follow the settlement practices that apply to U.S. corporate debt obligations. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their global securities through Clearstream or Euroclear accounts will follow the settlement procedures that apply to conventional eurobonds, except that there will be no temporary global security and no “lock-up” or restricted period. Global securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

Except as required by law, none of the administrator, if any, the applicable trustee or the applicable indenture trustee, if any, will have any liability for any aspect of the records relating to payments made on account of beneficial ownership interests of the securities of any trust held by DTC’s nominee, or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Secondary Market Trading of the Global Securities. Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading between DTC participants. Secondary market trading between DTC participants will be settled using the procedures applicable to U.S. corporate debt obligations in same-day funds.

Trading between Clearstream customers and/or Euroclear participants. Secondary market trading between Clearstream customers or Euroclear participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Trading between DTC seller and Clearstream or Euroclear purchaser. When global securities are to be transferred from the account of a DTC participant to the account of a Clearstream customer or a Euroclear participant, the purchaser will send instructions to Clearstream or Euroclear through a Clearstream customer or Euroclear participant at least one business day prior to settlement. Clearstream or Euroclear will instruct the respective depositary, as the case may be, to receive the global securities against payment. Payment will include interest accrued on the global securities from and including the last coupon payment date to and excluding the settlement date. Payment will then be made by the respective depositary to the DTC participant’s account against delivery of the global securities. After settlement has been completed, the global securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream customer’s or Euroclear participant’s account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to, and the interest on the global securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (that is, the trade fails), the Clearstream or Euroclear cash debit will be valued instead as of the actual settlement date.

Clearstream customers and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing this is to pre-position funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the global securities are credited to their accounts one day later.

As an alternative, if Clearstream or Euroclear has extended a line of credit to them, Clearstream customers or Euroclear participants can elect not to pre-position funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream customers or Euroclear participants purchasing global securities would incur overdraft charges for one day, assuming they cleared the overdraft when the global securities were credited to their accounts. However, interest on the global securities would accrue from the value date. Therefore, in many cases the investment income on the global securities earned during that one-day period may substantially reduce or offset the amount of those overdraft charges, although this result will depend on each Clearstream customer’s or Euroclear participant’s particular cost of funds.

Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending global securities to the respective depositary for the benefit of Clearstream customers or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

Trading between Clearstream or Euroclear seller and DTC purchaser. Due to time zone differences in their favor, Clearstream customers and Euroclear participants may employ their customary procedures for transactions in which global securities are to be transferred by the respective clearing system, through the respective depositary, to a DTC participant. The seller will send instructions to Clearstream or Euroclear through a Clearstream customer or Euroclear participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct the respective depositary, as appropriate, to deliver the securities to the DTC participant’s account against payment. Payment will include interest accrued on the global securities from and including the last coupon payment date to and excluding the settlement date. The payment will then be reflected in the account of the Clearstream customer or Euroclear participant the following day, and receipt of the cash proceeds in the Clearstream customer’s or Euroclear participant’s account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Clearstream customer or Euroclear participant have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (that is, the trade fails), receipt of the cash proceeds in the Clearstream customer’s or Euroclear participant’s account would instead be valued as of the actual settlement date.

Finally, day traders that use Clearstream or Euroclear and that purchase global securities from DTC participants for delivery to Clearstream customers or Euroclear participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

•	borrowing through Clearstream or Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream or Euroclear accounts) in accordance with the clearing system’s customary procedures;

•	borrowing the global securities in the U.S. from a DTC participant no later than one day prior to settlement, which would give the global securities sufficient time to be reflected in their Clearstream or Euroclear account in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Clearstream customer or Euroclear participant.

The securityholders who are not participants, either directly or indirectly, but who desire to purchase, sell or otherwise transfer ownership of, or other interest in, securities may do so only through direct and indirect participants. In addition, securityholders will receive all distributions of principal and interest from the indenture trustee or the applicable trustee through the participants who in turn will receive them from DTC. Under a book-

entry format, securityholders may experience some delay in their receipt of payments, since payments will be forwarded by the applicable trustee to DTC’s nominee. DTC will forward payments on the securities to its participants, which thereafter will forward them to indirect participants or securityholders. To the extent the related prospectus supplement provides that Book-Entry Securities will be issued, the only “noteholder” or “certificateholder,” as applicable, will be DTC’s nominee. Securityholders will not be recognized by the indenture trustee or the trustee as “noteholders” or “certificateholders” and securityholders will be permitted to exercise the rights of securityholders only indirectly through DTC and its participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers of securities among participants on whose behalf it acts with respect to the securities and is required to receive and transmit distributions of principal and interest on the securities. Participants and indirect participants with which securityholders have accounts with respect to their respective securities similarly are required to make book-entry transfers and receive and transmit payments on the securities on behalf of their respective securityholders. Accordingly, although securityholders will not possess their respective securities, the rules provide a mechanism by which participants will receive payments and will be able to transfer their interests.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a securityholder to pledge securities to persons or entities that do not participate in the DTC system, or otherwise take actions with respect to those securities, may be limited due to the lack of a physical certificate for those securities.

DTC will advise the related administrator or servicer of each trust that it will take any action permitted to be taken by a securityholder under the related indenture, trust agreement or pooling and servicing agreement only at the direction of one or more participants to whose accounts with DTC the related securities are credited. DTC may take conflicting actions with respect to other undivided interests to the extent that its actions are taken on behalf of participants whose holdings include those undivided interests.

Non-U.S. holders of global securities will be subject to U.S. withholding taxes unless those holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

The Depositories. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York UCC, and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entries, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (who may include any of the underwriters of securities of the trust), banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Clearstream Banking, société anonyme (“Clearstream”), was incorporated in 1970 as “Cedel S.A.”, a company with limited liability under Luxembourg law (a société anonyme). Cedel S.A. subsequently changed its name to Cedelbank. On January 10, 2000, Cedelbank’s parent company, Cedel International, société anonyme (“CI”) merged its clearing, settlement and custody business with that of Deutsche Börse Clearing AG (“DBC”). The merger involved the transfer by CI of substantially all of its assets and liabilities (including its shares in Clearstream) to a new Luxembourg company, New Cedel International, société anonyme (“New CI”), which is 50% owned by CI and 50% owned by DBC’s parent company Deutsche Börse AG.

Following the merger, the Board of Directors of CI renamed the companies in the group “Clearstream”. With effect from January 14, 2000, New CI has been renamed “Clearstream International, société anonyme”. On January 18, 2000, Cedelbank was renamed “Clearstream Banking, société anonyme”.

On January 17, 2000 DBC was renamed “Clearstream Banking AG”. Consequently, there are now two entities in the corporate group headed by Clearstream International that share the name “Clearstream Banking”, the entity previously named “Cedelbank” and the entity previously named “Deutsche Börse Clearing AG”.

Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream in a number of currencies, including United States dollars. Clearstream provides to its Clearstream customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depository, Clearstream is subject in Luxembourg to regulation by and supervision by the Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include any of the underwriters of any trust securities. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer, either directly or indirectly.

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and the risk from transfers of securities and cash that are not simultaneous.

The Euroclear system has subsequently been extended to clear and settle transactions between Euroclear participants and counterparties both in Clearstream and in many domestic securities markets. Transactions may be settled in a number of currencies. In addition to safekeeping (custody) and securities clearance and settlement, the Euroclear system includes securities lending and borrowing and money transfer services. The Euroclear system is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation that establishes policy on behalf of Euroclear participants. The Euroclear operator is the Belgian branch of a New York banking corporation that is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

All operations are conducted by the Euroclear operator and all Euroclear securities clearance accounts and cash accounts are accounts with the Euroclear operator. They are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear system and applicable Belgian law. These govern all transfers of securities and cash, both within the Euroclear system, and receipts and withdrawals of securities and cash. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include any of the underwriters of any trust securities. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. The Euroclear operator acts under the Terms and Conditions, the Operating Procedures of the Euroclear system and Belgian law only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Definitive Securities

With respect to any class of notes and any class of certificates issued in book-entry form, those notes or certificates will be issued as Definitive Notes and Definitive Certificates, respectively, to noteholders or certificateholders or their respective nominees, rather than to DTC or its nominee, only if

(1)	the administrator of the trust determines (and informs the indenture trustee or trustee, as applicable, of the trust) that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the securities and the administrator is unable to locate a qualified successor,

(2)	after the occurrence of an Event of Default under the indenture or an Event of Servicing Termination with respect to the securities, holders representing at least a majority of the outstanding principal amount of the notes or the certificates, as the case may be, of the related trust advise the indenture trustee or the trustee through DTC in writing that the continuation of a book-entry system through DTC (or a successor thereto) with respect to those notes or certificates is no longer in the best interest of the holders of those securities.

Upon the occurrence of any event described in the immediately preceding paragraph, the indenture trustee or the trustee will be required to notify all applicable securityholders of a given class through participants of the availability of Definitive Securities. Upon surrender by DTC of the definitive certificates representing the corresponding securities and receipt of instructions for re-registration, the indenture trustee or the trustee will reissue the securities as Definitive Securities to those securityholders.

Distributions of principal of, and interest on, those Definitive Securities will thereafter be made by the indenture trustee or the trustee in accordance with the procedures set forth in the related indenture or the related trust agreement directly to holders of Definitive Securities in whose names the Definitive Securities were registered at the close of business on the record date specified for those securities in the related prospectus supplement. Those distributions will be made by check mailed to the address of the holder as it appears on the register maintained by the indenture trustee or trustee. The final payment on any such Definitive Security, however, will be made only upon presentation and surrender of that Definitive Security at the office or agency specified in the notice of final distribution to the applicable securityholders.

Definitive Securities will be transferable and exchangeable at the offices of the indenture trustee or the trustee or of a registrar named in a notice delivered to holders of Definitive Securities. No service charge will be imposed for any registration of transfer or exchange, but the indenture trustee or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Reports to Securityholders

On or prior to each payment date, the administrator or the servicer will prepare and provide to the related indenture trustee and/or trustee a statement to be delivered to the securityholders on the payment date. With respect to securities of each trust, each statement to be delivered to securityholders will include, to the extent applicable to those securityholders, the following information (and any other information so specified in the prospectus supplement) with respect to that payment date or the related Collection Period, as applicable:

(1)	the amount of the distribution allocable to principal of each class of securities;

(2)	the amount of the distribution allocable to interest on or with respect to each class of securities;

(3)	the interest rate or pass through rate for the next period for any class of securities of that trust with variable or adjustable rates;

(4)	the aggregate principal balance of the receivables as of the close of business on the last day of the preceding Collection Period;

(5)	any credit enhancement amount;

(6)	the aggregate outstanding principal amount for each class of securities, each after giving effect to all payments reported under clause (1) above on that date;

(7)	the amount of the servicing fee paid to the servicer with respect to the related Collection Period;

(8)	the amount of the aggregate amount of losses realized on the receivables during that Collection Period calculated as described in the related prospectus supplement;

(9)	previously due and unpaid interest payments (plus interest accrued on that unpaid interest), if any, on each class of securities, and the change in those amounts from the preceding statement;

(10)	the aggregate amount to be paid in respect of receivables, if any, repurchased in that Collection Period;

(11)	the balance of any reserve account, if any, on that date, after giving effect to changes therein on that date;

(12)	if applicable, the amount of Advances to be remitted by the servicer on that date;

(13)	if applicable, for each such date during any Funding Period, the amount remaining in the pre-funding account; and

(14)	if applicable, for the first such date that is on or immediately following the end of any Funding Period, the amount remaining in the pre-funding account that has not been used to fund the purchase of Subsequent Receivables and is being passed through as payments of principal on the securities of the trust.

Each amount set forth under clauses (1), (2), (7), (8) and (9) with respect to the notes or the certificates of any trust will be expressed as a dollar amount per $1,000 of the initial principal amount of those securities.

Within the prescribed period of time for federal income tax reporting purposes after the end of each calendar year during the term of each trust, the indenture trustee or the trustee will mail to each person who at any time during that calendar year has been a securityholder with respect to the trust and received any payment thereon a statement containing certain information for the purposes of the securityholder’s preparation of federal income tax returns. See “Material Federal Income Tax Consequences”.

In addition, the filing with the SEC of periodic reports with respect to any trust may cease following the reporting period for that trust required by Rule 15d-1 under the Securities Exchange Act of 1934.

THE INDENTURE

With respect to each trust that issues notes, one or more classes of notes of the trust will be issued under the terms of an indenture between the trust and the indenture trustee specified in the prospectus supplement. A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. This summary describes the material provisions common to the notes of each trust that issues notes; the attached prospectus supplement will give you additional information specific to the notes that you are purchasing This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the notes and the indenture.

Events of Default. With respect to the notes issued by a trust, “Events of Default” under the related indenture will consist of:

•	a default by the trust for five days, or any longer period specified in the prospectus supplement, in the payment of any interest on any notes (or, if so specified in the related prospectus supplement, on the most senior class of notes issued by the trust) issued by the trust when the same becomes due and payable;

•	a default in the payment of the principal of or any installment of the principal of any note issued by the trust when the same becomes due and payable;

•	a default in the observance or performance of any covenant or agreement of the trust made in the related indenture other than those dealt with specifically elsewhere as an Event of Default, or any representation or warranty of the trust made in the related indenture or in any certificate or other writing delivered pursuant to or in connection with that indenture proving to have been incorrect as of the time when the representation or warranty was made, which default materially and adversely affects the noteholders and which default continues for a period of 60 days after notice thereof is given to the trust by the applicable indenture trustee or to the trust and the indenture trustee by the holders of at least 25% in principal amount of the Controlling Class;

•	certain events of bankruptcy, insolvency, receivership or liquidation of the applicable trust or its property as specified in the indenture; or

•	any other events set forth in the related prospectus supplement.

The “Controlling Class” of notes of a trust will be its Class A Notes as long as they are outstanding. When they have been paid in full, the next most senior class of the trust’s notes, if any, will become the Controlling Class so long as they are outstanding, and so on.

The amount of principal due and payable to holders of a class of notes under the related indenture until its final scheduled payment date generally will be limited to amounts available to pay principal thereon. Therefore, the failure to pay principal on a class of notes generally will not result in the occurrence of an Event of Default under the indenture until the final scheduled payment date for that class of notes.

Rights upon Event of Default. If an Event of Default should occur and be continuing with respect to the notes of any trust, the related indenture trustee may or, if so directed by holders of a majority in principal amount of the Controlling Class, will be required to declare the principal of those notes to be immediately due and payable. That declaration may be rescinded by the holders of a majority in principal amount of the Controlling Class then outstanding at any time before the indenture trustee obtains a judgment or decree for the payment of money by the trust, if each of the following occurs:

•	the issuer has paid or deposited with the indenture trustee enough money to pay:

—	all payments of principal of and interest on all notes and all other amounts that would then be due if the Event of Default causing the acceleration of maturity had not occurred; and

—	all sums paid or advanced by the indenture trustee and the reasonable compensation, expenses and disbursements of the indenture trustee and its agents and counsel;

•	all Events of Default, other than the nonpayment of the principal of the notes that has become due solely by the acceleration, have been cured or waived; and

•	if any other requirement for the rescission of that declaration is specified in the related indenture, that other requirement has been satisfied.

If the notes issued by any trust have been declared due and payable following an Event of Default, the related indenture trustee may institute proceedings to collect amounts due on the notes, foreclose on trust property, sell the related receivables or exercise other remedies as a secured party, or the related indenture trustee may elect to have the applicable trust maintain possession of those receivables and apply collections as received. However, the indenture trustee may sell the related receivables only if:

•	the holders of 100% of the notes issued by that trust consent to the sale (excluding notes held by the seller, the servicer, the depositor or their affiliates);

•	the proceeds of the sale are sufficient to pay in full the principal of and the accrued interest on the notes of the trust at the date of the sale; or

•	the Event of Default arises from a failure to pay principal or interest, the indenture trustee determines that the proceeds of the receivables would not be sufficient on an ongoing basis to make all payments on the notes of the trust as those payments would have become due if those obligations had not been declared due and payable, and the indenture trustee obtains the consent of the holders of 66 2/3% of the aggregate outstanding amount of the Controlling Class of the trust.

Subject to the provisions of the applicable indenture relating to the duties of the related indenture trustee, if an Event of Default under the indenture occurs and is continuing with respect to notes of the trust, the indenture trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request, order or direction of any of the holders of the notes, unless the noteholders have offered the indenture trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in complying with that request. Subject to the provisions for indemnification and certain limitations contained in the related indenture, the holders of a majority in principal amount of the Controlling Class of a given trust will have the right to direct the time, method and place of conducting any proceeding or any remedy available to the applicable indenture trustee, and the holders of a majority in principal amount of the Controlling Class of the trust may, in certain cases, waive any default with respect thereto, except a default in the payment of principal of any notes of the trust, a default in the payment of interest on the Controlling Class of the trust, or a default in respect of a covenant or provision of the indenture that cannot be modified without the waiver or consent of the holders of all of the outstanding notes of the trust.

Unless otherwise specified in the related prospectus supplement, no holder of a note of any trust will have the right to institute any proceeding with respect to the related indenture, unless—

•	that holder previously has given to the applicable indenture trustee written notice of a continuing Event of Default;

•	the holders of not less than 25% in principal amount of the Controlling Class of the trust have made written request to the indenture trustee to institute the proceeding in its own name as indenture trustee;

•	that holder or those holders have offered the indenture trustee reasonable indemnity;

•	the indenture trustee has for 60 days after that notice, request and offer of indemnity failed to institute the proceeding; and

•	no direction inconsistent with that written request has been given to the indenture trustee during that 60-day period by the holders of a majority of the outstanding amount of the Controlling Class.

Each indenture trustee and the related noteholders, by accepting the related notes, will covenant that they will not at any time institute against the applicable trust or the depositor any bankruptcy, reorganization or other proceeding under any federal or state bankruptcy or similar law.

With respect to any trust, neither the related indenture trustee nor the related trustee in its individual capacity, nor any holder of a certificate representing an ownership interest in the trust nor any of their respective owners, beneficiaries, agents, officers, directors, employees, affiliates, successors or assigns will be personally liable for the payment of the principal of or interest on the related notes or for the agreements of the trust contained in the applicable indenture.

Each trust will be subject to covenants under the indenture. Each trust will be subject to the covenants discussed below, as provided in the related indenture.

•	Restrictions on merger and consolidation. The related trust may not consolidate with or merge into any other entity, unless:

—	the entity formed by or surviving the consolidation or merger is organized under the laws of the United States, any state or the District of Columbia,

—	the entity expressly assumes the trust’s obligation to make due and punctual payments upon the notes of the related trust and the performance or observance of every agreement and covenant of the trust under the indenture,

—	no event that is, or with notice or lapse of time or both would become, an Event of Default under the indenture shall have occurred and be continuing immediately after the merger or consolidation,

—	the trust has been advised that the rating of the notes and the certificates of the trust then in effect would not be reduced or withdrawn by the Rating Agencies as a result of the merger or consolidation,

—	the trust has received an opinion of counsel to the effect that the consolidation or merger would have no material adverse federal tax consequence to the trust or to any related noteholder or certificateholder,

—	any action as is necessary to maintain the lien and security interest created by the related indenture shall have been taken, and

—	if any other condition to the merger or consolidation of the trust with another entity is specified in the related indenture, that condition has been satisfied.

•	Other negative covenants. Each trust will not, among other things—

—	except as expressly permitted by the applicable transaction documents, sell, transfer, exchange or otherwise dispose of any of the assets of the trust,

—	claim any credit on or make any deduction from the principal or interest payable in respect of the notes of the related trust (other than amounts withheld under the tax code or applicable state law) or assert any claim against any present or former holder of those notes because of the payment of taxes levied or assessed upon the trust or its property,

—	dissolve or liquidate in whole or in part,

—	permit the lien of the related indenture to be amended, hypothecated, subordinated, terminated or discharged,

—	permit the validity or effectiveness of the related indenture to be impaired or permit any person to be released from any covenants or obligations with respect to the notes of the related trust under the related indenture except as may be expressly permitted thereby, or

—	permit any lien, charge, excise, claim, security interest, mortgage or other encumbrance to be created on or extend to or otherwise arise upon or burden the assets of the trust or any part thereof, or any interest therein or the proceeds thereof, except for tax, mechanics’ or certain other liens that arise on any financed vehicle solely as a result of an action or omission of the related obligor and except as may be created by the terms of the related indenture.

No trust may engage in any activity other than as specified under the section of the related prospectus supplement titled “The Trust.” No trust will incur, assume or guarantee any indebtedness for any borrowings, other than indebtedness incurred under the related notes and indenture, the related certificates and as a result of any Advances made to it by the servicer or otherwise in accordance with the related sale and servicing agreement or pooling and servicing agreement, as applicable, or other documents relating to the trust.

Annual Compliance Statement. Each trust will be required to file annually with the related indenture trustee a written statement as to the fulfillment of its obligations under the indenture.

Indenture Trustee’s Annual Report. If required under the Trust Indenture Act of 1939, as amended, the indenture trustee for each trust will mail each year to all related noteholders a brief report relating to its eligibility and qualification to continue as indenture trustee under the related indenture, any amounts advanced by it under the indenture, the amount, interest rate and maturity date of certain indebtedness owing by the trust to the applicable indenture trustee in its individual capacity, the property and funds physically held by the indenture trustee in that capacity and any action taken by it that materially affects the related notes and that has not been previously reported.

Satisfaction and Discharge of Indenture. An indenture will be discharged with respect to the collateral securing the notes outstanding under the indenture upon the delivery to the related indenture trustee for cancellation of all outstanding notes or, with certain limitations, upon deposit with that indenture trustee of funds sufficient for the payment in full of all outstanding notes.

Modification of Indenture. Any trust, together with the related indenture trustee, may, without the consent of the noteholders of the trust but with prior notice to each Rating Agency rating the notes of the related trust, execute a supplemental indenture for the following purposes:

•	to correct or amplify the description of any property at any time subject to the lien of the indenture, or better to assure, convey and confirm unto the indenture trustee any property subject or required to be subjected to the lien of the indenture, or to subject to the lien of the indenture additional property;

•	to evidence the succession, in compliance with the applicable provisions hereof, of another person to the trust, and the assumption by any such successor of the covenants of the trust in the indenture and in the notes;

•	to add to the covenants of the trust, for the benefit of the holders of the notes, or to surrender any right or power conferred upon the trust in the indenture;

•	to convey, transfer, assign, mortgage or pledge any property to or with the indenture trustee;

•	to cure any ambiguity, to correct or supplement any provision in the indenture or in any supplemental indenture that may be inconsistent with any other provision in the indenture or in any supplemental indenture or to make any other provisions with respect to matters or questions arising under the indenture or in any supplemental indenture; provided, that such action will not adversely affect the interests of the holders of the notes;

•	to evidence and provide for the acceptance of the appointment hereunder by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as shall be necessary to facilitate the administration of the trusts hereunder by more than one trustee, pursuant to the requirements of the indenture;

•	to modify, eliminate or add to the provisions of the indenture to such extent as shall be necessary to effect the qualification of the indenture under the Trust Indenture Act of 1939, as amended, or under any similar federal statute hereafter enacted and to add to the indenture such other provisions as may be expressly required by the Trust Indenture Act of 1939, as amended; or

•	to add, modify or eliminate such provisions as may be necessary or advisable in order to enable the depositor, the servicer, the seller or any of their respective affiliates to comply with or obtain more favorable treatment under any law or regulation or any accounting rule or principle, it being a condition to any such amendment that each Rating Agency then rating any of the related securities has notified the trust or the indenture trustee that such action will not result in a reduction, withdrawal or downgrade of the then-current rating of any outstanding class of securities.

The trust and the applicable indenture trustee may also enter into supplemental indentures, without obtaining the consent of the noteholders of the related trust but with prior notice to each Rating Agency rating the notes of the related trust, for the purpose of, among other things, adding any provisions to or changing in any manner or eliminating any of the provisions of the related indenture or modifying in any manner the rights of those noteholders (except as provided below) provided that:

•	that action will not materially and adversely affect the interests of any noteholder

—	as evidenced by an opinion of counsel, or

—	if so provided in the related indenture, as evidenced by a letter from each Rating Agency rating the notes of the related trust, to the effect that that action will not cause the then current rating assigned to any class of those notes to be withdrawn or reduced.

The trust and the applicable indenture trustee may also enter into supplemental indentures, with the consent of the holders of a majority of the outstanding notes of the related trust and with notice to each Rating Agency rating the notes of the related trust, for the purpose of, among other things, adding any provisions to or changing in any manner or eliminating any of the provisions of the related indenture or modifying in any manner the rights of those noteholders (except as provided below).

Without the consent of the holder of each such outstanding note affected thereby (in addition to the satisfaction of each of the conditions set forth in the preceding paragraph), however, no supplemental indenture will:

•	change the due date of any installment of principal of or interest on any such note or reduce the principal amount thereof, the interest rate thereon or the redemption price with respect thereto, change the application of the proceeds of a sale of the trust property to payment of principal and interest on the notes or change any place of payment where, or the coin or currency in which, any such note or the interest thereon is payable;

•	impair the right to institute suit for the enforcement of certain provisions of the related indenture regarding payment;

•	reduce the percentage of the outstanding amount of the Controlling Class or of the notes, the consent of the holders of which is required for any such supplemental indenture or the consent of the holders of which is required for any waiver of compliance with certain provisions of the related indenture or of certain defaults or events of default under the indenture and their consequences as provided for in the indenture;

•	modify or alter the definition of “Controlling Class”;

•	modify or alter the provisions of the related indenture regarding the voting of notes held by the applicable trust, any other obligor on those notes, the depositor, the seller or an affiliate of any of them;

•	reduce the percentage of the aggregate outstanding amount of the Controlling Class or of the notes required to direct the related indenture trustee to sell or liquidate the receivables after an Event of Default;

•	modify any of the amendment provisions that require noteholder consent in a manner that is in any respect adverse to the interests of the noteholders, except to increase any percentage specified therein or to provide that certain additional provisions of the transaction documents cannot be modified or waived without the consent of the holder of each outstanding note affected thereby;

•	affect the calculation of the amount of interest or principal payable on any note on any payment date (including the calculation of any of the individual components of the calculation);

•	affect the rights of the noteholders to the benefit of any provisions for the mandatory redemption of the notes provided in the related indenture;

•	permit the creation of any lien ranking prior to or on a parity with the lien of the related indenture with respect to any of the collateral for the notes or, except as otherwise permitted or contemplated in the indenture, terminate the lien of the indenture on any the collateral or deprive the holder of any the note of the security afforded by the lien of the indenture; or

•	impair the right to institute suit for the enforcement of a payment to be made to a holder of notes under the related indenture.

The Indenture Trustee

The indenture trustee for a series of notes will be specified in the related prospectus supplement. The indenture trustee for any trust may resign at any time, in which event the trust will be obligated to appoint a successor indenture trustee. The trust will be obligated to remove an indenture trustee if the indenture trustee ceases to be eligible to continue as such under the related indenture, if the indenture trustee becomes insolvent, if the indenture trustee otherwise becomes incapable of acting pursuant to the indenture or if the indenture trustee breaches any representation, warranty or covenant made by it in the indenture or the related sale and servicing agreement. In those circumstances, the trust will be obligated to appoint a successor trustee for the notes of the applicable trust. In addition, a majority of the Controlling Class may remove the indenture trustee without cause and may appoint a successor indenture trustee. If a trust issues a class of notes that is subordinated to one or more other classes of notes and an Event of Default occurs under the related indenture, the indenture trustee may be deemed to have a conflict of interest under the Trust Indenture Act of 1939 and may be required to resign as trustee for one or more of the classes of notes. In that event, the indenture will provide for a successor indenture trustee to be appointed for those classes of notes. Any resignation or removal of the indenture trustee and appointment of a successor trustee for the notes of the trust does not become effective until acceptance of the appointment by the successor trustee for the trust.

DESCRIPTION OF THE RECEIVABLES TRANSFER AND SERVICING AGREEMENTS

The following summary describes certain terms of the documents pursuant to which the seller sells receivables to the depositor, the depositor transfers those receivables to a trust and the servicer services the receivables on behalf of the trust. The document that provides for the sale of receivables by the seller to the depositor is the receivables purchase agreement. In the case of a trust that is not a grantor trust, the document pursuant to which the depositor transfers the receivables to the trust and the servicer services those receivables for the trust is the sale and servicing agreement. For a grantor trust, the document pursuant to which the depositor transfers the receivables to the trust and the servicer services those receivables for the trust is the pooling and servicing agreement. This section also describes certain provisions of the trust agreement for a trust that is not a grantor trust. Forms of those documents have been filed as exhibits to the Registration Statement of which this prospectus forms a part. This summary describes the material provisions common to the securities of each trust; the attached prospectus supplement will give you additional information specific to the securities that you are purchasing. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of those documents.

Sale and Assignment of Receivables

Sale and Assignment by the Seller. On or prior to the closing date specified in the prospectus supplement for a trust, the seller specified in that prospectus supplement will sell and assign to the depositor under a receivables purchase agreement or a pooling and servicing agreement, without recourse, the seller’s entire interest in the receivables, including its security interests in the related financed vehicles.

Sale and Assignment by the Depositor. On or prior to the closing date referenced in the immediately preceding paragraph, the depositor will sell and assign to the trust under a sale and servicing agreement or a pooling and servicing agreement, without recourse, the depositor’s entire interest in the receivables, including its security interests in the related financed vehicles. Each of those receivables will be identified in a schedule to the related sale and servicing agreement or a pooling and servicing agreement. The trustee of the trust will not independently verify the existence and eligibility of any receivables. The trustee of the trust will, concurrently with that sale and assignment, execute and deliver the related notes and/or certificates. Unless otherwise provided in the related prospectus supplement, the net proceeds received from the sale of the certificates and the notes of a given trust will be applied to the purchase of the related receivables from the seller and, to the extent specified in the related prospectus supplement, to the deposit of the Pre-Funded Amount into the pre-funding account.

Sale and Assignment of Subsequent Receivables. The related prospectus supplement for the trust will specify whether, and the terms, conditions and manner under which, Subsequent Receivables will be sold by the seller to the depositor and by the depositor to the applicable trust from time to time during any Funding Period on each Subsequent Transfer Date.

Representations and Warranties. In each receivables purchase agreement, the related seller will represent and warrant to the depositor and, in each sale and servicing agreement or pooling and servicing agreement, the applicable seller will represent and warrant to the applicable trust, among other things, that—

•	the information provided in the schedule of receivables to the related sale and servicing agreement or pooling and servicing agreement is correct in all material respects as of the close of business on the cut-off date specified in the related prospectus supplement;

•	each receivable requires that the related obligor maintain physical damage insurance covering the related financed vehicle;

•

the records of the servicer as of the cut-off date specified in the related prospectus supplement do not disclose any facts which would give rise to any right of rescission, setoff, counterclaim, or defense, or of the same being asserted or threatened, with respect to any receivable and do not disclose any liens or claims that have been filed, including liens for work, labor, materials or unpaid taxes relating to a financed vehicle, that would be liens prior to, or equal or coordinate with, the lien granted by the receivable;

•	as of the applicable closing date or the applicable Subsequent Transfer Date, if any, each receivable is or will be secured by a first perfected security interest in favor of the seller or one of its affiliates in the related financed vehicle;

•	each receivable, at the time it was originated and on and after the cut-off date, complied in all material respects with applicable federal, state and local laws, including, consumer credit, equal credit opportunity and disclosure laws; and

•	any other representations and warranties that may be set forth in the related prospectus supplement.

Seller must repurchase the receivables relating to a breach of representation or warranty. Unless otherwise specified in the related prospectus supplement, as of the end of the collection period which includes the 60th day (or, if the seller elects, an earlier date) after the date that a responsible officer of the seller became aware or was notified of a breach of any representation or warranty of the seller that materially and adversely affects the interests of the related trust, the related indenture trustee or the related noteholders in any receivable, unless the breach has been cured, the seller will be obligated to purchase that receivable from the depositor or the trust, as applicable. Any such breach will not be deemed to have a material and adverse effect if such breach does not affect the receipt of timely payment on such receivable. The repurchase price will equal the “Purchase Amount”, which is the unpaid principal balance of that receivable plus accrued interest thereon to the last day of the collection period preceding the distribution date of purchase at the contract rate borne by that receivable. Alternatively, if so specified in the related prospectus supplement, the related seller or the depositor will be permitted, in a circumstance where it would otherwise be required to repurchase a receivable as described above, to instead substitute a comparable receivable for the receivable otherwise requiring repurchase, subject to certain conditions and eligibility criteria for the substitute receivable to be summarized in the related prospectus supplement. The repurchase obligation (or, if applicable, the substitution alternative) will constitute the sole remedy available to the certificateholders or the trustee and any noteholders or indenture trustee in respect of the related trust for any such uncured breach.

Servicing of the receivables. Under each sale and servicing agreement or pooling and servicing agreement, the servicer will service and administer the receivables held by each trust and, as custodian on behalf of the trust, will maintain possession of the installment loan agreements and any other documents relating to those receivables. To assure uniform quality in servicing the receivables, as well as to facilitate servicing and save administrative costs, the installment loan agreements and other documents relating thereto will not be physically segregated from other similar documents that are in the servicer’s possession or otherwise stamped or marked to reflect the transfer to the trust. The obligors under the receivables will not be notified of the transfer. However, UCC financing statements reflecting the sale and assignment of the receivables by the seller to the depositor and by the depositor to the trust will be filed, and the seller’s accounting records and computer systems will be marked to reflect those sales and assignments. Because those receivables will remain in the servicer’s possession and will not be stamped or otherwise marked to reflect the assignment to the trust if a subsequent purchaser were to obtain physical possession of those receivables without knowledge of the assignment, the trust’s interest in the receivables could be defeated. See “Some Important Legal Issues Relating to the Receivables—Security Interests in Vehicles”.

Accounts

For each trust, the servicer will establish and maintain one or more collection accounts in the name of the indenture trustee on behalf of the related securityholders or, if the trust does not issue notes, in the name of the trustee for the related certificateholders. The servicer will deposit all collections on the receivables into the collection account. If the trust issues notes, the servicer or the indenture trustee may establish and maintain one or more distribution accounts (which may be subaccounts of the collection account), in the name of the indenture trustee on behalf of the holders of those notes, into which amounts released from the collection account and any other accounts of the trust for payment to those noteholders will be deposited and from which some or all distributions to those noteholders will be made. The servicer or the trustee may establish and maintain one or more certificate distribution accounts, in the name of the trustee on behalf of the certificateholders, into which amounts released from the collection account and any other accounts of the trust for distribution to the certificateholders will be deposited and from which all distributions to the certificateholders will be made.

If so provided in the related prospectus supplement, the servicer will establish for each trust a payahead account in the name of the related indenture trustee (or, in the case of each trust that does not issue notes, the related trustee), into which, to the extent required by the sale and servicing agreement, early payments by or on behalf of obligors with respect to precomputed receivables will be deposited until such time as the payment becomes due. Until such time as payments are transferred from the payahead account to the collection account, they will not constitute collected interest or collected principal and will not be available for distribution to the applicable noteholders or certificateholders. The payahead account will initially be maintained with the applicable indenture trustee or, in the case of each trust that does not issue notes, the applicable trustee.

Any other accounts to be established with respect to securities of the trust, including any pre-funding account, yield supplement account or reserve account, will be described in the related prospectus supplement.

For any securities of the trust, funds in the trust accounts will be invested as provided in the related sale and servicing agreement or pooling and servicing agreement in Permitted Investments. Permitted Investments satisfy criteria established by the Rating Agencies and are generally limited to obligations or securities that mature on or before the date of the next payment date. However, to the extent permitted by the Rating Agencies, funds in any reserve account may be invested in securities that will not mature prior to the date of the next distribution on the notes or certificates and that will not be sold to meet any shortfalls. Thus, the amount of cash available in any reserve account at any time may be less than the balance of the reserve account. If the amount required to be withdrawn from any reserve account to cover shortfalls in collections on the related receivables (as provided in the related prospectus supplement) exceeds the amount of cash in the reserve account, a temporary shortfall in the amounts distributed to the related noteholders or certificateholders could result, which could, in turn, increase the average life of the notes or the certificates of the trust. Net investment earnings on funds deposited in the trust accounts will be deposited in the applicable collection account or distributed as provided in the related prospectus supplement.

The trust accounts will be maintained as Eligible Deposit Accounts, which are accounts at a depository institution satisfying certain requirements of the Rating Agencies.

Servicing Procedures

The servicer will make reasonable efforts to collect all payments due with respect to the receivables held by each trust and will use that degree of skill and attention that it uses with respect to Motor Vehicle Loans that it services for itself and others in a manner consistent with the related sale and servicing agreement or pooling and servicing agreement.

Consistent with its customary procedures, the servicer may, in its discretion, grant payment extensions, rebates, deferrals, amendments, modifications or adjustments on the receivables. Some of those arrangements may require the servicer to purchase the receivable while others may result in the servicer making Advances with respect to the receivable. The servicer may be obligated to purchase a receivable if, among other things, it extends the date for final payment by the obligor of that receivable beyond the last day of the Collection Period prior to the final scheduled distribution date of the latest maturing class of notes or changes the contract rate of interest or the principal balance of that receivable other than as required by law or in connection with final settlement of a deficiency balance. If the servicer determines that eventual payment in full of a receivable is unlikely, the servicer will follow its normal practices and procedures to realize upon the receivable, which may include the repossession and disposition of the financed vehicle securing the receivable at a public or private sale, or the taking of any other action permitted by applicable law.

The servicer may from time to time perform any portion of its servicing obligations under the applicable sale and servicing agreement or pooling and servicing agreement through subservicing agreements with third party subservicers. Each sale and servicing agreement or pooling and servicing agreement, as applicable, will provide that, notwithstanding the use of subservicers, the servicer will remain liable for its servicing duties as if the servicer alone were performing such duties.

Collections

With respect to securities of each trust, unless otherwise indicated in the prospectus supplement, so long as the servicer specified in the prospectus supplement is the servicer and provided that (1) there exists no Event of Servicing Termination and (2) each other condition to making monthly deposits as may be required by the related sale and servicing agreement or pooling and servicing agreement is satisfied, the servicer may retain all payments on the related receivables received from obligors and all proceeds of the related receivables collected during a Collection Period until the applicable payment date. However, if those conditions are not met, the servicer will be required to deposit those amounts into the related collection account not later than the second business day after receipt. The servicer or the seller, as the case may be, will remit the aggregate Purchase Amount of any receivables to be purchased from the trust to its collection account on or prior to the applicable payment date. Pending deposit into the collection account, collections may be employed by the servicer at its own risk and for its own benefit and will not be segregated from its own funds. If the servicer were unable to remit those funds, you might incur a loss. To the extent set forth in the related prospectus supplement, the servicer may, in order to satisfy the requirements described above, obtain a letter of credit or other security for the benefit of the related trust to secure timely remittances of collections of the related receivables and payment of the aggregate Purchase Amount with respect to receivables purchased by the servicer.

To the extent specified in the related prospectus supplement, collections on a receivable made during a Collection Period that are not late fees, prepayment charges, or certain other similar fees or charges will be applied first to any outstanding Advances made by the servicer with respect to that receivable (to the extent described below under “Advances”) and then to the scheduled payment. To the extent that collections on a Precomputed Receivable during a Collection Period exceed the outstanding Precomputed Advances, if applicable, and the scheduled payment on that Precomputed Receivable, the collections will be applied to prepay the Precomputed Receivable in full. If the collections are insufficient to prepay the Precomputed Receivable in full, they generally will be treated as Payaheads until such later Collection Period as those Payaheads may be transferred to the collection account and applied either to the scheduled payment or to prepay the Precomputed Receivable in full.

Advances

Precomputed Receivables. If so provided in the related prospectus supplement, to the extent the collections on a Precomputed Receivable for a Collection Period are less than the scheduled payment, the amount of Payaheads made on that Precomputed Receivable not previously applied, if any, with respect to that Precomputed Receivable will be applied by the servicer to the extent of the shortfall. To the extent of any remaining shortfall, the servicer may make a Precomputed Advance. The servicer will be obligated to make a Precomputed Advance in respect of a Precomputed Receivable only to the extent that the servicer, in its sole discretion, expects to recoup the Precomputed Advance from the related obligor, the Purchase Amount or Liquidation Proceeds. The servicer will deposit Precomputed Advances in the related collection account on or prior to the business day preceding the applicable payment date. The servicer will be entitled to recoup its Precomputed Advances from subsequent payments by or on behalf of the obligor, collections of Liquidation Proceeds and payment of any related Purchase Amount; alternatively, upon the determination that reimbursement from the preceding sources is unlikely, will be entitled to recoup its Precomputed Advances from collections from other receivables of the applicable trust.

Simple Interest Receivables. If so provided in the related prospectus supplement, on or before the business day prior to each applicable payment date, the servicer will deposit into the related collection account an amount equal to the Simple Interest Advance. If the Simple Interest Advance is a negative number, an amount equal to that amount will be paid to the servicer in reimbursement of outstanding Simple Interest Advances. In addition, in the event that a Simple Interest Receivable becomes liquidated, the amount of accrued and unpaid interest thereon (but not including interest for the then current Collection Period) will be withdrawn from the collection account and paid to the servicer in reimbursement of outstanding Simple Interest Advances. No advances of principal will be made with respect to Simple Interest Receivables.

Servicing Compensation and Expenses

Unless otherwise specified in the related prospectus supplement, the servicer will be entitled to receive a servicing fee for each Collection Period equal to a per annum percentage (specified in the prospectus supplement) of the aggregate principal balance of the receivables as of the first day of that Collection Period. The servicer will be paid the servicing fee for each Collection Period, together with any portion of the servicing fee that remains unpaid from prior payment dates, on the payment date related to that Collection Period. The servicing fee will be paid out of the available funds for the related Collection Period prior to any distributions on the related payment date to securityholders (to the extent not previously retained by the Servicer from collections on the receivables, as described below under “—Net Deposits”).

With respect to any trust, the servicer will generally collect and retain any late fees, prepayment charges, nonsufficient funds charges and other administrative fees or similar charges allowed by applicable law with respect to the related receivables and will be entitled to reimbursement from that trust for certain liabilities. Payments by or on behalf of obligors will be allocated to scheduled payments and late fees and other charges in accordance with the servicer’s customary practices and procedures or as set forth in the related prospectus supplement.

The servicing fee is intended to compensate the servicer for performing the functions of a third party servicer of the receivables as an agent for the trust, including collecting and posting all payments, responding to inquiries of obligors on the receivables, investigating delinquencies, sending payment coupons to obligors, reporting tax information to obligors, paying costs of collections and disposition of defaults and administering the collateral. The servicing fee also will compensate the servicer for administering the related pool of receivables, including making Advances (if so specified in the prospectus supplement), accounting for collections and furnishing monthly and annual statements to the related trustee and indenture trustee with respect to distributions and generating federal income tax information for the trust and for the related noteholders and certificateholders. The servicing fee is intended also to reimburse the servicer for certain taxes, the fees of the related trustee and indenture trustee, if any, accounting fees, outside auditor fees, data processing costs and other costs incurred in connection with servicing the related pool of receivables.

Distributions

With respect to securities of each trust, beginning on the payment date specified in the related prospectus supplement, distributions of principal and interest (or, where applicable, of principal or interest only) on each class of securities entitled thereto will be made by the applicable trustee or indenture trustee to the noteholders and the certificateholders of the trust. The timing, calculation, allocation, order, source, priorities of and requirements for all payments to each class of securityholders of the trust will be set forth in the related prospectus supplement.

Credit enhancement, such as a reserve account, will be available to cover any shortfalls in the amount available for distribution on that date to the extent specified in the related prospectus supplement. As more fully described in the related prospectus supplement, and unless otherwise specified in that prospectus supplement, distributions in respect of principal of a class of securities of a given trust will be subordinate to distributions in respect of interest on that class, and distributions in respect of one or more classes of certificates of that trust may be subordinate to payments in respect of notes, if any, of such trust or other classes of certificates of that trust.

Allocation of Collections on Receivables. On or prior to the business day before each payment date, the servicer will determine the amount in the collection account available to make payments or distributions to securityholders on the related payment date and will direct the indenture trustee, if any, and/or the trustee to make the distributions as described in the related prospectus supplement.

Credit and Payment Enhancement

The related prospectus supplement will specify the credit enhancement, if any, for each trust. Credit or payment enhancement may consist of one or more of the following:

•	subordination of one or more classes of securities;

•	a reserve account;

•	“excess spread,” or interest earned on the receivables in excess of the amount required to be paid on the securities or paid with respect to servicing fees and certain other obligations of the trust;

•	collateralization greater than the principal amount of securities issued;

•	letters of credit;

•	liquidity facilities;

•	surety bonds;

•	guaranteed investment contracts;

•	guaranteed rate agreements;

•	swaps or other interest rate, currency or credit protection agreements;

•	repurchase obligations;

•	yield supplement arrangements;

•	cash deposits; or

•	other agreements with respect to third party payments or other support.

Limitations or exclusions from coverage could apply to any form of credit enhancement. The prospectus supplement will describe the credit enhancement and related limitations and exclusions applicable for securities issued by the trust.

Any form of credit enhancement may be limited and may only apply to certain classes of securities. The presence of a reserve account and other forms of credit or payment enhancement for the benefit of any class or securities of the trust is intended to (1) enhance the likelihood of receipt by the securityholders of that class of the full amount of principal and interest due thereon and (2) decrease the likelihood that those securityholders will experience losses. The various types of credit or payment enhancement that a trust may have are listed under “Summary—Credit or Payment Enhancement.” The credit or payment enhancement for a class of securities may not provide protection against all risks of loss and may not guarantee repayment of the entire principal amount and interest thereon. If losses occur that exceed the amount covered by any credit enhancement or that are not covered by any credit enhancement, securityholders will bear their allocable share of deficiencies, as described in the related prospectus supplement. In addition, if a form of credit enhancement covers the securities of more than one trust, securityholders of any such series will be subject to the risk that that credit enhancement will be exhausted by the claims of securityholders of other series.

Reserve Account. If so provided in the related prospectus supplement, the related indenture trustee or trustee, as applicable, will establish for the securities of the related trust, or a class of those securities, a reserve account that will be maintained with the related trustee or indenture trustee, as applicable. The reserve account will be funded by an initial deposit by the depositor—or another person if so specified in the related prospectus supplement—on the closing date in the amount set forth in the related prospectus supplement. In addition, if the related trust series has a Funding Period, the reserve account will also be funded on each Subsequent Transfer Date to the extent described in the related prospectus supplement. As further described in the related prospectus supplement, the amount on deposit in a reserve account will be increased on each payment date thereafter up to the specified reserve balance by the deposit therein of the funds available after making distributions of higher priority, as described in the prospectus supplement. The related prospectus supplement will describe the circumstances and manner under which distributions may be made out of a reserve account.

Net Deposits

As an administrative convenience and for so long as certain conditions are satisfied (see “Collections” above), the servicer will be permitted to make the deposit of collections, payments of Purchase Amounts and Advances, if applicable, for any trust for or with respect to the related Collection Period, net of distributions to the servicer as reimbursement of Advances, if applicable, or payment of fees to the servicer with respect to that Collection Period. The Servicer may cause to be made a single net transfer from the collection account to the related payahead account, if any, or vice versa. The servicer, however, will account to the trustee, any indenture trustee, the noteholders, if any, and the certificateholders with respect to each trust as if all deposits, distributions, and transfers were made individually.

Statements to Trustees and Trusts

Prior to each payment date with respect to securities of each trust, the servicer will provide to the applicable indenture trustee, if any, and the applicable trustee as of the close of business on the last day of the preceding Collection Period the report that is required to be provided to securityholders of that trust described under “Certain Information Regarding the Securities—Reports to Securityholders”.

Evidence as to Compliance

Each sale and servicing agreement and pooling and servicing agreement will provide that a firm of independent certified public accountants will furnish to the related trust and indenture trustee or trustee, as applicable, annually a statement as to compliance by the servicer during the preceding twelve months ended on the immediately preceding December 31 (or, in the case of the first such certificate, from the applicable closing date) with certain standards relating to the servicing of the applicable receivables. This certification may be replaced by any similar certification using other standards which are now or in the future in use by servicers of comparable motor vehicle receivables.

Each sale and servicing agreement and pooling and servicing agreement will also provide for delivery to the related trust and indenture trustee or trustee, as applicable, of a certificate signed by an officer of the servicer stating that, to the best of such officer’s knowledge, the servicer has performed in all material respects its obligations under that agreement throughout the preceding twelve months ended on the immediately preceding December 31 (or, in the case of the first such certificate, from the closing date) or, if there has been a material default in the performance of any such obligation, describing each such default known to such officer and the nature and status thereof. The servicer has agreed to give each trustee and indenture trustee, if any, notice of certain servicer defaults under the related sale and servicing agreement or pooling and servicing agreement, as applicable.

Copies of those statements and certificates may be obtained by securityholders by a request in writing addressed to the applicable trustee.

Certain Matters Regarding the Servicer

Each sale and servicing agreement and pooling and servicing agreement will provide that the servicer may not resign from its obligations and duties as servicer thereunder, except upon a determination that the servicer’s performance of those duties is no longer permissible under applicable law or if such resignation is required by regulatory authorities. No such resignation will become effective until the related indenture trustee or trustee, as applicable, or a successor servicer has assumed the servicer’s servicing obligations and duties under that sale and servicing agreement or pooling and servicing agreement or until the date upon which the applicable regulatory authority requires such resignation.

Each sale and servicing agreement and pooling and servicing agreement will further provide that neither the servicer nor any of its directors, officers, employees and agents will be under any liability to the related trust, the trustee, the indenture trustee, the depositor or the related noteholders or certificateholders for taking any action or for refraining from taking any action in good faith under that sale and servicing agreement or pooling and servicing agreement or for errors in judgment; provided, however, that neither the servicer nor any such person will be protected against any liability that would otherwise be imposed by reason of a breach of such agreement, willful misfeasance, bad faith or negligence (except for errors in judgment) in the performance of the servicer’s duties thereunder. In addition, each sale and servicing agreement and pooling and servicing agreement will provide that the servicer is under no obligation to appear in, prosecute or defend any legal action that is not incidental to the servicer’s servicing responsibilities under that sale and servicing agreement or pooling and servicing agreement and that, in its opinion, may cause it to incur any expense or liability. The servicer may, however, undertake any legal action that it may deem necessary or desirable to protect the interests of the related securityholders under the primary transaction documents.

Under the circumstances specified in each sale and servicing agreement and pooling and servicing agreement, any entity into which the servicer may be merged or consolidated, any entity resulting from any merger or consolidation to which the servicer is a party, any entity that acquires substantially all of the assets of the servicer or any entity succeeding to the business of the servicer, which corporation or other entity in each of the foregoing cases assumes the obligations of the servicer, will be the successor of the servicer under that sale and servicing agreement or pooling and servicing agreement.

Events of Servicing Termination

Unless otherwise specified in the related prospectus supplement, “Events of Servicing Termination” under each sale and servicing agreement or pooling and servicing agreement will consist of:

•	any failure by the servicer to deliver to the trustee or indenture trustee for distribution to the securityholders of the related trust or for deposit in any of the trust accounts or the certificate distribution account any required payment, which failure continues unremedied for three business days after written notice from the trustee or indenture trustee is received by the servicer or the seller, as the case may be, or after discovery by an officer of the servicer or the seller, as the case may be;

•	any failure by the servicer duly to observe or perform in any respect any other covenant or agreement in that sale and servicing agreement or pooling and servicing agreement, which failure materially and adversely affects the rights of the noteholders or the certificateholders of the related trust and which continues unremedied for 60 days after the giving of written notice of that failure (A) to the servicer or the depositor, as the case may be, by the trustee or the indenture trustee or (B) to the servicer and the trustee or the indenture trustee by holders of notes or certificates of the trust, as applicable, of not less than 25% in principal amount of the outstanding notes (or, if the trust has issued notes and its notes are no longer outstanding, 25% by aggregate certificate balance or percentage interest, as applicable, of the certificates);

•	the occurrence of certain insolvency events specified in the sale and servicing agreement or pooling and servicing agreement with respect to the servicer; and

•	such other events, if any, set forth in the related prospectus supplement.

Rights Upon Event of Servicing Termination

Unless otherwise specified in the related prospectus supplement, as long as an Event of Servicing Termination under a sale and servicing agreement or pooling and servicing agreement remains unremedied, the related indenture trustee or holders of not less than a majority of the Controlling Class or the class of notes specified in the prospectus supplement (and after the notes have been paid in full or if the trust has not issued notes, the trustee or the holders of not less than a majority of the certificate balance or percentage interests, as applicable) may terminate all the rights and obligations of the servicer under that sale and servicing agreement or pooling and servicing agreement. Upon such termination, the related indenture trustee or trustee or a successor servicer appointed by that indenture trustee or trustee will succeed to all the responsibilities, duties and liabilities of the servicer under that sale and servicing agreement or pooling and servicing agreement and will be entitled to similar compensation arrangements.

If, however, a receiver, bankruptcy trustee or similar official has been appointed for the servicer, and no Event of Servicing Termination other than that appointment has occurred, that receiver, bankruptcy trustee or official may have the power to prevent such indenture trustee, such noteholders, the trustee or such certificateholders from effecting a transfer of servicing. In the event that such indenture trustee or trustee of the trust is legally unable to act as servicer, or is unwilling so to act, it may appoint, or it, or holders of not less than 25% of the Controlling Class or the class of notes specified in the prospectus supplement (and after the notes have been paid in full or if the trust has not issued notes, the trustee or the holders of not less than 25% of the certificate balance or percentage interests, as applicable,) may petition a court of competent jurisdiction for the appointment of, a successor servicer with a net worth of at least $50,000,000, whose regular business includes the servicing of motor vehicle receivables and which satisfies certain other conditions specified in the sale and servicing agreement or pooling and servicing agreement, as applicable. Such indenture trustee or trustee may make those arrangements for compensation to be paid, which in no event may be greater than the servicing compensation to the servicer under that sale and servicing agreement or pooling and servicing agreement.

Waiver of Past Events of Servicing Termination

Unless otherwise specified in the related prospectus supplement, the holders of not less than a majority of the Controlling Class or the class of notes specified in the prospectus supplement (and after the notes have been paid in full or if the trust has not issued notes, the holders of not less than a majority of the certificate balance) may, on behalf of all such securityholders, waive any Event of Servicing Termination under the related sale and servicing agreement or pooling and servicing agreement and its consequences, except an Event of Servicing Termination consisting of a failure to make any required deposits to or payments from any of the trust accounts in accordance with that sale and servicing agreement or pooling and servicing agreement. No such waiver will impair those noteholders’ or certificateholders’ rights with respect to subsequent defaults.

Amendment

The parties to each of the Receivables Transfer and Servicing Agreements may amend any of those agreements, without the consent of the related securityholders; provided that such action will not materially and adversely affect the interest of any such securityholder as evidenced by either (i) an opinion of counsel to that effect or (ii) notification by each Rating Agency then rating any of the related securities that the rating then assigned to the securities will not be reduced or withdrawn by that Rating Agency. The Receivables Transfer and Servicing Agreements may also be amended without the consent of any of the securityholders to add, modify or eliminate any provisions that may be necessary or advisable in order to enable the depositor, the servicer or any of their respective affiliates to comply with or obtain more favorable treatment under any law or regulation or any accounting rule or principle so long as each Rating Agency then rating any of the related securities has notified the trust or the indenture trustee that such action will not result in a reduction, withdrawal or downgrade of the then-current rating of any outstanding class of securities. In addition, the Receivables Transfer and Servicing Agreements may be amended by the seller, the servicer, the depositor (whose agreement to such amendment will not be unreasonably withheld), the related trustee and any related indenture trustee with the consent of the holders of any notes of the related trust evidencing not less than a majority in principal amount of the notes, and the holders of the certificates of that trust evidencing not less than a majority of the certificate balance or percentage interests of the certificates then outstanding, to add any provisions to or change or eliminate any of the provisions of those Receivables Transfer and Servicing Agreements or modify the rights of the securityholders; provided, however, that no such amendment may (1) reduce the interest rate or principal amount of any note, change the timing of distributions on any note or delay the final scheduled distribution date of any note without the consent of the holder of such note or (2) reduce the percentage of the notes or certificates of such trust the holders of which are required to consent to any such amendment, without the consent of the holders of all the outstanding notes and certificates of such trust.

Limitations on Commencement of Voluntary Bankruptcy Proceeding by Trustee

Each trust agreement will provide that the applicable trustee does not have the power to commence a voluntary proceeding in bankruptcy with respect to the related trust without the unanimous prior approval of all certificateholders of such trust and the delivery to such trustee by each such certificateholder of a certificate certifying that the certificateholder reasonably believes that the trust is insolvent.

Payment of Notes

Upon the payment in full of all outstanding notes of a given trust and the satisfaction and discharge of the related indenture, the related trustee will succeed to all the rights of the indenture trustee, and the certificateholders of the related series will succeed to all the rights of the noteholders of that series, under the related sale and servicing agreement.

Termination

In order to avoid excessive administrative expense, the servicer will be permitted at its option to purchase from each trust on each determination date as of which the aggregate principal balance of the receivables held by the trust is 10% (or such other percentage specified in the prospectus supplement) or less of the aggregate principal balance of the receivables as of the cut-off date, all remaining related receivables at a price equal to the aggregate of the Purchase Amounts thereof as of the end of that Collection Period, after giving effect to the receipt of any monies collected on the receivables, unless a different price is specified in the related prospectus supplement. Any limitation to, or conditions of, this repurchase will be set forth in the related prospectus supplement.

If and to the extent provided in the related prospectus supplement with respect to the trust, the applicable trustee will, within ten days following a payment date as of which the aggregate principal balance of the receivables is equal to or less than the percentage of the initial aggregate principal balance of the receivables as of the cut-off date specified in the related prospectus supplement, solicit bids for the purchase of the receivables remaining in the trust in the manner and subject to the terms and conditions set forth in the prospectus supplement. If the applicable trustee receives satisfactory bids as described in the related prospectus supplement, then the receivables remaining in the trust will be sold to the highest bidder.

As more fully described in the related prospectus supplement, any outstanding notes of the related trust will be paid in full concurrently with either of the events specified above, and the subsequent distribution to the related certificateholders of all amounts required to be distributed to them under the applicable trust agreement will result in dissolution of the trust.

List of Certificateholders

With respect to the certificates of any trust, three or more holders of the certificates of that trust or one or more holders of the certificates evidencing not less than 25% of the certificate balance or percentage interests, as applicable, of those certificates may, by written request to the related trustee accompanied by a copy of the communication that the applicant proposes to send, obtain access to the list of all certificateholders maintained by the trustee for the purpose of communicating with other certificateholders with respect to their rights under the related trust agreement or pooling and servicing agreement or under the certificates.

Administration Agreement

If so specified in the related prospectus supplement, a person named as trust administrator in the related prospectus supplement will enter into an administration agreement with each trust that issues notes and the related indenture trustee. To the extent provided in the administration agreement, the trust administrator will agree to provide the notices and to perform other administrative obligations required by the related indenture, trust agreement and any other documents to which the trust is a party. If and to the extent provided in the related prospectus supplement with respect to the trust, as compensation for the performance of the trust administrator’s obligations under the applicable administration agreement and as reimbursement for its expenses related to the performance of that agreement, the administrator will be entitled to a monthly administration fee in such an amount as may be set forth in the related prospectus supplement.

SOME IMPORTANT LEGAL ISSUES RELATING TO THE RECEIVABLES

General

The transfer of the receivables to a trust, the perfection of the security interests in the receivables and the enforcement of rights to realize on the financed vehicles as collateral for the receivables are subject to a number of federal and state laws, including the UCC as in effect in various states. Each of the depositor, the servicer and the seller will take such action as is required to perfect the rights of the trustee in the receivables. If, through inadvertence or otherwise, another party purchases (including the taking of a security interest in) the receivables for new value in the ordinary course of its business, without actual knowledge of the trust’s interest, and takes possession of the receivables, that purchaser would acquire an interest in the receivables superior to the interest of the trust.

Security Interest in the Receivables

The receivables will be treated by each trust as “tangible chattel paper”, “instruments”, “accounts” or “general intangibles”, each as defined in the UCC. In order to protect a trust’s interest in its receivables, the depositor will file UCC-1 financing statements with the appropriate governmental authorities in the State of Delaware and any other States deemed advisable by the depositor to give notice of the trust’s interest in the receivables and their proceeds. Under each sale and servicing agreement or pooling and servicing agreement, the servicer will be obligated to maintain the perfection of each trust’s interest, and any related indenture trustee’s security interest, in the receivables. However, a purchaser of chattel paper or an instrument who gives new value and takes possession of it in the ordinary course of that purchaser’s business has priority over a security interest in the chattel paper or instrument that is perfected by filing UCC-1 financing statements, rather than by possession by the original secured party, if that purchaser acts in good faith without knowledge that the purchase violates the rights of the secured party. Any such purchaser would not be deemed to have such knowledge by virtue of the UCC filings and would not learn of the sale of the receivables from a review of the documents evidencing the receivables since they would not be marked to show such sale.

Security Interests in the Financed Vehicles

The receivables consist of retail installment sales contracts, retail installment loans, purchase money notes or other notes made pursuant to contracts with obligors for the purchase of automobiles, light-duty trucks, motorcycles, recreational vehicles, vans, minivans and/or sport utility vehicles. As such, the receivables constitute personal property security agreements that include grants of security interests in the financed vehicles under the UCC in the applicable jurisdiction. Perfection of security interests in motor vehicles is generally governed by state certificate of title statutes or by the motor vehicle registration laws of the state in which each vehicle is located. In most states, a security interest in a motor vehicle is perfected by notation of the secured party’s lien on the vehicle’s certificate of title.

Unless otherwise specified in the related prospectus supplement, the seller will be obligated to have taken all actions necessary under the laws of the state in which the financed vehicle is located to perfect its security interest in the financed vehicle securing the related receivable purchased by it from a dealer or lender, including, where applicable, by having a notation of its lien recorded on that vehicle’s certificate of title or, if appropriate, by perfecting its security interest in the related financed vehicles under the UCC. Because the seller will continue to service the receivables, the obligors on the receivables will not be notified of the sales from the seller to the depositor or from the depositor to the trust, and no action will be taken to record the transfer of the security interest from the seller to the depositor or from the depositor to the trust by amendment of the certificates of title for the financed vehicles or otherwise.

Pursuant to each receivables purchase agreement, the seller will assign to the depositor its interests in the financed vehicles securing the receivables assigned by the seller to the depositor and, with respect to each trust, pursuant to the related sale and servicing agreement or pooling and servicing agreement, the depositor will assign its interests in the financed vehicles securing the related receivables to that trust. However, because of the administrative burden and expense, none of the seller, the depositor, the servicer or the related trustee will amend any certificate of title to identify either the depositor or the applicable trust as the new secured party on such certificate of title relating to a financed vehicle nor will any such entity execute and file any transfer instrument. In most states, such assignment is an effective conveyance of such security interest without amendment of any lien noted on the related certificates of title and the new secured party succeeds to the seller’s rights as the secured party as against creditors of the obligor. In some states, in the absence of such endorsement and delivery, neither the indenture trustee nor the trustee may have a perfected security interest in the financed vehicle. However, UCC financing statements with respect to the transfer to the depositor of the seller’s security interest in the financed vehicles and the transfer to the trust of the depositor’s security interest in the financed vehicles will be filed. In addition, the servicer or the custodian will continue to hold any certificates of title relating to the financed vehicles in its possession as custodian for the trust and the related indenture trustee or trustee, as applicable, pursuant to the sale and servicing agreement or pooling and servicing agreement, as applicable.

In most states, assignments such as those under the receivables purchase agreement and the sale and servicing agreement or pooling and servicing agreement, as applicable, are an effective conveyance of a security interest without amendment of any lien noted on a vehicle’s certificate of title, and the assignee succeeds thereby to the assignor’s rights as secured party. In those states, although re-registration of the vehicle is not necessary to convey a perfected security interest in the financed vehicles to the trust, because the trust will not be listed as legal owner on the certificates of title to the financed vehicles, its security interest could be defeated through fraud or negligence. Moreover, in certain other states, in the absence of such amendment and re-registration, a perfected security interest in the financed vehicles may not have been effectively conveyed to the trust. Except in such event, however, in the absence of fraud, forgery or administrative error, the notation of the seller’s lien on the certificates of title will be sufficient to protect the trust against the rights of subsequent purchasers of a financed vehicle or subsequent creditors who take a security interest in a financed vehicle. In the receivables purchase agreement, the seller will represent and warrant to the depositor, who will in turn assign its rights under that representation and warranty to the applicable trust under the related sale and servicing agreement or pooling and servicing agreement, that the issuer has a perfected security interest in each financed vehicle. If there are any financed vehicles as to which the seller failed to obtain a first perfected security interest, its security interest would be subordinate to subsequent purchasers of such financed vehicles and holders of perfected security interests therein. Such a failure, however, would constitute a breach of the seller’s representations and warranties under the receivables purchase agreement. Accordingly, unless the breach was cured, the seller would be required to repurchase the related receivable from the trust.

Under the laws of most states, a perfected security interest in a vehicle continues for four months after the vehicle is moved to a new state from the one in which it is initially registered and thereafter until the owner re-registers the vehicle in the new state. A majority of states require surrender of the related certificate of title to re-register a vehicle. In those states that require a secured party to hold possession of the certificate of title to maintain perfection of the security interest, the secured party would learn of the re-registration through the request from the obligor under the related installment sale contract to surrender possession of the certificate of title. In the case of vehicles registered in states providing for the notation of a lien on the certificate of title but not possession by the secured party, the secured party would receive notice of surrender from the state of re-registration if the security interest is noted on the certificate of title. Thus, the secured party would have the opportunity to re-perfect its security interest in the vehicles in the state of relocation. However, these procedural safeguards will not protect the secured party if through fraud, forgery or administrative error, the obligor somehow procures a new certificate of title that does not list the secured party’s lien. Additionally, in states that do not require a certificate of title for registration of a vehicle, re-registration could defeat perfection. In the ordinary course of servicing the receivables, the servicer will take steps to effect re-perfection upon receipt of notice of re-registration or information from the obligor as to relocation. Similarly, when an obligor sells a financed vehicle, the servicer must surrender possession of the certificate of title or will receive notice as a result of its lien noted thereon and accordingly will have an opportunity to require satisfaction of the related receivable before release of the lien. Under the sale and servicing agreement or pooling and servicing agreement, as applicable, the servicer will be obligated to take appropriate steps, at its own expense, to maintain perfection of security interests in the financed vehicles.

Under the laws of most states, liens for repairs performed on a motor vehicle and liens for unpaid taxes take priority over even a first perfected security interest in that vehicle. The Internal Revenue Code of 1986, as amended, also grants priority to certain federal tax liens over the lien of a secured party. The laws of certain states and federal law permit the confiscation of motor vehicles by governmental authorities under certain circumstances if used in unlawful activities, which may result in the loss of a secured party’s perfected security interest in a confiscated vehicle. The seller will represent and warrant in the receivables purchase agreement to the depositor, who will in turn assign its rights under that representation and warranty to the applicable trust under the related sale and servicing agreement or pooling and servicing agreement, that, as of the closing date, the security interest in each financed vehicle is prior to all other present liens upon and security interests in that financed vehicle. However, liens for repairs or taxes could arise at any time during the term of a receivable. No notice will be given to the trustees or securityholders in the event such a lien or confiscation arises and any such lien or confiscation arising after the closing date would not give rise to the seller’s repurchase obligation.

Enforcement of Security Interests in Vehicles

The servicer on behalf of each trust may take action to enforce its security interest by repossession and resale of the financed vehicles securing the trust’s receivables. The actual repossession may be contracted out to third party contractors. Under the UCC and laws applicable in most states, a creditor can repossess a motor vehicle securing a loan by voluntary surrender, “self-help” repossession that is “peaceful” or, in the absence of voluntary surrender and the ability to repossess without breach of the peace, by judicial process. In the event of default by the obligor, some jurisdictions require that the obligor be notified of the default and be given a time period within which to cure the default prior to repossession. Generally, this right of cure may only be exercised on a limited number of occasions during the term of the related contract. In addition, the UCC and other state laws require the secured party to provide the obligor with reasonable notice of the date, time and place of any public sale and/or the date after which any private sale of the collateral may be held. The obligor has the right to redeem the collateral prior to actual sale by paying the secured party the unpaid principal balance of the obligation, accrued interest thereon plus reasonable expenses for repossessing, holding and preparing the collateral for disposition and arranging for its sale, plus, in some jurisdictions, reasonable attorneys’ fees or in some states, by payment of delinquent installments or the unpaid balance.

The proceeds of resale of the repossessed vehicles generally will be applied first to the expenses of resale and repossession and then to the satisfaction of the indebtedness. While some states impose prohibitions or limitations on deficiency judgments if the net proceeds from resale do not cover the full amount of the indebtedness, a deficiency judgment can be sought in those states that do not prohibit or limit such judgments. In addition to the notice requirement, the UCC requires that every aspect of the sale or other disposition, including the method, manner, time, place and terms, be “commercially reasonable”. Generally, courts have held that when a sale is not “commercially reasonable”, the secured party loses its right to a deficiency judgment. In addition, the UCC permits the debtor or other interested party to recover for any loss caused by noncompliance with the provisions of the UCC. Also, prior to a sale, the UCC permits the debtor or other interested person to prohibit the secured party from disposing of the collateral if it is established that the secured party is not proceeding in accordance with the “default” provisions under the UCC. However, the deficiency judgment would be a personal judgment against the obligor for the shortfall, and a defaulting obligor can be expected to have very little capital or sources of income available following repossession. Therefore, in many cases, it may not be useful to seek a deficiency judgment or, if one is obtained, it may be settled at a significant discount or be uncollectible.

Occasionally, after resale of a repossessed vehicle and payment of all expenses and indebtedness, there is a surplus of funds. In that case, the UCC requires the creditor to remit the surplus to any holder of a subordinate lien with respect to such vehicle or if no such lienholder exists, the UCC requires the creditor to remit the surplus to the obligor.

Certain Bankruptcy Considerations

The depositor and the seller will take steps in structuring the transactions contemplated hereby so that the transfer of the receivables from the seller to the depositor and from the depositor to the trust constitutes a sale, rather than a pledge of the receivables to secure indebtedness of the seller or the depositor, as the case may be. However, if the seller or the depositor were to become a debtor under the federal bankruptcy code, it is possible that a creditor or trustee in bankruptcy of the seller or the depositor, as the case may be, as debtor-in-possession, may argue that the sale of the receivables by the seller or the depositor, as the case may be, was a pledge of the receivables rather than a sale. This position, if presented to or accepted by a court, could result in a delay in or reduction of distribution to the securityholders.

Consumer Protection Laws

Numerous federal and state consumer protection laws and related regulations impose substantial requirements upon creditors and servicers involved in consumer finance. These laws include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations B and Z, the Servicemembers Civil Relief Act, the Military Reservist Relief Act, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and state motor vehicle retail installment sale acts, retail installment sales acts and other similar laws. Also, the laws of certain states impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases, this liability could affect the ability of an assignee such as the indenture trustee to enforce consumer finance contracts such as the receivables.

The so-called “Holder-in-Due-Course Rule” of the Federal Trade Commission has the effect of subjecting a seller (and certain related lenders and their assignees) in a consumer credit transaction to all claims and defenses which the obligor in the transaction could assert against the seller of the goods. Liability under the Holder-in-Due-Course Rule is limited to the amounts paid by the obligor under the contract, and the holder of the contract may also be unable to collect any balance remaining due thereunder from the obligor. The Holder-in-Due-Course Rule is generally duplicated by the Uniform Consumer Credit Code, other state statutes or the common law in certain states.

Most of the receivables will be subject to the requirements of the Holder-in-Due-Course Rule. Accordingly, the trust, as holder of the receivables, will be subject to any claims or defenses that the purchaser of a financed vehicle may assert against the seller of the financed vehicle. Such claims are limited to a maximum liability equal to the amounts paid by the obligor on the receivable.

If an obligor were successful in asserting any such claim or defense as described in the two immediately preceding paragraphs, such claim or defense would constitute a breach of a representation and warranty under the receivables purchase agreement and the sale and servicing agreement or the pooling and serving agreement, as applicable, and would create an obligation of the seller to repurchase such receivable unless the breach were cured.

Courts have applied general equitable principles to secured parties pursuing repossession or litigation involving deficiency balances. These equitable principles may have the effect of relieving an obligor from some or all of the legal consequences of a default.

In several cases, consumers have asserted that the self-help remedies of secured parties under the UCC and related laws violate the due process protection of the Fourteenth Amendment to the Constitution of the United States. Courts have generally either upheld the notice provisions of the UCC and related laws as reasonable or have found that the creditor’s repossession and resale do not involve sufficient state action to afford constitutional protection to consumers.

Under each receivables purchase agreement, the related seller will warrant to the depositor, which will in turn assign its rights under that warranty to the applicable trust under the related sale and servicing agreement or pooling and servicing agreement, that each receivable complies with all requirements of law in all material respects. Accordingly, if an obligor has a claim against that trust for violation of any law and that claim materially and adversely affects that trust’s interest in a receivable, such violation would constitute a breach of the warranties of the seller under that receivables purchase agreement and would create an obligation of the seller to repurchase the receivable unless the breach is cured.

Servicemembers Civil Relief Act

Under the Servicemembers Civil Relief Act, as amended (the “Relief Act”), a borrower who enters military service after the origination of such obligor’s receivable (including a borrower who was in reserve status and is called to active duty after origination of the receivable), may not be charged interest (including fees and charges) above an annual rate of 6% during the period of such obligor’s active duty status, unless a court orders otherwise upon application of the lender. In addition to adjusting the rate of interest, the lender must forgive any such interest in excess of 6%. The Relief Act applies to obligors who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves (when such person is called to active duty), Coast Guard, and officers of the U.S. Public Health Service assigned to duty with the military. Because the Relief Act applies to obligors who enter military service (including reservists who are called to active duty) after origination of the related receivable, no information can be provided as to the number of receivables that may be affected by the Relief Act. In addition, the United States-led invasion and occupation of Iraq has included military operations that may increase the number of citizens who are in active military service, including persons in reserve status who have been called or will be called to active duty.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the servicer to collect full amounts of interest on certain of the receivables. Any shortfall in interest collections resulting from the application of the Relief Act or similar legislation or regulations which would not be recoverable from the related receivables, would result in a reduction of the amounts distributable to the securityholders. In addition, the Relief Act imposes limitations that would impair the ability of the servicer to foreclose on an affected receivable during the obligor’s period of active duty status and, under certain circumstances, during an additional three month period thereafter. Thus, in the event the Relief Act or similar legislation or regulations applies to any receivable which goes into default, there may be delays in payment and losses on your securities. Any other interest shortfalls, deferrals or forgiveness of payments on the receivables resulting from similar legislation or regulations may result in delays in payments or losses on your securities.

Other Matters

In addition to the laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including federal bankruptcy laws and related state laws, may interfere with or affect the ability of a creditor to realize upon collateral or enforce a deficiency judgment. For example, in a Chapter 13 proceeding under the federal bankruptcy law, a court may prevent a creditor from repossessing a motor vehicle, and, as part of the rehabilitation plan, reduce the amount of the secured indebtedness to the market value of the motor vehicle at the time of bankruptcy as determined by the court, leaving the party providing financing as a general unsecured creditor for the remainder of the indebtedness. A bankruptcy court may also reduce the monthly payments due under the related contract or change the rate of interest and time of repayment of the indebtedness.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material federal income tax consequences of the purchase, ownership, and disposition of the securities and is based on advice of Sidley Austin Brown & Wood LLP, special federal tax counsel to the trust. The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder, including, where applicable, final, temporary and proposed regulations, and the judicial and administrative rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect, or differing interpretations. Moreover, there are no cases or Internal Revenue Service (“IRS”) rulings on similar transactions involving both debt and equity interests issued by a trust with terms similar to those of the notes and the certificates. No ruling on any of the issues discussed below will be sought from the IRS. As a result, the IRS may disagree with all or a part of the discussion below.

The summary does not purport to deal with all aspects of federal income taxation that may affect particular investors in light of their individual circumstances, nor with particular types of investors who are the subject of special treatment under the federal income tax laws. For example, it does not discuss the tax treatment of noteholders or certificateholders that are insurance companies, regulated investment companies, dealers in securities, or persons holding notes or certificates as part of a straddle or conversion transaction. This summary relates to investors who will hold securities as “capital assets,” generally, property held for investment, within the meaning of Section 1221 of the Code, but much of the discussion is applicable to other investors as well. Unless otherwise indicated, this summary only addresses the federal income tax consequences to holders of the securities that are U.S. Persons. Prospective investors are urged to consult their own tax advisors in determining the federal, state, local, foreign and any other tax consequences to them of the purchase, ownership and disposition of the notes and the certificates.

If a partnership (including for this purpose any entity treated as a partnership for federal income tax purposes) is a beneficial owner of a note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A securityholder that is a partnership and partners in such partnership should consult their tax advisors about the federal income tax consequences of holding and disposing of a note, as the case may be.

The federal income tax consequences to holders of securities will vary depending on whether:

(1)	the securities of a series are classified as indebtedness;

(2)	the securities represent an ownership interest in some or all of the assets included in the trust fund for a series; or

(3)	the trust relating to a particular series of certificates is treated as a partnership.

Where applicable, Federal Tax Counsel will deliver an opinion with respect to each related trust that, for U.S. federal income tax purposes:

•	securities issued by such trust as notes will be treated as indebtedness; and

•	securities issued by such trust as certificates will be treated as ownership interests in the related trust fund or in its assets.

In all cases, each trust fund will be structured to not be subject to an entity level federal income tax, and Federal Tax Counsel will deliver an opinion with respect to each related trust that for federal income tax purposes such trust will not be characterized as an association (or publicly traded partnership) taxable as a corporation.

The prospectus supplement for each series of securities will specify how the securities will be treated for U.S. federal income tax purposes.

Trusts Issuing Certificates Owned by Multiple Holders

Tax Characterization of the Trust

A trust structured as an owner trust will typically issue one or more classes of notes, intended to be treated as debt for federal income tax purposes, and certificates, representing equity interests in the trust. The characterization of the trust for federal income tax purposes depends in part upon whether the equity interests in the trust are owned by a single holder or by multiple holders. If the certificates issued by the trust are owned by multiple holders, and the certificateholders will be treated as equity owners of the trust, the trust will be characterized as a partnership. In such case, Federal Tax Counsel will render an opinion that the trust will not be an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes. This opinion will be based on the assumption that the terms of the trust agreement and related documents will be complied with and on counsel’s conclusions that the nature of the income of the trust will exempt it from the rule that certain publicly traded partnerships are taxable as corporations. It is also assumed that the owner or owners of certificates issued by the trust will take all action necessary, if any, or refrain from taking any inconsistent action so as to ensure the trust is, for federal income tax purposes, either disregarded as a separate entity from the depositor (or other sole certificateholder) or treated as a partnership.

If a trust were taxable as a corporation for federal income tax purposes, the trust would be subject to corporate income tax on its taxable income. The trust’s taxable income would include all its income on the receivables, and may possibly be reduced by its interest expense on the notes. Any such corporate income tax could materially reduce cash available to make payments on the notes and distributions on the certificates, and certificateholders could be liable for any such tax that is unpaid by the trust.

Tax Consequences to Holders of the Notes

Treatment of the Notes as Indebtedness. The depositor will agree, and the noteholders will agree by their purchase of notes, to treat the notes as debt for federal income tax purposes. Federal Tax Counsel will render an opinion that the notes will be treated as debt for U.S. federal income tax purposes at the time those notes are issued.

Possible Alternative Treatments of the Notes. If, contrary to the opinion of Federal Tax Counsel, the IRS successfully asserted that one or more of the notes did not represent debt for federal income tax purposes, the notes might be treated as equity interests in the trust. If so treated, the trust might be treated as a publicly traded partnership taxable as a corporation with potentially adverse tax consequences (and the publicly traded partnership taxable as a corporation would not be able to reduce its taxable income by deductions for interest expense on notes recharacterized as equity). Alternatively, and most likely in the view of Federal Tax Counsel, the trust would be treated as a publicly traded partnership that would not be taxable as a corporation because it would meet certain qualifying income tests. Nonetheless, treatment of the notes as equity interests in such a partnership could have adverse tax consequences to certain holders. For example, income to certain tax-exempt entities (including pension funds) could be “unrelated business taxable income,” income to foreign holders generally would be subject to U.S. income tax and U.S. income tax return filing and withholding requirements, and individual holders might be subject to certain limitations on their ability to deduct their share of trust expenses. The discussion below assumes that the characterization of the notes as debt for federal income tax purposes is correct.

OID, etc. The discussion below assumes that all payments on the notes are denominated in U.S. dollars, that principal and interest is payable on the notes and that the notes are not indexed securities or entitled to principal or interest payments with disproportionate, nominal or no payments. Moreover, the discussion assumes that the interest formula for the notes meets the requirements for “qualified stated interest” under the OID regulations relating to original issue discount, and that any OID on the notes (i.e., any excess of the principal amount of the notes over their issue price) does not exceed a de minimis amount (i.e.,  1/4% of their principal amount multiplied by the number of full years included in their term), all within the meaning of the OID regulations. If these conditions are not satisfied with respect to the notes, additional tax considerations with respect to such notes will be provided in the applicable prospectus supplement.

Interest Income on the Notes. Based on the foregoing assumptions, except as discussed in the following paragraph, the notes will not be considered issued with greater than de minimis OID. The stated interest thereon will be taxable to a noteholder as ordinary interest income when received or accrued in accordance with such noteholder’s ordinary method of tax accounting. Under the OID regulations, a holder of a note issued with a de minimis amount of OID must include such OID in income, on a pro rata basis, as principal payments are made on the note.

A purchaser who buys a note in the secondary market for more or less than its principal amount will generally be subject, respectively, to the premium amortization or market discount rules of the Code. Generally, if an investor acquires a note in a secondary market transaction for a purchase price which is less than the adjusted issue price of such note, the investor must include in income the accrued portion of the difference, or the market discount, when an investor sells or otherwise disposes of the note, provided that the market discount exceeds a specified de minimis amount. At that time, the portion of the amount realized by the investor on the sale or other disposition of the note equal to accrued market discount is taxed as ordinary income. The amount of market discount which accrues annually is calculated on a straight-line basis over the remaining term to maturity of the note unless the investor elects to accrue market discount using a constant yield method. An investor may elect to include market discount in income currently as it accrues rather than being taxed on the aggregate amount of all accrued market discount when the note is sold or otherwise disposed of. This election would apply to all of the investor’s debt investments acquired with market discount in or after the taxable year in which the notes are acquired and not just to the notes issued by the trust. An investor is generally required to defer deductions for interest paid by the investor on indebtedness incurred or continued, or short sale expenses incurred, to purchase or carry a note with market discount. A noteholder who elects to include market discount in gross income as it accrues is exempt from this rule.

Generally, if an investor purchases a note for a price that exceeds the principal amount, the investor will be considered to have an amortizable bond premium. An investor can elect to accrue (using a constant yield method over the remaining term to maturity of the note) a portion of the premium each year as a deduction to offset interest income on the corresponding note. The deduction cannot be used as a deduction to the extent it exceeds taxable note interest. If an investor elects to amortize and deduct premium, the election will apply to all of the investor’s debt investments and not just to the notes.

The holder of a note may elect to include in gross income all interest that accrues on a note (including qualified stated interest, OID, de minimis OID, market discount, de minimis market discount and unstated interest) using the constant-yield method. This election, if made, may not be revoked without the consent of the Internal Revenue Service.

A holder of a note that has a fixed maturity date of not more than one year from its issue date (a “Short-Term Note”) may be subject to special rules. An accrual basis holder of a Short-Term Note, and certain cash method holders, including regulated investment companies, as set forth in Section 1281 of the Code, generally will be required to report interest income as interest accrues on a straight-line basis over the term of each interest period. Other cash basis holders of a Short-Term Note will, in general, be required to report interest income as interest is paid or, if earlier, upon the taxable disposition of the Short-Term Note. However, a cash basis holder of a Short-Term Note reporting interest income as it is paid may be required to defer a portion of any interest expense otherwise deductible on indebtedness incurred to purchase or carry the Short-Term Note until the taxable disposition of the Short-Term Note. A cash basis taxpayer may elect under Section 1281 of the Code to accrue interest income on all nongovernment debt obligations with a term of one year or less, in which case the taxpayer would include interest on the Short-Term Note in income as it accrues, but would not be subject to the interest expense deferral rule referred to in the preceding sentence. Certain special rules apply if a Short-Term Note is purchased for more or less than its principal amount.

Sale or Other Disposition. If a noteholder sells a note, the holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and the holder’s adjusted tax basis in the note. The adjusted tax basis of a note to a particular noteholder will equal the holder’s cost for the note, increased by any market discount, acquisition discount, OID and gain previously included by such noteholder in income with respect to the note and decreased by the amount of any bond premium previously amortized and principal payments previously received by such noteholder with respect to such note. Any such gain or loss will be capital gain or loss if the note was held as a capital asset, except for gain representing accrued interest and accrued market discount not previously included in income. Any capital gain recognized upon a sale, exchange or other disposition of a note generally will be long-term capital gain if the seller’s holding period is more than one year and will be short-term capital gain if the seller’s holding period is one year or less. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult with their own tax advisors concerning the U.S. federal tax consequences of the sale, exchange or other disposition of a note.

Foreign Persons. A Foreign Person holding a note on its own behalf (a “Foreign Investor”) that is an individual or a corporation generally will be exempt from federal income taxes and withholding on payments of principal, premium, interest or original issue discount on a note, unless such Foreign Investor is a direct or indirect 10% or greater shareholder of the depositor, a controlled foreign corporation related to the depositor or a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business. To qualify for the exemption from taxation, the Withholding Agent, as defined below, must have received a statement (generally made on IRS Form W-8BEN) from the individual or corporation (or other document) that: (i) is signed under penalties of perjury by the beneficial owner of the note, (ii) certifies that such owner is not a U.S. Person and (iii) provides the beneficial owner’s name and address. Certain securities clearing organizations and other entities who are not beneficial owners may be able to provide the signed statement to the Withholding Agent instead of the beneficial owner. However, in such case, the signed statement may require a copy of the beneficial owner’s IRS Form W-8BEN (or a substitute form). Generally, an IRS Form W-8BEN is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances renders any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least annually to the beneficial owner. The beneficial owner must inform the Withholding Agent within 30 days of such change and furnish a new IRS Form W-8BEN.

A Foreign Investor that is not an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding the note on its own behalf may have substantially increased reporting requirements and should consult its tax advisor.

Any gain realized on the sale, redemption, retirement or, other taxable disposition of a note by a Foreign Investor will be exempt from federal income and withholding tax so long as: (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the Foreign Investor; and (ii) in the case of a Foreign Investor that is an individual, the Foreign Investor is not present in the United States for 183 days or more in the taxable year.

If the interest, gain or income on a note held by a Foreign Investor is effectively connected with the conduct of a trade or business in the United States by the Foreign Investor, such noteholder, although exempt from the withholding tax previously discussed if an appropriate statement is furnished, will generally be subject to United States federal income tax on the interest, gain or income at regular federal income tax rates. In addition, if the Foreign Investor is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its “dividend equivalent amount” within the meaning of the Internal Revenue Code of 1986 for the year, subject to adjustment, unless it qualifies for a lower rate under an applicable tax treaty.

Backup Withholding. Each holder of a note (other than an exempt holder such as a corporation, tax-exempt organization, qualified pension and profit-sharing trust, individual retirement account or foreign person who provides certification as to status as a foreign person) will be required to provide, under penalty of perjury, a certificate on Form W-9 containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is not subject to backup withholding. Should a nonexempt noteholder fail to provide the required certification, the trust will be required to withhold on the amount otherwise payable to the holder and remit the withheld amount to the IRS as a credit against the holder’s federal income tax liability.

Tax Consequences to Holders of the Certificates

Treatment of the Trust as a Partnership. The depositor will agree, and the certificateholders will agree by their purchase of certificates, to treat the trust as a partnership for purposes of federal and state income tax, franchise tax and any other tax measured in whole or in part by income, with the assets of the partnership being the assets held by the trust, the partners of the partnership being the certificateholders (including the seller in its capacity as recipient of distributions from any reserve account), and the notes being debt of the related partnership. However, the proper characterization of the arrangement involving the trust, the certificates, the notes, the depositor and the seller is not clear because there is no authority on transactions closely comparable to that contemplated herein.

A variety of alternative characterizations are possible. For example, because the certificates have certain features characteristic of debt, the certificates might be considered debt of the depositor or the trust. Any such characterization would not result in materially adverse tax consequences to certificateholders as compared to the consequences from treatment of the certificates as equity in a partnership, described below. The following discussion assumes that the certificates represent equity interests in a partnership.

The following discussion assumes that all payments on the certificates are denominated in U.S. dollars, principal and interest are distributed on the certificates, that a series of securities includes a single class of certificates and that the certificates are not indexed securities or entitled to principal or interest payments with disproportionate, nominal or no payments. If these conditions are not satisfied with respect to any given series of certificates, additional federal income tax considerations with respect to such certificates will be disclosed in the applicable prospectus supplement.

Partnership Taxation. As a partnership, the trust will not be subject to federal income tax. Rather, each certificateholder will be required to separately take into account such holder’s allocated share of income, gains, losses, deductions and credits of the trust. The trust’s income will consist primarily of interest and finance charges earned on the receivables (including appropriate adjustments for market discount, OID and bond premium) and any gain upon collection or disposition of receivables. The trust’s deductions will consist primarily of interest accruing with respect to the notes, servicing and other fees, and losses or deductions upon collection or disposition of receivables.

The tax items of a partnership are allocable to the partners in accordance with the Code, Treasury regulations and the partnership agreement (in this case, the trust agreement and related documents). The trust agreement will provide, in general, that the certificateholders will be allocated taxable income of the trust for each month equal to the sum of

(i)	the interest that accrues on the certificates in accordance with their terms for such month, including interest accruing at the applicable pass-through rate for such month and interest on amounts previously due on the certificates but not yet distributed;

(ii)	any trust income attributable to discount on the receivables that corresponds to any excess of the principal amount of the certificates over their initial issue price;

(iii) any	prepayment premiums payable to the certificateholders for such month; and

(iv)	any other amounts of income payable to the certificateholders for such month.

Such allocation will be reduced by any amortization by the trust of premium on receivables that corresponds to any excess of the issue price of certificates over their principal amount. All remaining taxable income of the trust will be allocated to the depositor. Based on the economic arrangement of the parties, this approach for allocating trust income should be permissible under applicable Treasury regulations, although no assurance can be given that the IRS would not require a greater amount of income to be allocated to certificateholders. Moreover, even under the foregoing method of allocation, certificateholders may be allocated income equal to the entire pass-through rate plus the other items described above even though the trust might not have sufficient cash to make current cash distributions of such amount. Thus, cash basis holders will in effect be required to report income from the certificates on the accrual basis and certificateholders may become liable for taxes on trust income even if they have not received cash from the trust to pay such taxes. In addition, because tax allocations and tax reporting will be done on a uniform basis for all certificateholders but certificateholders may be purchasing certificates at different times and at different prices, certificateholders may be required to report on their tax returns taxable income that is greater or less than the amount reported to them by the trust. See “Allocations Between Transferors and Transferees” below.

All of the taxable income allocated to a certificateholder that is a pension, profit sharing or employee benefit plan or other tax-exempt entity (including an individual retirement account) will constitute “unrelated business taxable income” generally taxable to such a holder under the Code.

An individual certificateholder’s share of expenses of the trust (including fees to the servicer but not interest expense) would be miscellaneous itemized deductions. Such deductions might be disallowed to the individual in whole or in part and might result in such holder being taxed on an amount of income that exceeds the amount of cash actually distributed to such holder over the life of the trust.

The trust intends to make all tax calculations relating to income and allocations to certificateholders on an aggregate basis. If the IRS were to require that such calculations be made separately for each receivable, the trust might be required to incur additional expense but it is believed that there would not be a material adverse effect on certificateholders.

Discount and Premium. Unless otherwise indicated in the applicable prospectus supplement, the applicable seller will represent that the receivables were not issued with OID, and, therefore, the trust should not have OID income. However, the purchase price paid by the trust for the receivables may be greater or less than the remaining principal balance of the receivables at the time of purchase. If so, the receivables will have been acquired at a premium or discount, as the case may be. (As indicated above, the trust will make this calculation on an aggregate basis but might be required to recompute it on a receivable-by-receivable basis.)

If the trust acquires the receivables at a market discount or premium, the trust will elect to include any such discount in income currently as it accrues over the life of the receivables or to offset any such premium against interest income on the receivables. As indicated above, a portion of such market discount income or premium deduction may be allocated to certificateholders.

Distributions to Certificateholders. Certificateholders generally will not recognize gain or loss with respect to distributions from the trust. A certificateholder will recognize gain, however, to the extent that any money distributed exceeds the certificateholder’s adjusted tax basis in the certificates immediately before the distribution.

Section 708 Termination. Under Section 708 of the Code, the trust will be deemed to terminate for federal income tax purposes if 50% or more of the capital and profits interests in the trust are sold or exchanged within a 12-month period. If such a termination occurs, the trust will be considered to have contributed the assets of the trust to a new partnership in exchange for interests in the partnership. Such interests would be deemed distributed to the partners of the old partnership in liquidation thereof, which would not constitute a sale or exchange. The trust’s taxable year would also terminate as a result of a constructive termination and, if the certificateholder was on a different taxable year than the trust, the termination could result in the bunching of more than twelve months of the trust’s income or loss in the certificateholder’s income tax return for the year in which the trust was deemed to terminate.

Disposition of Certificates. Generally, capital gain or loss will be recognized on a sale of certificates in an amount equal to the difference between the amount realized and the seller’s tax basis in the certificates sold. A certificateholder’s tax basis in a certificate will generally equal the holder’s cost increased by the holder’s share of trust income (includible in income) and decreased by any distributions received with respect to such certificate. In addition, both the tax basis in the certificates and the amount realized on a sale of a certificate would include the holder’s share of the notes and other liabilities of the trust. A holder acquiring certificates at different prices may be required to maintain a single aggregate adjusted tax basis in such certificates, and, upon sale or other disposition of some of the certificates, allocate a portion of such aggregate tax basis to the certificates sold (rather than maintaining a separate tax basis in each certificate for purposes of computing gain or loss on a sale of that certificate).

Any gain on the sale of a certificate attributable to the holder’s share of unrecognized accrued market discount on the receivables would generally be treated as ordinary income to the holder and would give rise to special tax reporting requirements. The trust does not expect to have any other assets that would give rise to such special reporting requirements. Thus, to avoid those special reporting requirements, the trust will elect to include market discount in income as it accrues.

If a certificateholder is required to recognize an aggregate amount of income (not including income attributable to disallowed itemized deductions described above) over the life of the certificates that exceeds the aggregate cash distributions with respect thereto, such excess will generally give rise to a capital loss upon the retirement of the certificates.

Allocations Between Transferors and Transferees. In general, the trust’s taxable income and losses will be determined monthly and the tax items for a particular calendar month will be apportioned among the certificateholders in proportion to the principal amount of certificates owned by them as of the close of the last day of such month. As a result, a holder purchasing certificates may be allocated tax items (which will affect its tax liability and tax basis) attributable to periods before the actual transaction.

The use of such a monthly convention may not be permitted by existing Treasury regulations. If a monthly convention is not allowed (or only applies to transfers of less than all of the partner’s interest), taxable income or losses of the trust might be reallocated among the certificateholders. The depositor is authorized to revise the trust’s method of allocation between transferors and transferees to conform to a method permitted by future Treasury regulations.

Section 754 Election. In the event that a certificateholder sells its certificates at a profit (or loss), the purchasing certificateholder will have a higher (or lower) basis in the certificates than the selling certificateholder had. The tax basis of the trust’s assets will not be adjusted to reflect that higher (or lower) basis unless the trust files an election under Section 754 of the Code. In order to avoid the administrative complexities that would be involved in keeping accurate accounting records, as well as potentially onerous information reporting requirements, the trust will not make such an election. As a result, certificateholders might be allocated a greater or lesser amount of trust income than would be appropriate based on their own purchase price for the certificates.

Administrative Matters. The trustee is required to keep or have kept complete and accurate books of the trust. Such books will be maintained for financial reporting and tax purposes on an accrual basis and the fiscal year of the trust will be the calendar year. The trustee will file a partnership information return (IRS Form 1065) with the IRS for each taxable year of the trust and will report each certificateholder’s allocable share of items of trust income and expense to holders and the IRS on Schedule K-1. The trust will provide the Schedule K-1 information to nominees that fail to provide the trust with the information statement described below and such nominees will be required to forward such information to the beneficial owners of the certificates. Generally, holders must file tax returns that are consistent with the information return filed by the trust or be subject to penalties unless the holder notifies the IRS of all such inconsistencies.

Under Section 6031 of the Code, any person that holds certificates as a nominee at any time during a calendar year is required to furnish the trust with a statement containing certain information on the nominee, the beneficial owners and the certificates so held. Such information includes (i) the name, address and taxpayer identification number of the nominee and (ii) as to each beneficial owner (a) the name, address and identification number of such person, (b) whether such person is a U.S. person, a tax-exempt entity or a foreign government, an international organization, or any wholly owned agency or instrumentality of either of the foregoing, and (c) certain information on certificates that were held, bought or sold on behalf of such person throughout the year. In addition, brokers and financial institutions that hold certificates through a nominee are required to furnish directly to the trust information as to themselves and their ownership of certificates. A clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended, is not required to furnish any such information statement to the trust. The information referred to above for any calendar year must be furnished to the trust on or before the following January 31. Nominees, brokers and financial institutions that fail to provide the trust with the information described above may be subject to penalties.

The depositor or the applicable seller will be designated as the tax matters partner in the related trust agreement and, as such, will be responsible for representing the certificateholders in any dispute with the IRS. The Code provides for administrative examination of a partnership as if the partnership were a separate and distinct taxpayer. Generally, the statute of limitations for partnership items does not expire before three years after the date on which the partnership information return is filed. Any adverse determination following an audit of the return of the trust by the appropriate taxing authorities could result in an adjustment of the returns of the certificateholders, and, under certain circumstances, a certificateholder may be precluded from separately litigating a proposed adjustment to the items of the trust. An adjustment could also result in an audit of a certificateholder’s returns and adjustments of items not related to the income and losses of the trust.

Tax Consequences to Foreign Certificateholders. It is not clear whether the trust would be considered to be engaged in a trade or business in the U.S. for purposes of federal withholding taxes with respect to foreign persons because there is no clear authority dealing with that issue under facts substantially similar to those described herein. Although it is not expected that the trust would be engaged in a trade or business in the U.S. for such purposes, the trust will withhold as if it were so engaged in order to protect the trust from possible adverse consequences of a failure to withhold. The trust expects to withhold on the portion of its taxable income that is allocable to foreign certificateholders pursuant to Section 1446 of the Code, as if such income were effectively connected to a U.S. trade or business, at a rate of 35%. Subsequent adoption of Treasury regulations or the issuance of other administrative pronouncements may require the trust to change its withholding procedures. In determining a holder’s withholding status, the trust may rely on IRS Form W-8BEN, IRS Form W-9 or the holder’s certification of nonforeign status signed under penalties of perjury.

Each foreign holder might be required to file a U.S. individual or corporate income tax return (including, in the case of a corporation, the branch profits tax) on its share of the trust’s income. Each foreign holder must obtain a taxpayer identification number from the IRS and submit that number to the trust on IRS Form W-8BEN (or substantially identical form) in order to assure appropriate crediting of the taxes withheld. Foreign partnerships may be subject to increased certification requirements. A foreign holder generally would be entitled to file with the IRS a claim for refund with respect to taxes withheld by the trust, taking the position that no taxes were due because the trust was not engaged in a U.S. trade or business. However, interest payments made (or accrued) to a certificateholder who is a foreign person generally will be considered guaranteed payments to the extent such payments are determined without regard to the income of the trust. If these interest payments are properly characterized as guaranteed payments, then the interest will not be considered “portfolio interest”. As a result, certificateholders will be subject to U.S. federal income tax and withholding tax at the applicable rate, unless reduced or eliminated pursuant to an applicable treaty. In such case, a foreign holder would only be entitled to claim a refund for that portion of the taxes in excess of the taxes that should be withheld with respect to the guaranteed payments.

Backup Withholding. Distributions made on the certificates and proceeds from the sale of the certificates will be subject to a “backup” withholding tax if, in general, the certificateholder fails to comply with certain identification procedures, unless the holder is an exempt recipient under applicable provisions of the Code.

Trusts in Which all Certificates are Retained by the Seller or an Affiliate of the Seller

Tax Characterization of the Trust

Federal Tax Counsel will render an opinion that a trust which issues one or more classes of notes to investors and all the certificates of which are retained by the seller or an affiliate thereof will not be an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes. This opinion is based on the assumption that the terms of the trust agreement and related documents will be complied with, and on counsel’s conclusions that any notes issued by the trust will be debt.

Treatment of the Notes as Indebtedness. The seller will agree, and the noteholders will agree by their purchase of notes, to treat any notes as debt for federal income tax purposes. Assuming such characterization of the notes is correct, the federal income tax consequences to noteholders described above under the heading “Trusts Issuing Certificates Owned by Multiple Holders—Tax Consequences to Holders of the Notes” would apply to the noteholders.

If, contrary to the opinion of Federal Tax Counsel, the IRS successfully asserted that one or more classes of notes did not represent debt for federal income tax purposes, such class or classes of notes might be treated as equity interests in the trust. If so treated, the trust might be treated as a publicly traded partnership taxable as a corporation with potentially adverse tax consequences (and the publicly traded partnership taxable as a corporation would not be able to reduce its taxable income by deductions for interest expense on notes recharacterized as equity). Alternatively, and more likely in the view of Federal Tax Counsel, the trust would be treated as a publicly traded partnership that would not be taxable as a corporation because it would meet certain qualifying income tests. Nonetheless, treatment of notes as equity interests in such a partnership could have adverse tax consequences to certain holders of such notes. For example, income to certain tax-exempt entities (including pension funds) may be “unrelated business taxable income,” income to foreign holders may be subject to U.S. withholding tax and U.S. tax return filing requirements, and individual holders might be subject to certain limitations on their ability to deduct their share of trust expenses. In the event one or more classes of notes were treated as interests in a partnership, the consequences governing the certificates as equity interests in a partnership described above under “Trusts Issuing Certificates Owned by Multiple Holders—Tax Consequences to Holders of the Certificates” would apply to the holders of such notes.

Grantor Trusts

Tax Characterization of the Trust as a Grantor Trust

If the prospectus supplement so specifies, the depositor will have structured the trust to be classified for federal income tax purposes as a grantor trust under subpart E, part 1, subchapter J, chapter 1 of subtitle A of the Code, and Federal Tax Counsel will deliver an opinion that, assuming compliance with the agreements and with applicable law, that for federal income tax purposes, the trust will not be characterized as an association (or a publicly traded partnership) taxable as a corporation, and the certificates will be treated as representing ownership interests in the related trust’s assets. The certificates issued by a trust that is treated as a grantor trust are referred to in this section as “Grantor Trust Certificates“ and the owners of Grantor Trust Certificates are referred to as “Grantor Trust Certificateholders”.

Characterization. Each Grantor Trust Certificateholder will be treated as the owner of a pro rata undivided interest in the interest and principal portions of the trust represented by the Grantor Trust Certificates and will be considered the equitable owner of a pro rata undivided interest in each of the receivables in the trust. Any amounts received by a Grantor Trust Certificateholder in lieu of amounts due with respect to any receivable because of a default or delinquency in payment will be treated for federal income tax purposes as having the same character as the payments they replace.

Each Grantor Trust Certificateholder will be required to report on its federal income tax return in accordance with such Grantor Trust Certificateholder’s method of accounting its pro rata share of the entire income from the receivables in the trust represented by Grantor Trust Certificates, including interest, OID, if any, prepayment fees, assumption fees, any gain recognized upon an assumption and late payment charges received by the servicer. Under Sections 162 or 212, each Grantor Trust Certificateholder will be entitled to deduct its pro rata share of servicing fees, prepayment fees, assumption fees, any loss recognized upon an assumption and late payment charges retained by the servicer, provided that such amounts are reasonable compensation for services rendered to the trust. Grantor Trust Certificateholders that are individuals, estates or trusts will be entitled to deduct their share of expenses only to the extent such expenses plus all other Section 212 expenses exceed two percent of its adjusted gross income. In addition, Section 68 of the Code provides that the amount of itemized deductions otherwise allowable for an individual whose adjusted gross income exceeds a specified amount will be reduced by the lesser of (i) 3% of the excess of the individual’s adjusted gross income over such amount or (ii) 80% of the amount of itemized deductions otherwise allowable for the taxable year. Further, Grantor Trust Certificateholders (other than corporations) subject to the alternative minimum tax may not deduct miscellaneous itemized deductions in determining such holder’s alternative minimum taxable income. A Grantor Trust Certificateholder using the cash method of accounting must take into account its pro rata share of income and deductions as and when collected by or paid to the servicer. A Grantor Trust Certificateholder using an accrual method of accounting must take into account its pro rata share of income and deductions as they become due or are paid to the servicer, whichever is earlier. If the servicing fees paid to the servicer are deemed to exceed reasonable servicing compensation, the amount of such excess could be considered as an ownership interest retained by the servicer (or any person to whom the servicer assigned for value all or a portion of the servicing fees) in a portion of the interest payments on the receivables. The receivables would then be subject to the “stripped bond” rules of the Code discussed below.

Stripped Bonds. If the servicing fees on the receivables are deemed to exceed reasonable servicing compensation, based on recent guidance by the IRS, each purchaser of a Grantor Trust Certificate will be treated as the purchaser of a stripped bond which generally should be treated as a single debt instrument issued on the day it is purchased for purposes of calculating any original issue discount. Generally, under the Section 1286 Treasury Regulations, if the discount on a stripped bond is larger than a de minimis amount (as calculated for purposes of the OID rules of the Code) such stripped bond will be considered to have been issued with OID. See “Original Issue Discount on Stripped Bonds”. The original issue discount on a Grantor Trust Certificate will be the excess of such Certificate’s stated redemption price over its issue price. The issue price of a Grantor Trust Certificate as to any purchaser will be equal to the price paid by such purchaser of the Grantor Trust Certificate. The stated redemption price of a Grantor Trust Certificate will be the sum of all payments to be made on such Certificate other than “qualified stated interest”, if any. Based on the preamble to the Section 1286 Treasury Regulations, Federal Tax Counsel is of the opinion that, although the matter is not entirely clear, the interest income on the certificates at the sum of the pass through rate and the portion of the servicing fee rate that does not constitute excess servicing will be treated as “qualified stated interest” within the meaning of the Section 1286 Treasury Regulations and such income will be so treated in the trustee’s tax information reporting. Notice will be given in the applicable prospectus supplement when it is determined that Grantor Trust Certificates will be issued with greater than de minimis OID.

Original Issue Discount on Stripped Bonds. If the stripped bonds have more than a de minimis amount of OID, the special rules of the Code relating to “original issue discount” (currently Sections 1271 through 1273 and 1275) will be applicable to a Grantor Trust Certificateholder’s interest in those receivables treated as Stripped Bonds. Generally, a Grantor Trust Certificateholder that acquires an interest in a stripped bond issued or acquired with OID must include in gross income the sum of the “daily portions,” as defined below, of the OID on such stripped bond for each day on which it owns a certificate, including the date of purchase but excluding the date of disposition. In the case of an original Grantor Trust Certificateholder, the daily portions of OID with respect to a stripped bond generally would be determined as follows. A calculation will be made of the portion of OID that accrues on the stripped bond during each successive monthly accrual period (or shorter period in respect of the date of original issue or the final payment date). This will be done, in the case of each full monthly accrual period, by adding (i) the present value of all remaining payments to be received on the stripped bond under the prepayment assumption used in respect of the stripped bonds and (ii) any payments received during such accrual period, and subtracting from that total the “adjusted issue price” of the stripped bond at the beginning of such accrual period. No representation is made that the stripped bonds will prepay at any prepayment assumption. The “adjusted issue price” of a stripped bond at the beginning of the first accrual period is its issue price (as determined for purposes of the OID rules of the Code) and the “adjusted issue price” of a stripped bond at the beginning of a subsequent accrual period is the “adjusted issue price” at the beginning of the immediately preceding accrual period plus the amount of OID allocable to that accrual period and reduced by the amount of any payment (other than “qualified stated interest”) made at the end of or during that accrual period. The OID accruing during such accrual period will then be divided by the number of days in the period to determine the daily portion of OID for each day in the period. With respect to an initial accrual period shorter than a full monthly accrual period, the daily portions of OID must be determined according to an appropriate allocation under either an exact or approximate method set forth in the OID Regulations, or some other reasonable method, provided that such method is consistent with the method used to determine the yield to maturity of the stripped bonds.

With respect to stripped bonds, the method of calculating OID as described above will cause the accrual of OID to either increase or decrease (but never below zero) in any given accrual period to reflect the fact that prepayments are occurring at a faster or slower rate than the prepayment assumption used in respect of the stripped bonds. Subsequent purchasers that purchase stripped bonds at more than a de minimis discount should consult their tax advisors with respect to the proper method to accrue such OID.

Market Discount if Stripped Bond Rules Do Not Apply. A Grantor Trust Certificateholder that acquires an undivided interest in receivables may be subject to the market discount rules of Sections 1276 through 1278 to the extent an undivided interest in a receivable is considered to have been purchased at a “market discount”. Generally, the amount of market discount is equal to the excess of the portion of the principal amount of such receivable allocable to such holder’s undivided interest over such holder’s tax basis in such interest. Market discount with respect to a Grantor Trust Certificate will be considered to be zero if the amount allocable to the Grantor Trust Certificate is less than 0.25% of the Grantor Trust Certificate’s stated redemption price at maturity multiplied by the weighted average maturity remaining after the date of purchase. Treasury regulations implementing the market discount rules have not yet been issued; therefore, investors should consult their own tax advisors regarding the application of these rules and the advisability of making any of the elections allowed under Code Sections 1276 through 1278.

The Code provides that any principal payment (whether a scheduled payment or a prepayment) or any gain on disposition of a market discount bond shall be treated as ordinary income to the extent that it does not exceed the accrued market discount at the time of such payment. The amount of accrued market discount for purposes of determining the tax treatment of subsequent principal payments or dispositions of the market discount bond is to be reduced by the amount so treated as ordinary income.

The Code also grants the Treasury Department authority to issue regulations providing for the computation of accrued market discount on debt instruments, the principal of which is payable in more than one installment. While the Treasury Department has not yet issued regulations, rules described in the relevant legislative history will apply. Under those rules, the holder of a market discount bond may elect to accrue market discount either on the basis of a constant interest rate or according to one of the following methods. If a Grantor Trust Certificate is issued with OID, the amount of market discount that accrues during any accrual period would be equal to the product of (i) the total remaining market discount and (ii) a fraction, the numerator of which is the OID accruing during the period and the denominator of which is the total remaining OID at the beginning of the accrual period. For Grantor Trust Certificates issued without OID, the amount of market discount that accrues during a period is equal to the product of (i) the total remaining market discount and (ii) a fraction, the numerator of which is the amount of stated interest paid during the accrual period and the denominator of which is the total amount of stated interest remaining to be paid at the beginning of the accrual period. For purposes of calculating market discount under any of the above methods in the case of instruments (such as the Grantor Trust Certificates) that provide for payments that may be accelerated by reason of prepayments of other obligations securing such instruments, the same prepayment assumption applicable to calculating the accrual of OID will apply. Because the regulations described above have not been issued, it is impossible to predict what effect those regulations might have on the tax treatment of a Grantor Trust Certificate purchased at a discount or premium in the secondary market.

A holder who acquired a Grantor Trust Certificate at a market discount also may be required to defer a portion of its interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry such Grantor Trust Certificate purchased with market discount. For these purposes, the de minimis rule referred above applies. Any such deferred interest expense would not exceed the market discount that accrues during such taxable year and is, in general, allowed as a deduction not later than the year in which such market discount is includible in income. If such holder elects to include market discount in income currently as it accrues on all market discount instruments acquired by such holder in that taxable year or thereafter, the interest deferral rule described above will not apply.

Premium. The price paid for a Grantor Trust Certificate by a holder will be allocated to such holder’s undivided interest in each receivable based on each receivable’s relative fair market value, so that such holder’s undivided interest in each receivable will have its own tax basis. A Grantor Trust Certificateholder that acquires an interest in receivables at a premium may elect to amortize such premium under a constant interest method. Amortizable bond premium will be treated as an offset to interest income on such Grantor Trust Certificate. The basis for such Grantor Trust Certificate will be reduced to the extent that amortizable premium is applied to offset interest payments. It is not clear whether a reasonable prepayment assumption should be used in computing amortization of premium allowable under Section 171. A Grantor Trust Certificateholder that makes this election for a Grantor Trust Certificate that is acquired at a premium will be deemed to have made an election to amortize bond premium with respect to all debt instruments having amortizable bond premium that such Grantor Trust Certificateholder acquires during the year of the election or thereafter.

If a premium is not subject to amortization using a reasonable prepayment assumption, the holder of a Grantor Trust Certificate acquired at a premium should recognize a loss if a receivable prepays in full, equal to the difference between the portion of the prepaid principal amount of such receivable that is allocable to the Grantor Trust Certificate and the portion of the adjusted basis of the Grantor Trust Certificate that is allocable to such receivable. If a reasonable prepayment assumption is used to amortize such premium, it appears that such a loss would be available, if at all, only if prepayments have occurred at a rate faster than the reasonable assumed prepayment rate. It is not clear whether any other adjustments would be required to reflect differences between an assumed prepayment rate and the actual rate of prepayments.

On December 30, 1997 the IRS issued final regulations—the Amortizable Bond Premium Regulations—dealing with amortizable bond premium. These regulations specifically do not apply to prepayable debt instruments subject to Code Section 1272(a)(6). Absent further guidance from the IRS, the trustee intends to account for amortizable bond premium in the manner described above. It is recommended that prospective purchasers of the certificates consult their tax advisors regarding the possible application of the Amortizable Bond Premium Regulations.

Election to Treat All Interest as OID. The OID regulations permit a Grantor Trust Certificateholder to elect to accrue all interest, discount (including de minimis market or original issue discount) and premium in income as interest, based on a constant yield method. If such an election were to be made with respect to a Grantor Trust Certificate with market discount, the Grantor Trust Certificateholder would be deemed to have made an election to include in income currently market discount with respect to all other debt instruments having market discount that such Grantor Trust Certificateholder acquires during the year of the election or thereafter. Similarly, a Grantor Trust Certificateholder that makes this election for a Grantor Trust Certificate that is acquired at a premium will be deemed to have made an election to amortize bond premium with respect to all debt instruments having amortizable bond premium that such Grantor Trust Certificateholder owns or acquires. See “—Premium”. The election to accrue interest, discount and premium on a constant yield method with respect to a Grantor Trust Certificate is irrevocable.

Sale or Exchange of a Grantor Trust Certificate. Sale or exchange of a Grantor Trust Certificate prior to its maturity will result in gain or loss equal to the difference, if any, between the amount received and the owner’s adjusted basis in the Grantor Trust Certificate. Such adjusted basis generally will equal the seller’s purchase price for the Grantor Trust Certificate, increased by the OID included in the seller’s gross income with respect to the Grantor Trust Certificate, and reduced by principal payments on the Grantor Trust Certificate previously received by the seller. Such gain or loss will be capital gain or loss to an owner for which a Grantor Trust Certificate is a “capital asset” within the meaning of Section 1221, and will be long-term or short-term depending on whether the Grantor Trust Certificate has been owned for the long-term capital gain holding period (currently more than twelve months).

Grantor Trust Certificates will be “evidences of indebtedness” within the meaning of Section 582(c) (1), so that gain or loss recognized from the sale of a Grantor Trust Certificate by a bank or a thrift institution to which such section applies will be treated as ordinary income or loss.

Foreign Persons. Generally, to the extent that a Grantor Trust Certificate evidences ownership in underlying receivables that were issued on or before July 18, 1984, interest or OID paid by the person required to withhold tax under Section 1441 or 1442 to (i) an owner that is not a U.S. Person or (ii) a Grantor Trust Certificateholder holding on behalf of an owner that is not a U.S. Person will be subject to federal income tax, collected by withholding, at a rate of 30% or such lower rate as may be provided for interest by an applicable tax treaty. Accrued OID recognized by the owner on the sale or exchange of such a Grantor Trust Certificate also will be subject to federal income tax at the same rate. Generally, such payments would not be subject to withholding to the extent that a Grantor Trust Certificate evidences ownership in receivables issued after July 18, 1984, by natural persons if such Grantor Trust Certificateholder complies with certain identification requirements (including delivery of a statement, signed by the Grantor Trust Certificateholder under penalty of perjury, certifying that such Grantor Trust Certificateholder is not a U.S. Person and providing the name and address of such Grantor Trust Certificateholder). Additional restrictions apply to receivables of where the obligor is not a natural person in order to qualify for the exemption from withholding.

Information Reporting and Backup Withholding. The servicer will furnish or make available, within a reasonable time after the end of each calendar year, to each person who was a Grantor Trust Certificateholder at any time during such year, such information as may be deemed necessary or desirable to assist Grantor Trust Certificateholders in preparing their federal income tax returns, or to enable holders to make such information available to beneficial owners or financial intermediaries that hold Grantor Trust Certificates as nominees on behalf of beneficial owners. If a holder, beneficial owner, financial intermediary or other recipient of a payment on behalf of a beneficial owner fails to supply a certified taxpayer identification number or if the Secretary of the Treasury determines that such person has not reported all interest and dividend income required to be shown on its federal income tax return, backup withholding may be required with respect to any payments. Any amounts deducted and withheld from a distribution to a recipient would be allowed as a credit against such recipient’s federal income tax liability.

CERTAIN STATE TAX CONSEQUENCES

The activities of servicing and collecting the receivables will be undertaken by the servicer. Because of the variation in each state’s tax laws based in whole or in part upon income, it is impossible to predict tax consequences to holders of notes and certificates in all of the state taxing jurisdictions in which they are already subject to tax. Noteholders and certificateholders are urged to consult their own tax advisors with respect to state tax consequences arising out of the purchase, ownership and disposition of notes and certificates.

*  *  *

The federal and state tax discussions set forth above are included for general information only and may not be applicable depending upon a noteholder’s or certificateholder’s particular tax situation. Prospective purchasers should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of notes and certificates, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

ERISA CONSIDERATIONS

Section 406 of ERISA and Section 4975 of the Code prohibit a pension, profit sharing or other employee benefit or other plan (such as an individual retirement account and certain types of Keogh Plans) that is subject to Title I of ERISA or to Section 4975 of the Code from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified person” under the Code with respect to the plan. Some governmental plans, although not subject to ERISA or the Code, are subject to federal, state or local laws that impose similar requirements. We refer to these plans subject to ERISA, Section 4975, or any Similar Law as “Plans”. A violation of these “prohibited transaction” rules may generate excise tax and other liabilities under ERISA and the Code or under Similar Law for such persons.

Depending on the relevant facts and circumstances, certain prohibited transaction exemptions may apply to the purchase or holding of the securities — for example:

•	Prohibited Transaction Class Exemption (“PTCE”) 96-23, which exempts certain transactions effected on behalf of a Plan by an “in-house asset manager”;

•	PTCE 95-60, which exempts certain transactions between insurance company general accounts and parties in interest;

•	PTCE 91-38, which exempts certain transactions between bank collective investment funds and parties in interest;

•	PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and parties in interest; or

•	PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a “qualified professional asset manager”.

There can be no assurance that any of these exemptions will apply with respect to any Plan’s investment in the securities, or that such an exemption, if it did apply, would apply to all prohibited transactions that may occur in connection with such investment. Furthermore, these exemptions would not apply to transactions involved in operation of a trust if, as described below, the assets of the trust were considered to include Plan assets.

ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA, including the requirements of investment prudence and diversification, and the requirement that such a Plan’s investments be made in accordance with the documents governing the Plan. Under ERISA, any person who exercises any authority or control respecting the management or disposition of the assets of a Plan is considered to be a fiduciary of such Plan.

Pursuant to DOL’s Plan Assets Regulation, in general, when a Plan acquires an equity interest in an entity such as the trust and such interest does not represent a “publicly offered security” or a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an “operating company” or that equity participation in the entity by Benefit Plan Investors is not “significant”. In general, an “equity interest” is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. For this purpose, the Plan Assets Regulation specifically identifies beneficial interests in a trust as equity interests. While the Department of Labor has provided little guidance with respect to whether an instrument is treated as indebtedness under applicable local law or has substantial equity features, the preamble to the proposed Plan Assets Regulation indicated that, while the question whether a plan’s interest is an equity interest is an inherently factual one, an instrument will not fail to be a debt instrument merely because it has certain equity features, such as additional variable interest and conversion rights, that are incidental to the primary fixed obligation.

A “publicly-offered security” is a security that is (i) freely transferable, (ii) part of a class of securities that is owned by 100 or more investors independent of the issuer and of each other, and (iii) either (A) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (b) sold to the Plan as part of an offering pursuant to an effective registration statement under the Securities Act, and the class of securities is registered under the Exchange Act within 120 days after the end of the issuer’s fiscal year in which the offering occurred. Equity participation by Benefit Plan Investors in an entity is significant if immediately after the most recent acquisition of an equity interest in the entity, 25% percent or more of the value of any class of equity interest in the entity is held by Benefit Plan Investors. In calculating this percentage, the value of any equity interest held by a person, other than a Benefit Plan Investor, who has discretionary authority or provides investment advice for a fee with respect to the assets of the entity, or by an affiliate of any such person, is disregarded. “Benefit Plan Investors” include Plans, whether or not they are subject to ERISA, as well as entities whose underlying assets include plan assets by reason of a Plan’s investment in the entity. The likely treatment in this context of notes and certificates of a trust will be discussed in the related prospectus supplement. However, it is anticipated that the certificates will be considered equity interests in the trust for purposes of the Plan Assets Regulation, and that the assets of the trust may therefore constitute plan assets if 25% or more of any class of certificates are acquired by Benefit Plan Investors. In such event, the fiduciary and prohibited transaction restrictions of ERISA and Section 4975 of the Code would apply to transactions involving the assets of the trust.

If securities are not treated as equity interests in the issuer for purposes of the Plan Assets Regulation, a Plan’s investment in the securities would not cause the assets of the issuer to be deemed plan assets. If the securities are deemed to be equity interests in the issuer, the issuer could be considered to hold plan assets because of a Plan’s investment in those securities. In that event, the master servicer and other persons exercising management or discretionary control over the assets of the issuer or providing services with respect to those assets could be deemed to be fiduciaries with respect to investing Plans and thus subject to the fiduciary responsibility provisions of Title I of ERISA, including the prohibited transaction provisions of section 406 of ERISA and section 4975 of the Code, with respect to transactions involving the issuer’s assets. Plan fiduciaries must determine whether the acquisition and holding of securities and the operations of the trust would result in prohibited transactions if Plans that purchase the securities were deemed to own an interest in the underlying assets of the trust under the rules discussed above. There may also be an improper delegation of the responsibility to manage plan assets if Plans that purchase the securities are deemed to own an interest in the underlying assets of the trust.

As a result, except in the case of certificates with respect to which the Exemption is available (as described below) and certificates which are “publicly-offered securities” or in which there will be no significant investment by Benefit Plan Investors, certificates generally shall not be transferred and the trustee shall not register any proposed transfer of certificates unless it receives:

•	a representation substantially to the effect that the proposed transferee is not a Plan and is not acquiring the certificates on behalf of or with the assets of a Plan (including assets that may be held in an insurance company’s separate or general accounts where assets in such accounts may be deemed “plan assets” for purposes of ERISA), or

•	an opinion of counsel in form and substance satisfactory to the trustee and the seller that the purchase or holding of the certificates by or on behalf of a Plan will not constitute a prohibited transaction and will not result in the assets of the trust being deemed to be “plan assets” and subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and the Code or any Similar Law or subject any trustee or the seller to any obligation in addition to those undertaken in the trust agreement or the pooling and servicing agreement, as applicable.

Transfer of certificates which would be eligible for coverage under the Exemption if they satisfied the rating requirements of the Exemption may also be registered if the transferee is an “insurance company general account” that represents that its acquisition and holding of the certificates are eligible for exemption under Parts I and III of PTCE 95-60.

Unless otherwise specified in the related prospectus supplement, the notes may be purchased by a Plan. A fiduciary of a Plan must determine that the purchase of a note is consistent with its fiduciary duties under ERISA and does not result in a nonexempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code.

Because the trust, the indenture trustee, the owner trustee, the servicer and the underwriters may receive benefits in connection with a sale of the notes, the purchase of notes with assets of a Plan over which any of these parties or their affiliates has investment authority may be deemed to be a violation of the prohibited transaction rules of ERISA and the Code for which no exemption may be available. Accordingly, any Plan for which the depositor, the servicer, an underwriter, the indenture trustee, the owner trustee or any of their affiliates:

•	has investment or administrative discretion with respect to the assets of the Plan used to effect the purchase,

•	has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and will be based on the particular investment needs of the Plan, or

•	is an employer maintaining or contributing to the Plan

should consult with its counsel about potential prohibited transactions under ERISA and Section 4975 of the Code before investing in the notes.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements but may be subject to Similar Laws. Any such governmental or church plan which is qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code is subject to the prohibited transaction rules in Section 503 of the Code.

A fiduciary of a Plan considering the purchase of securities of a given series should consult its tax and/or legal advisors regarding whether the assets of the related trust would be considered plan assets, the possibility of exemptive relief from the prohibited transaction rules and other issues and their potential consequences.

Certificates Issued by Trusts

The DOL has granted to the lead underwriter named in the prospectus supplement an Exemption from certain of the prohibited transaction rules of ERISA with respect to the initial purchase, the holding and the subsequent resale by Plans of securities, including certificates, representing interests in asset-backed pass-through entities, including trusts, that consist of certain receivables, loans and other obligations that meet the conditions and requirements of the Exemption. The receivables covered by the Exemption include fully-secured motor vehicle installment loans such as the receivables. The Exemption will apply to the acquisition, holding and resale of the Certificates by a Plan, provided that certain conditions (certain of which are described below) are met.

Among the conditions which must be satisfied for the Exemption to apply to the Certificates are the following:

(1) The acquisition of the Certificates by a Plan is on terms (including the price for the Certificates) that are at least as favorable to the Plan as they would be in an arm’s length transaction with an unrelated party;

(2) The Certificates acquired by the Plan have received a rating at the time of such acquisition that is in one of the four highest generic rating categories from either Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. or Fitch Ratings, Inc.;

(3) The trustee is not an affiliate (as defined in the Exemption) of any other member of the Restricted Group;

(4) The sum of all payments made to and retained by the underwriters in connection with the distribution of the Certificates represents not more than reasonable compensation for underwriting the Certificates; the sum of all payments made to and retained by the seller pursuant to the sale of the receivables to the trust represents not more than the fair market value of such receivables; and the sum of all payments made to and retained by the servicer represents not more than reasonable compensation for the servicer’s services under the applicable agreement and reimbursement of the servicer’s reasonable expenses in connection therewith; and

(5) The Plan investing in the Certificates is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the SEC under the Securities Act of 1933.

The Exemption extends exemptive relief to certain mortgage-backed and asset-backed securities transactions using pre-funding accounts for trusts issuing pass-through certificates. Mortgage loans or other secured receivables supporting payments to certificateholders, and having a value equal to no more than 25% of the total principal amount of the certificates being offered by the trust, may be transferred to the trust within a 90-day or three-month period following the closing date, instead of being required to be either identified or transferred on or before the closing date. The relief is available when certain conditions are met.

The Exemption extends exemptive relief to certain mortgage-backed and asset-backed securities transactions involving trusts that contain an interest rate swap, provided the swap satisfies certain requirements and the other requirements of the Exemption are met. Among other requirements, the counterparty to the swap must maintain ratings at certain levels from Exemption rating agencies, and the documentation for the swap must provide for certain remedies if the rating declines. The swap must be an interest rate swap denominated in U.S. dollars, may not be leveraged, and must satisfy several other criteria. Certificates of any class affected by the swap may be sold to plan investors only if they are “qualified plan investors” that satisfy several requirements relating to their ability to understand the terms of the swap and the effects of the swap on the risks associated with an investment in the certificate.

The Exemption would also provide relief from certain self-dealing/conflict of interest or prohibited transactions that may occur when the Plan fiduciary causes a Plan to acquire certificates in a trust containing receivables on which the fiduciary (or its affiliate) is an obligor only if, among other requirements,

(i)	in the case of the acquisition of Certificates in connection with the initial issuance, at least 50% of each class of Certificates in which plans invest and at least 50% of the interests in the issuer in the aggregate are acquired by persons independent of the Restricted Group,

(ii)	such fiduciary (or its affiliate) is an obligor with respect to 5% or less of the fair market value of the obligations contained in the trust,

(iii)	the Plan’s investment in each class of Certificates does not exceed 25% of all of the Certificates of that class outstanding at the time of the acquisition, and

(iv)	immediately after the acquisition, no more than 25% of the assets of any Plan with respect to which the fiduciary has discretionary authority or renders investment advice are invested in certificates representing an interest in one or more trusts containing assets sold or serviced by the same entity.

The Exemption does not apply to Plans sponsored by any member of the Restricted Group with respect to the related series.

The prospectus supplement for each series of securities will indicate the classes of securities, if any, offered thereby to which it is expected that the Exemption will apply.

Each prospective purchaser of a Certificate should consider the possibility that the rating of a security may change during the period the security is held. If the rating were to decline below “BBB-,” the security could no longer be re-sold to a Plan in reliance on the Exemption, other than to insurance company general accounts that meet the requirements of Section I and III of PTCE 95-60.

Any Plan fiduciary which proposes to cause a Plan to purchase securities should consult with counsel concerning the impact of ERISA and the Code, the applicability of the Exemption (as amended) and the potential consequences in their specific circumstances, prior to making such investment. Moreover, each Plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in the securities is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

Special Considerations Applicable to Insurance Company General Accounts

The Small Business Job Protection Act of 1996 added new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Under Section 401(c), the DOL issued general account regulations with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer’s general account. The general account regulations provide guidance on which assets held by the insurer constitute “plan assets” for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code. Generally, the general account regulations do not exempt the assets of insurance company general accounts attributable to policies issued after December 31, 1998 from treatment as “plan assets.” The general account regulations should not, however, adversely affect the applicability of PTCE 95-60. The plan asset status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any Plan invested in a separate account. Plan investors considering the purchase of securities on behalf of an insurance company general account should consult their legal advisors regarding the effect of the general account regulations on such purchase.

PLAN OF DISTRIBUTION

The depositor will agree to sell, or cause the related trust to sell, to the underwriters named in the related prospectus supplement the notes and/or certificates of the trust specified in an underwriting agreement. Each of the underwriters will severally agree to purchase the principal amount of each class of notes and/or certificates of the related trust set forth in the related prospectus supplement and the underwriting agreement.

Each prospectus supplement will either —

•	set forth the price at which each class of notes and/or certificates, as the case may be, being offered thereby will be offered to the public and any concessions that may be offered to certain dealers participating in the offering of such notes and/or certificates; or

•	specify that the related notes and/or certificates, as the case may be, are to be resold by the underwriters in negotiated transactions at varying prices to be determined at the time of such sale.

After the initial public offering of any such notes and/or certificates, such public offering prices and such concessions may be changed.

The depositor will indemnify the underwriters of securities against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments the several underwriters may be required to make in respect thereof.

Each trust may, from time to time, invest the funds in its trust accounts in investments acquired from such underwriters or from the seller.

Under each underwriting agreement with respect to a given trust, the closing of the sale of any class of securities subject to such underwriting agreement will be conditioned on the closing of the sale of all other such classes of securities of that trust (some of which may not be registered or may not be publicly offered).

The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the related prospectus supplement.

LEGAL OPINIONS

Certain legal matters relating to the securities of any trust will be passed upon for the trust and the depositor by Sidley Austin Brown & Wood LLP, New York, New York, and for the underwriter of such securities by Sidley Austin Brown & Wood LLP. Material federal income tax matters will be passed upon for each trust by Sidley Austin Brown & Wood LLP.

GLOSSARY OF TERMS FOR THE PROSPECTUS

Set forth below is a list of the defined terms used in this prospectus, which are also used in the prospectus supplement.

“Additional Obligations” means, with respect to the Exemption, all Obligations transferred to a trust after its closing date.

“Advances” means a Precomputed Advance or a Simple Interest Advance.

“administrator” means the person named administrator in the related prospectus supplement, in such person’s capacity as administrator of the trust under an administration agreement.

“Amortizable Bond Premium Regulations” means the final regulations issued on December 30, 1997 by the IRS dealing with amortizable bond premium.

“Benefit Plan Investor” means any:

•	“employee benefit plans” (as defined in Section 3(3) of ERISA, including without limitation governmental plans, foreign pension plans and church plans;

•	“plans” described in Section 4975(e) (1) of the Code, including individual retirement accounts and Keogh plans; or

•	entities whose underlying assets include plan assets by reason of a plan’s investment in such entity, including without limitation, as applicable, an insurance company general account.

“Book-Entry Securities” means the notes and certificates that are held in the U.S. through DTC and in Europe through Clearstream or Euroclear.

“certificate balance” means with respect to each class of certificates and as the context so requires, (i) with respect to all certificates of such class, an amount equal to, initially, the initial certificate balance of such class of certificates and, thereafter, an amount equal to the initial certificate balance of such class of certificates, reduced by all amounts distributed to certificateholders of such class of certificates and allocable to principal or (ii) with respect to any certificate of such class, an amount equal to, initially, the initial denomination of such certificate and, thereafter, an amount equal to such initial denomination, reduced by all amounts distributed in respect of such certificate and allocable to principal.

“Clearstream” means Clearstream Banking, société anonyme, a professional depository under the laws of Luxembourg.

“closing date” means that date specified as such in the prospectus supplement on which the trust issues its securities.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Period” means with respect to securities of each trust, the period specified in the related prospectus supplement with respect to calculating payments and proceeds of the related receivables.

“Controlling Class” means, with respect to any trust, the Class A Notes described in the prospectus supplement as long as any Class A Notes are outstanding, and thereafter, in order of seniority, each other class of notes, if any, described in the prospectus supplement as long as they are outstanding.

“cut-off date” means the date specified as such in the applicable prospectus supplement.

“daily portion” is computed as specified under “Material Federal Income Tax Consequences—Trusts Treated as a Grantor Trust—Stripped Bonds and Stripped Coupons—Original Issue Discount.”

“defaulted receivable” means a receivable upon which there is deemed to have been a default in payment by the related obligor, as determined according to criteria established by the related servicer.

“Definitive Certificates” means with respect to any class of certificates issued in book-entry form, such certificates issued in fully registered, certificated form to certificateholders or their respective nominees, rather than to DTC or its nominee.

“Definitive Notes” means with respect to any class of notes issued in book-entry form, such notes issued in fully registered, certificated form to noteholders or their respective nominees, rather than to DTC or its nominee.

“Definitive Securities” means collectively, the Definitive Notes and the Definitive Certificates.

“DOL” means the United States Department of Labor.

“DTC” means The Depository Trust Company and any successor depository selected by the trust.

“Eligible Deposit Account” means either —

•	a segregated account with an Eligible Institution; or

•	a segregated trust account with the corporate trust department of a depository institution organized under the laws of the U.S. or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), having corporate trust powers and acting as trustee for funds deposited in such account, so long as any of the securities of such depository institution have a credit rating from each Rating Agency in one of its generic rating categories which signifies investment grade.

“Eligible Institution” means —

•	the corporate trust department of the indenture trustee or the related trustee, as applicable; or

•	a depository institution organized under the laws of the U.S. or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), (1) which has either (A) a long-term unsecured debt rating acceptable to the Rating Agencies or (B) a short-term unsecured debt rating or certificate of deposit rating acceptable to the Rating Agencies and (2) whose deposits are insured by the FDIC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Euroclear” means a professional depository operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation.

“Events of Default” under the related indenture will consist of the events specified under “Description of the Notes—The Indenture” in this prospectus.

“Events of Servicing Termination” under each sale and servicing agreement or pooling and servicing agreement will consist of the events specified under “Description of the Receivables Transfer and Servicing Agreements—Events of Servicing Termination” in this prospectus.

“Exemption” means the exemption granted to the lead underwriter named in the prospectus supplement by the DOL, as most recently amended in Prohibited Transaction Exemption 2002-41, 67 Fed. Reg. 54487 (August 22, 2002), and described under “ERISA Considerations”.

“Federal Tax Counsel” means Sidley Austin Brown & Wood LLP.

“Foreign Person” means any entity or individual other than a U.S. Person.

“Funding Period” the period specified in the related prospectus supplement during which the seller will sell any Subsequent Receivables to the trust.

“Grantor Trust Certificateholders” means owners of certificates issued by a trust that is treated as a grantor trust.

“Grantor Trust Certificates” means certificates issued by a trust that is treated as a grantor trust.

“indenture” means the indenture by and between the Trust, as issuer of the notes, and the indenture trustee, identified in the prospectus supplement.

“IO” means interest-only.

“IRS” means the Internal Revenue Service.

“Liquidation Proceeds” means all proceeds of the liquidation of a defaulted receivable, net of expenses incurred by the related servicer in connection with such liquidation and any amounts required by law to be remitted to the obligor on such liquidated receivable.

“Motor Vehicle Loans” means retail installment sales contracts, retail installment loans, purchase money notes or other notes secured by new and used automobiles, light-duty trucks, motorcycles, recreational vehicles, vans, minivans and/or sport utility vehicles.

“Obligations” means, with respect to the Exemption, mortgage loans or other secured receivables.

“OID” means original issue discount.

“OID regulations” means those Treasury regulations relating to OID.

“Payaheads” means early payments by or on behalf of obligors on Precomputed Receivables that do not constitute scheduled payments, full prepayments, or certain partial prepayments that result in a reduction of the obligor’s periodic payment below the scheduled payment as of the applicable cut-off date.

“payment date” or “distribution date” means the date specified in each related prospectus supplement for the payment of principal of and interest on the securities.

“Permitted Investments” means:

•	direct obligations of, and obligations fully guaranteed as to timely payment by, the United States of America or its agencies;

•	demand deposits, time deposits, certificates of deposit or bankers’ acceptances of certain depository institutions or trust companies having the highest rating from the applicable Rating Agency rating the notes or certificates;

•	commercial paper (including commercial paper of any seller, trustee or indenture trustee or any of their affiliates) having, at the time of such investment, a rating in the highest rating category from the applicable Rating Agency rating the notes or certificates;

•	investments in money market funds having the highest rating from the applicable Rating Agency rating the notes or certificates (including funds for which the servicer, the indenture trustee or the trustee or any of their respective affiliates is investment manager or advisor);

•	repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or its agencies, in either case entered into with a depository institution or trust company having the highest rating from the applicable Rating Agency rating the notes or certificates; and

•	any other investment acceptable to the applicable Rating Agencies.

Permitted Investments are generally limited to obligations or securities which mature on or before the next payment date.

“Plan Assets Regulation” means a regulation, 29 C.F.R. Section 2510.3-101, issued by the DOL.

“pooling and servicing agreement” means the pooling and servicing agreement among the depositor, the seller identified in the prospectus supplement, the servicer identified in the prospectus supplement, and the trustee identified in the prospectus supplement.

“Precomputed Advance” means an advance on a Precomputed Receivable made by the servicer, in its sole discretion, for a deficiency in a scheduled payment as of the last day of a Collection Period.

“Precomputed Receivable” means a receivable that provides for amortization of the loan over a series of fixed level payment monthly installments where each monthly installment, including the monthly installment representing the final payment on the receivable, consists of an amount of interest equal to 1/12 of the annual percentage rate of the loan multiplied by the unpaid principal balance of the loan, and an amount of principal equal to the remainder of the monthly installment.

“Pre-Funded Amount” means the amount on deposit in the Pre-Funding Account on the applicable closing date.

“PTCE” means a Prohibited Transaction Class Exemption under ERISA.

“Purchase Amount” means a price at which the seller, the depositor or the servicer must purchase a receivable from a trust, equal to the unpaid principal balance of that receivable plus accrued interest thereon to the last day of the month of purchase at the annual percentage rate borne by that receivable.

“Rating Agency” means a nationally recognized rating agency providing, at the request of the seller, a rating on the securities issued by the applicable trust.

“receivables purchase agreement” means the receivables purchase agreement by and between the seller identified in the prospectus supplement and the depositor, as purchaser.

“Receivables Transfer and Servicing Agreements” means, collectively, (i) each receivables purchase agreement under which the depositor will purchase the receivables from the seller, each sale and servicing agreement under which the trust will purchase receivables from the depositor and the servicer will agree to service such receivables, each trust agreement under which the trust will be created and certificates will be issued and each administration agreement under which the administrator will undertake certain administrative duties or, (ii) in the case of a trust that is a grantor trust, the pooling and servicing agreement.

“Record Date” means the business day immediately preceding the payment date or, if definitive securities are issued, the last day of the preceding calendar month.

“REMIC” means a Real Estate Mortgage Investment Conduit as defined in section 860D of the Code.

“Restricted Group” means, with respect to the Exemption, the seller, any underwriter, each trustee, each servicer, any obligor with respect to receivables included in the trust constituting more than five percent of the aggregate unamortized principal balance of the assets in the trust, a provider of credit enhancement, a counterparty to a swap agreement held by the trust or any affiliate of such parties.

“sale and servicing agreement” means the sale and servicing agreement by and among the seller identified in the prospectus supplement, the depositor, the servicer identified in the prospectus supplement, and the related trust.

“SEC” means the Securities and Exchange Commission.

“Section 1286 Treasury Regulations” means Treasury regulations under which, if the discount on a stripped bond is larger than a de minimis amount (as calculated for purposes of the OID rules of the Code), such stripped bond will be considered to have been issued with OID.

“seller” means, with respect to any trust, the seller specified in the related prospectus supplement, as seller of the related receivables to the depositor.

“Senior Certificates” means the nonsubordinated certificates issued by a trust.

“servicer” means, with respect to any trust, the servicer specified in the related prospectus supplement, acting in its capacity as servicer of the related receivables under the applicable sale and servicing agreement or pooling and servicing agreement.

“Similar Law” means federal, state or local laws that impose requirements similar to ERISA or Section 4975 of the Code.

“Simple Interest Advance” means an amount that the servicer will deposit into the related collection account, in its sole discretion, equal to the amount of interest that would have been due on the related Simple Interest Receivables at their respective annual percentage rates for the related Collection Period (assuming that such Simple Interest Receivables are paid on their respective due dates) minus the amount of interest actually received on such Simple Interest Receivables during the related Collection Period.

“Simple Interest Receivables” are receivables that provide for the amortization of the amount financed under each receivable over a series of fixed level payment monthly installments. However, unlike the monthly installment under a Precomputed Receivable, each monthly installment consists of an amount of interest which is calculated on the basis of the outstanding principal balance of the receivable multiplied by the stated annual percentage rate and further multiplied by the period elapsed (as a fraction of a calendar year) since the preceding payment of interest was made. Unless otherwise specified in the related prospectus supplement, as payments are received under a Simple Interest Receivable, the amount received is applied first to interest accrued to the date of payment and the balance is applied to reduce the unpaid principal balance.

“Short-Term Note” means a note that has a fixed maturity date of not more than one year from the issue date of such note.

“Subsequent Receivables” means additional receivables sold by the seller to the applicable trust during a Funding Period after the closing date.

“Subsequent Transfer Date” means each date specified as a transfer date in the related prospectus supplement on which Subsequent Receivables will be sold by the seller to the applicable trust.

“tax code” means the Internal Revenue Code of 1986, as amended.

“trustee” means the trustee of the trust identified in the related prospectus supplement.

“trust agreement” means the trust agreement by and between the trustee and the Bank, as depositor, identified in the related prospectus supplement.

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction.

“U.S. Person” means an individual or entity that for federal income tax purposes is (i) a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to United States federal income taxation regardless of its source, and (4) certain trusts.

“Withholding Agent” means the last U.S. payor, qualified intermediary, U.S. branch of a foreign person or withholding foreign partnership in the chain of payment prior to payment to a Foreign Person which itself is not a Withholding Agent.

$718,125,000

Fifth Third Auto Trust 2004-A

Issuer

Fifth Third Bank, a Michigan banking corporation

Transferor

Fifth Third Bank, an Ohio banking corporation

Servicer

Fifth Third Auto Funding LLC

Seller

Citigroup Vehicle Securities Inc.

Depositor

PROSPECTUS SUPPLEMENT

Citigroup

Fifth Third Securities

Morgan Stanley

You should rely only on the information provided in the prospectus and this prospectus supplement. We have not authorized anyone to provide you with other or different information. You should not assume that the information in the prospectus or this prospectus supplement is accurate on any date other than the dates stated on the respective covers.

We are not offering the notes in any state where the offer is not permitted.

Dealers will deliver a prospectus supplement and prospectus when acting as underwriters of the notes and the certificates and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the notes or the certificates will deliver a prospectus supplement and prospectus until                      (90 days after the date of this prospectus supplement).

June     , 2004